Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

FEBRUARY 24, 2021

by and among

RMG ACQUISITION CORPORATION II,

PHILIP KASSIN,

(in the capacity as the RMG II Representative)

RENEW ENERGY GLOBAL LIMITED,

RENEW POWER GLOBAL MERGER SUB,

THE MAJOR SHAREHOLDERS,

and

RENEW POWER PRIVATE LIMITED

4.20	Environmental Matters	48
4.21	Absence of Changes	49
4.22	Affiliate Agreements	49
4.23	Internal Controls	49
4.24	Certain Business Practices	49
4.25	Permits	50
4.26	Projects, Customers and Suppliers	51
4.27	Proxy Statement/Prospectus	51
4.28	No Additional Representations and Warranties	51

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RMG II
5.01	Corporate Organization	52
5.02	Due Authorization	52
5.03	No Conflict	53
5.04	Litigation and Proceedings	53
5.05	Governmental Authorities; Consents	53
5.06	Financial Ability; Trust Account	53
5.07	Brokers’ Fees	54
5.08	SEC Reports; Financial Statements	54
5.09	Business Activities; Absence of Changes	55
5.10	Form F-4 and Proxy Statement/Prospectus	56
5.11	No Outside Reliance	57
5.12	Tax Matters	57
5.13	Capitalization	59
5.14	Nasdaq Stock Market Quotation	59

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB
6.01	Corporate Organization	60
6.02	Due Authorization	60
6.03	No Conflict	60
6.04	Governmental Authorities; Consents	61
6.05	Brokers’ Fees	61
6.06	Business Activities; Absence of Changes	61
6.07	Capitalization	62
6.08	Investment Company Act	62
6.09	Proxy Statement/Prospectus	62
6.10	Independent Investigation	63

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS
7.01	Organization and Standing	63
7.02	Due Authorization	64
7.03	Ownership	64
7.04	No Conflict	64
7.05	Governmental Authorities; Consents	64
7.06	Brokers’ Fees	65

7.07	Litigation and Proceedings	65
7.08	Proxy Statement/Prospectus	65
7.09	Independent Investigation	65
7.10	Tax Matters	65
7.11	Intended Tax Treatment	67

ARTICLE VIII
COVENANTS OF THE COMPANY AND THE MAJOR SHAREHOLDERS
8.01	Conduct of Business	67
8.02	Inspection	70
8.03	Regulatory Approvals	71
8.04	No RMG II Transactions	71
8.05	No Claim Against the Trust Account	72
8.06	Proxy Solicitation; Other Actions	72
8.07	PIPE Investment	73
8.09	Minority Shareholders.	73
8.10	Employment Agreement	74
8.11	Directors’ Resignations	75
8.12	Amendment and Conversion of CCPS and Company Organizational Documents.	75
8.13	Notifications, Waivers, Consents, Licenses and Trademarks	75
8.14	Support Agreements	75
8.15	Tax Matters	76
8.16	PubCo Residence	78
8.17	Loans and Guarantees	78

ARTICLE IX
COVENANTS OF RMG II, PubCo and the Merger Sub
9.01	Regulatory Approvals	78
9.02	Conduct of RMG II, PubCo and Merger Sub During the Interim Period	79
9.03	Stock Exchange Listing	81
9.04	Incentive Equity Plan	81
9.05	Amendments to Organizational Documents	81
9.06	PubCo Withholding	81
9.07	PubCo Residence	82
9.08	PubCo Re-Registration	82
9.09	F-1 Registration Statement	82
9.10	s593 Report	82
9.11	Amendment to the Warrant Agreement	82
9.12	PubCo Share Entitlement	82

ARTICLE X
JOINT COVENANTS
10.01	Support of Transaction	83
10.02	Preparation of Form F-4 & Proxy Statement/Prospectus; RMG II Meeting.	83
10.03	Exclusivity	85
10.04	Tax Matters	87
10.05	Confidentiality; Publicity	88

10.06	Indemnification and Insurance	91
10.07	Tax Indemnification	92
10.08	HMRC and DTC Cooperation	97
10.09	R&W Insurance Policy	97
10.10	Post-Closing Cooperation; Further Assurances	97
10.11	Delisting and Deregistration	97
10.12	PubCo Shareholders Agreement, Registration Rights, Coordination and Put Option Agreement	98
10.13	Subscription Agreements	98
10.14	Trust Account and Other Closing Payments	99

ARTICLE XI
CONDITIONS TO OBLIGATIONS
11.01	Conditions to Obligations of All Parties	99
11.02	Conditions to Obligations of RMG II	100
11.03	Conditions to the Obligations of the Company and the Major Shareholders	101
11.04	Frustration of Closing Conditions	102

ARTICLE XII
TERMINATION/EFFECTIVENESS
12.01	Termination	102
12.02	Automatic Termination	103
12.03	Effect of Termination	103

ARTICLE XIII
MISCELLANEOUS
13.01	Waiver	104
13.02	Notices	104
13.03	Assignment	108
13.04	Rights of Third Parties	108
13.05	No Fiduciary Duty	108
13.06	Investment Banking Services	108
13.07	QFC	109
13.08	Expenses	109
13.09	Governing Law	109
13.10	Captions; Counterparts	109
13.11	Schedules and Exhibits	109
13.12	Entire Agreement	110
13.13	Amendments	110
13.14	Publicity	110
13.15	Severability	110
13.16	Jurisdiction; WAIVER OF TRIAL BY JURY	110
13.17	Enforcement	111
13.18	Non-Recourse	111
13.19	Nonsurvival of Representations, Warranties and Covenants	112
13.20	RMG II Representative	112

EXHIBITS

Exhibit A –Registration Rights, Coordination and Put Option Agreement Term Sheet

Exhibit B – Form of Plan of Merger

Exhibit C – Form of PubCo Shareholders Agreement

Exhibit D – Voting Agreement Term Sheet

Exhibit E – Amendments to Terms of CCPS

Exhibit F – Form of A&R Articles of RMG II

Exhibit G – PubCo Equity Plan Term Sheet

Exhibit H – Employment Agreement Term Sheet

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of February 24, 2021, is entered into by and among (i) RMG Acquisition Corporation II, a Cayman Islands exempted company (together with its successors, “RMG II”), (ii) Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, in accordance with the terms and conditions of this Agreement (the “RMG II Representative”), (iii) ReNew Energy Global Limited, a private limited company registered in England and Wales with registered number 13220321 (“PubCo”), (iv) ReNew Power Global Merger Sub, a Cayman Islands exempted company (“Merger Sub”), (v) Renew Power Private Limited, a company with limited liability incorporated under the laws of India (the “Company”), and (vi) certain shareholders of the Company as set forth in Schedule 7.03 (the “Major Shareholders”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, RMG II is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, PubCo is a newly formed private limited company and was formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly-owned by PubCo, and was formed for the purpose of effectuating investments;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into RMG II, with RMG II being the surviving entity (the “Merger”) and (b) following the Merger, the Major Shareholders will transfer, and PubCo will acquire, shares of the Company Exchanged Stock and the Company Exchanged Conversion Stock, as applicable, as consideration and in exchange for the issuance of PubCo Exchanged Shares, PubCo Cash Consideration and the PubCo Shares, as applicable (the “Exchange”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, PubCo, RMG II and certain third-party investors (the “PIPE Investors”) have entered into certain subscription agreements, dated on or around the date hereof (the “PIPE Investment”), pursuant to which the PIPE Investors have committed, on the terms and subject to the conditions of the subscription agreements, to subscribe for and purchase an aggregate amount of 85,500,000 PubCo Class A Shares for consideration in an aggregate amount of $855,000,000 (the “PIPE Investment Amount”) immediately prior to Closing.

WHEREAS, the parties agree that the PIPE Investment shall complete immediately prior to the Merger, which in turn shall complete prior to the Exchange;

WHEREAS, the respective boards of directors of each of RMG II, PubCo, Merger Sub, the Company and those Major Shareholders which are not natural persons have each approved and declared advisable and in the best interests of such entity the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law (as defined below);

WHEREAS, concurrently with the Closing, in connection with the Transactions, PubCo and certain persons who will be shareholders of PubCo upon Closing shall enter into a shareholders agreement, dated as of the Closing Date substantially in the form attached hereto as Exhibit C (the “PubCo Shareholders Agreement”);

WHEREAS, for U.S. federal income tax purposes, the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges, taken together, are intended to qualify as exchanges described in Section 351 of the Code and the U.S. Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Articles of RMG II” has the meaning specified in Section 2.01(c).

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“ADIA” means the Abu Dhabi Investment Authority.

“Affiliate” means, (a) with respect to any specified Person (other than CPPIB and Green Rock), any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise, provided that the direct and indirect shareholders of JERA Co., Inc. shall be deemed not to be an Affiliate of JERA; (b) with respect to CPPIB, the Restricted CPPIB Group and (c) with respect to Green Rock, any entity or entities controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Warrant Agreement” has the meaning specified in Section 9.11.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, the (Indian) Prevention of Corruption Act 1988 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the (Indian) Competition Act 2002.

“Approved Stock Exchange” means the Nasdaq or such other national securities exchange that may be agreed upon in writing by the Company, RMG II and each of the Major Shareholders Representatives.

“Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Benefit Plan” of any Person means any and all deferred compensation, compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance, retirement, death, disability or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, gratuity or retirement plan, provident fund, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Big Four Accounting Firm” means any of PricewaterhouseCoopers, KPMG, Deloitte or Ernst & Young and includes any of their network entities in India.

“Big Four Opinion” has the meaning specified in Section 8.15(a)(iii)(3)(B).

“Business Combination” has the meaning ascribed to such term in RMG II’s Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (United Kingdom), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by Law to close.

“CA 2006” means the UK Companies Act 2006.

“Cayman Companies Act” means the Companies Act (As Revised), as amended, of the Cayman Islands.

“CCPS” means the Series A compulsorily and fully convertible preference shares of the Company having a par value of INR 425 per preference share of the Company, having such terms as set out in the articles of association of the Company, as amended pursuant to Section 8.12.

“Change in Recommendation” has the meaning specified in Section 10.02(d).

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Cognisa” means M/s. Cognisa Investment, a partnership firm established under the laws of India, having its principal place of business at 1st floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, 400 054.

“Communications Plan” has the meaning specified in Section 10.05(b).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Board” means the board of directors of the Company.

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Disclosure Schedules” means the disclosure schedules of the Company and its Subsidiaries delivered to RMG II in connection with this Agreement.

“Company Exchanged Conversion Stock” means the Company Ordinary Stock to be issued upon conversion of the CCPS.

“Company Exchanged Stock” has the meaning specified in Section 2.02(a).

“Company Ordinary Stock” means the equity shares in the issued, subscribed and paid-up share capital of the Company having a par value of INR 10 each;

“Company Permits” has the meaning specified in Section 4.25.

“Company Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Company Stock” means (i) the Company Ordinary Stock and (ii) the CCPS, including the Company Exchanged Conversion Stock as may be issued upon conversion of the CCPS.

“Company Stock Option” means the option to purchase Company Stock pursuant to the ReNew 2018 Employee Stock Option Plan.

“Company Stockholder” means a holder of Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Transaction Expenses” means all fees and expenses incurred by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the Transactions.

“Confidential Information” means all confidential or proprietary documents and information concerning any party hereto or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other party hereto or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the party to which the information relates or its Representatives to any other party hereto or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a party or its Affiliates or Representatives without reference to the Confidential Information.

“Confidentiality Agreement” means that certain Non Disclosure and Confidentiality Agreement, dated as of November 23, 2020, by and between the Company and Riverside Management Group.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus.

“CPP Investments” means CPPIB and its wholly owned subsidiaries.

“CPPIB” means Canada Pension Plan Investment Board, a Canadian crown corporation organized and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.

“CPPIB Withholding Amount” has the meaning specified in Section 2.08(c)(ii).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the (Indian) Information Technology Act 2000 and the (Indian) Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011.

“Default Rights” has the meaning specified in Section 13.07.

“Defend” has the meaning specified in Section 10.07(c).

“Defense Actions” has the meaning specified in Section 10.07(c).

“Defense Notice” has the meaning specified in Section 10.07(c).

“Delayed Exchanges” has the meaning specified in Section 10.04(b).

“DTC” means the Depository Trust Company.

“Effective Economic Interest” has the meaning specified in the PubCo Shareholders Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials, including the (Indian) Environment (Protection) Act 1986, (Indian) Water (Prevention and Control of Pollution) Act 1974 and (Indian) Air (Prevention and Control of Pollution) Act 1981, and the rules made thereunder.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.04(a).

“Exchange Effective Time” has the meaning specified in Section 2.02(g).

“Ex-Employee” has the meaning specified in Section 8.09(b).

“Final PubCo Valuation Report” has the meaning specified in Section 8.15(e).

“Final Tax Gains Computation” has the meaning specified in Section 8.15(f).

“Final Tax Valuation Report” has the meaning specified in Section 8.15(d).

“Form F-4” means the registration statement on Form F-4 of PubCo with respect to registration of PubCo Class A Shares to be issued in connection with the Transactions.

“Fraud” means fraud in the making of a representation or warranty contained in Article IV, Article V, Article VI or Article VII of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact in Article IV, Article V, Article VI or Article VII of this Agreement or in any “bringdown” or other confirmation with respect to any such representation or warranty; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“GAAP” means United States generally accepted accounting principles or Indian generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, notice, determination or award, in each case, entered by or with any Governmental Authority.

“Green Rock” means Green Rock B 2014 Limited, having its registered office at Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX, in its capacity as trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated 19 February 2014 between Abu Dhabi Investment Authority and Green Rock B 2014 Limited, provided that following the Green Rock Internal Restructuring, reference to Green Rock in this Agreement shall be deemed to include Platinum Cactus and references to the Green Stone A 2014 Trust shall be deemed to include the Platinum Cactus A 2019 Trust.

“Green Rock Internal Restructuring” means the proposed restructuring among ADIA, Green Rock and Platinum Cactus pursuant to which the ownership of the Company Stock and CCPS set forth opposite Green Rock’s name on Schedule 7.03 shall be distributed to ADIA and subsequently transferred by ADIA to Platinum Cactus.

“GSW” means GS Wyvern Holdings Limited, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius.

“GSW Withholding Amount” has the meaning specified in Section 2.08(b)(ii).

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“HMRC” means HM Revenue and Customs.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including the outstanding principal amount of, accrued but unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any payment obligations of such Person evidenced by any promissory note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person in respect of the principal and interest components of leases that are classified as capital leases in accordance with IFRS (as applicable to such Person), (e) all obligations by which such Person assures a creditor against loss, including for reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) all obligations secured by a Lien on any property of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Person” has the meaning specified in Section 10.07(a).

“Indemnifying Seller” has the meaning specified in Section 10.07(a).

“Indian Accounting Standards” means the Indian accounting standards as prescribed under the Companies (Indian Accounting Standards) Rules, 2015, as amended from time to time.

“Indian Tax Year” means the 12-month period commencing on April 1 of a particular calendar year and ending on March 31 of the following calendar year.

“Indian Taxation Authority” means the Income Tax Department, Department of Revenue, Ministry of Finance, Government of India or any Governmental Authority whatsoever, including without limitation, any court, tribunal or other authority, in each case that is competent to impose or adjudicate Tax in the Republic of India.

“INR” means the lawful currency in India.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 10.04(b).

“Interim Period” has the meaning specified in Section 8.01.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IT Act” means the (Indian) Income Tax Act, 1961, together with any statutory modifications (including those having retrospective applicability) or re-enactment thereof and with all applicable bylaws, rules, regulations, orders, circulars, notifications, ordinances, instructions, directions and otherwise issued thereunder.

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server, database and website used by the Company and its Subsidiaries.

“JERA” means JERA Power RN B.V, a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.19(b).

“Letter of Transmittal” has the meaning specified in Section 2.04(d)(i).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“Major Shareholders” has the meaning specified in the preamble hereto.

“Major Shareholders Disclosure Schedules” means the disclosure schedules of the relevant Major Shareholders delivered to RMG II in connection with this Agreement.

“Major Shareholders Representatives” means each of GSW, CPPIB, Green Rock and Sumant.

“Material Adverse Effect” means, with respect to the Company, any fact, event, change, effect, circumstance or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change or effect resulting from the execution of this Agreement or the Transactions (including the announcements thereof) or the pendency or the consummation of the Transactions, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, service providers and employees; (b) any proposal, enactment or change in interpretation of, or other change in, applicable Laws, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (c) changes in interest rates or the financial or securities markets or economic or political conditions generally; (d) any change generally affecting any of the industries or markets in which the Company and its Subsidiaries principally operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or taken with the prior written consent of RMG II; (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; or (g) any national or international political or social conditions in countries or the geographic region in which the Company and its Subsidiaries operate, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack therein; or (h) any failure of the Company and its Subsidiaries to meet any projections, forecasts or budgets (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (b), (c) (d), (f) and (g) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industry and geographic locations in which the Company and its Subsidiaries primarily conduct business.

“Merger” has the meaning specified in the recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.01(a).

“Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Share” means the ordinary share of Merger Sub.

“Merger Sub Shareholder Approval” has the meaning specified in Section 6.02.

“Minority Option Period” has the meaning specified in Section 8.09(b).

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting.

“Nasdaq” means the Nasdaq Stock Market.

“Netherlands Tax Treaty” has the meaning specified in Section 7.10(h).

“OFAC” has the meaning specified in Section 4.24(d).

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” has the meaning specified in Section 4.19(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, qualifications, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act with the consent of the Company and each of the Major Shareholders Representatives.

“Platinum Cactus” means Platinum Hawk C 2019 RSC Limited, in its capacity as trustee of Platinum Cactus A 2019 Trust.

“Projects” means the material power projects being developed or operated by the Company and its Subsidiaries, details of which are set forth in Schedule 1.01(b).

“Proposals” has the meaning specified in Section 10.02(c).

“Proxy Statement/Prospectus” means the statement/proxy statement/prospectus included in the Form F-4, relating to the Transactions.

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Cash Consideration” has the meaning specified in Section 2.02(a)(ii).

“PubCo Class A Shares” means the Class A ordinary shares, having the conditions and rights set out in Schedule 2 of the PubCo Shareholders Agreement.

“PubCo Class B Shares” means the Class B ordinary shares, having the conditions and rights set out in Schedule 3 of the PubCo Shareholders Agreement.

“PubCo Class C Shares” means the Class C ordinary shares, having the conditions and rights set out in Schedule 4 of the PubCo Shareholders Agreement.

“PubCo Class D Shares” means the Class D ordinary shares, having the conditions and rights set out in Schedule 5 of the PubCo Shareholders Agreement.

“PubCo Demat Account” means the dematerialized securities holding account of PubCo, the details of which shall have been notified in writing by PubCo to the Company and the Major Shareholders by no later than ten (10) Business Days prior to the Closing Date.

“PubCo Equity Plan” has the meaning specified in Section 9.04.

“PubCo Exchanged Shares” has the meaning specified in Section 2.02(a)(i).

“PubCo Share Capital Increase” has the meaning specified in Section 2.02(g).

“PubCo Share Entitlement” has the meaning specified in Section 9.12.

“PubCo Share Entitlement Program” has the meaning specified in Section 9.12.

“PubCo Shareholder Approval” has the meaning specified in Section 6.02.

“PubCo Shareholders” means a holder of PubCo Shares;

“PubCo Shareholders Agreement” has the meaning specified in the recitals hereto.

“PubCo Shares” means, collectively, PubCo Class A Shares, PubCo Class B Shares, PubCo Class C Shares and PubCo Class D Shares.

“PubCo Valuation Report” has the meaning specified in Section 8.15(e).

“R&W Insurance Policy” has the meaning specified in Section 10.09.

“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Shareholder” means an RMG II Shareholder who validly demands that RMG II redeems its RMG II Shares for cash in connection with the Transactions and in accordance with RMG II’s Organizational Documents.

“Refunded Amount” has the meaning specified in Section 10.07(j).

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights, Coordination and Put Option Agreement Term Sheet” means the Registration Rights, Coordination and Put Option Agreement Term Sheet attached hereto as Exhibit A.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over (i) enforcement of any applicable Antitrust Law and (ii) any applicable Permits or waivers required for the Company and its Subsidiaries’ operations.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Restricted CPPIB Group” means the investment group within CPP Investments administratively referred to, as of the date of this Agreement, as the ‘Fundamental Equities Asia’ group of CPP Investments (but not including its direct or indirect portfolio companies, investee entities, investee funds or other investments). For the avoidance of doubt, the Restricted CPPIB Group shall not include any other investment group of CPP Investments (including the “Credit Investments” group or its credit investments).

“Re-Registration” has the meaning specified in Section 9.08.

“RMG II ” has the meaning specified in the preamble hereto.

“RMG II Adjusted Warrant” has the meaning specified in Section 2.01(e)(iii).

“RMG II Board” means the board of directors of RMG II.

“RMG II Class A Shares” means the Class A ordinary shares, par value $0.0001 per share.

“RMG II Class B Shares” means the Class B ordinary shares, par value $0.0001 per share.

“RMG II Cure Period” has the meaning specified in Section 12.01(c).

“RMG II Disclosure Schedules” means the disclosure schedules of RMG II delivered to the Company in connection with this Agreement.

“RMG II Financials” means the audited balance sheet of RMG II as of December 14, 2020 and the related notes thereto.

“RMG II Meeting” means the annual general meeting or extraordinary general meeting of RMG II, as applicable, to be held for the purpose of approving the Proposals and obtaining the RMG II Shareholder Approval.

“RMG II Private Warrant” means a warrant entitling the Sponsor to purchase one RMG II Class A Share per warrant, issued pursuant to the terms of the Sponsor Warrant Purchase Agreement.

“RMG II Public Warrant” means a warrant entitling the holder to purchase one RMG II Class A Share per warrant, issued pursuant to the terms of the Warrant Agreement.

“RMG II Representative” has the meaning specified in the preamble hereto.

“RMG II Securities” means, collectively, the RMG II Shares and RMG II Warrants.

“RMG II Shareholder” means a holder of RMG II Shares.

“RMG II Shareholder Approval” means (a) with respect to the Merger, a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the RMG II Shareholders who attend and vote at the RMG II Meeting and (b) with respect to any other Proposals proposed to the RMG II Shareholders, the requisite approval required under RMG II’s Organizational Documents, the Cayman Companies Act or other applicable Law.

“RMG II Shares” means, collectively, the RMG II Class A Shares and RMG II Class B Shares.

“RMG II Transaction Expenses” means all fees and expenses incurred by RMG II and the RMG II Representative in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions and the PIPE Investment, including, but not limited to, the (i) fees and disbursements of outside counsel to RMG II, RMG II’s management and the RMG II Representative incurred in connection with the Transactions and the PIPE Investment and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by RMG II and the RMG II Representative in connection with the Transactions and the PIPE Investment.

“RMG II Unit” means the units issued by RMG II, each consisting of one share of RMG II Class A Shares and one-third of one RMG II Public Warrant.

“RMG II Warrants” means, collectively, the RMG II Public Warrants and RMG II Private Warrants.

“s593 Report” means any report issued to PubCo in relation to the issuance of any PubCo Shares pursuant to Section 2.02 as required to comply with section 593 of CA 2006.

“SACEF” means GEF SACEF India, a private company limited by shares incorporated under the laws of Mauritius and having its registered office at c/o CIM Corporate Services Ltd, Les Cascades Building, Edith Cavell Street Port Louis, Republic of Mauritius.

“Schedules” means, collectively, the Company Disclosure Schedules, the RMG II Disclosure Schedules and the other Schedules to this Agreement referred to herein.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller First Response Period” has the meaning specified in Section 10.07(c).

“Shareholders’ Agreement” means the shareholders’ agreement, dated April 17, 2020, by and among the Company, the SS Group, GS Wyvern Holdings Limited, CPPIB, GEF SACEF India, Green Rock B 2014 Limited and JERA Power RN, B.V.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Sponsor” means RMG Sponsor II, LLC, a Delaware limited liability company.

“Sponsor Warrant Purchase Agreement” means that certain Sponsor Warrants Purchase Agreement, dated as of December 9, 2020, among RMG II, Sponsor and the Trustee.

“SS Group” means Sumant, Wisemore and Cognisa, collectively.

“Subscription Agreements” means the subscription agreements between PubCo, RMG II and PIPE Investors, pursuant to which such PIPE Investors will collectively have committed to purchase a number of PubCo Class A Shares at Closing for an aggregate subscription consideration of at least $650,000,000.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Sumant” means Sumant Sinha, a natural person residing at AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009.

“Surviving Provisions” has the meaning specified in Section 12.03.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, capital gains tax, minimum alternate tax, withholding tax, buy back tax, tax on dividend, tax on premium, tax on interest, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, national insurance contributions, apprenticeship levy, FICA or FUTA), any taxes imposed under the IT Act or the (Indian) Goods & Services Tax Act, 2017, ad valorem, transfer, franchise, license, excise, severance, stamp, stamp duty reserve tax, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax of any kind arising in any part of the world, together with any surcharge, excess, interest, penalty, fine, fee, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Valuation Report” has the meaning specified in Section 8.15(d).

“Tax Gains Computation” has the meaning specified in Section 8.15(a)(iii)(1) and includes any gains computation required to be provided by GSW and/or CPPIB pursuant to Section 2.08(b)(ii)(A) and 2.08(c)(ii)(A), respectively.

“Tax Indemnity Period” has the meaning specified in Section 10.07(l).

“Tax Notice” has the meaning specified in Section 10.07(b).

“Tax Notice Confirmation” has the meaning specified in Section 10.07(b).

“Tax Order” has the meaning specified in Section 10.07(g).

“Tax Proceeding” has the meaning specified in Section 10.07(a).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tax Warranties” means the representations and warranties provided by each relevant Major Shareholder, severally (and not jointly nor jointly and severally), as set forth in Section 7.10.

“Taxation Authority” means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability or assess or collect any Tax.

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Terminating RMG II Breach” has the meaning specified in Section 12.01(c).

“Termination Date” has the meaning specified in Section 12.02.

“Transaction Tax” means: (a) any Tax levied under the IT Act in respect of the transfer of Company Exchanged Stock or Company Exchanged Conversion Stock to the extent such Tax is levied upon or recoverable from PubCo in its capacity as a representative assessee or agent of a relevant transferor under Section 163 of the IT Act; and / or (b) any form of Tax, under the IT Act, imposed on PubCo as a result of a default by PubCo with respect to deduction of such Tax (whether non-deduction or inadequate deduction) from the relevant consideration paid to a relevant Major Shareholders for the transfer of the Company Exchanged Stock or Company Exchanged Conversion Stock by such Major Shareholder to PubCo, together with any interest or penalties levied in connection therewith.

“Transaction Tax Claim” has the meaning specified in Section 10.07(a).

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Exchange.

“Transfer Taxes” has the meaning specified in Section 10.04(a).

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“U.S. Special Resolution Regime” has the meaning specified in Section 13.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 9, 2020, between RMG II and the Trustee.

“Wisemore” means Wisemore Advisory Private Limited.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Currency amounts referenced herein are in U.S. Dollars.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(i) Notwithstanding any other provision of this Agreement or any other document entered into in connection with this Agreement, where any obligation, representation, warranty, undertaking, covenant or indemnity in this Agreement or any such other document is expressed to be made, undertaken or given by more than one Major Shareholder, each such Major Shareholder (other than Sumant, Wisemore and Cognisa, which shall be jointly and severally responsible) shall be severally (and neither jointly nor jointly and severally) responsible in respect of it, and no Major Shareholder shall have any liability whatsoever in connection with the acts or omissions of any other Major Shareholder.

(j) For the avoidance of doubt, each of the obligations, covenants, representations, warranties, undertakings and indemnities of the parties hereto shall only be deemed to be an obligation, covenant, representation, warranty, undertaking or indemnity, as the case may be, of that party, except that Sumant, Wisemore and Cognisa shall be deemed to be jointly and severally responsible for their respective obligations, covenants, representations, warranties, undertakings and indemnities.

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, (a) in the case of the Company, Sumant Sinha, D Muthukumaran, Kailash Vaswani, Mayank Bansal, Balram Mehta, Ravi Parmeshwar, Pranav Singh and Sanjay Varghese, (b) in the case of RMG II, Philip Kassin, Robert Mancini, James Carpenter, Wesley Sima or Andrew Smith and (c) in the case of any other party hereto, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Person after reasonable inquiry.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding PubCo Shares, RMG II Shares or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including U.S. Dollar value) or amount contained herein that is based upon the number of PubCo Shares, RMG II Shares or Company Stock will be appropriately adjusted to provide to the Company Stockholders, PubCo Shareholders and the RMG II Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit RMG II, PubCo or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; EXCHANGE

2.01 Merger. On the Business Day immediately prior to the Closing Date, in accordance with the applicable provisions of the Cayman Companies Act, PubCo, RMG II and Merger Sub shall take those steps in accordance with this Section 2.01, pursuant to which, at the Merger Effective Time, Merger Sub shall be merged with and into RMG II with RMG II being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and RMG II shall continue as the surviving company (provided that references in this Agreement to Merger Sub for periods after the Merger Effective Time shall include RMG II).

(a) Merger Effective Time. On the Business Day immediately prior to the Closing Date, PubCo, RMG II and Merger Sub shall cause the executed Plan of Merger and other required Merger Filing Documents to be filed with the Registrar of Companies of the Cayman Islands. The parties agree that the effective time of the Merger shall be after the completion of the PIPE Investment but prior to the Closing Date (“Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of RMG II and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of RMG II as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by RMG II of any and all agreements, covenants, duties and obligations of RMG II and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time, and RMG II shall thereafter exist as a wholly-owned Subsidiary of PubCo.

(c) Organizational Documents of RMG II. At the Merger Effective Time, RMG II’s Organizational Documents, as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of RMG II, substantially in the form attached hereto as Exhibit F (the “A&R Articles of RMG II”), and, as so amended and restated, shall be the memorandum and articles of association of RMG II, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(d) Directors and Officers of RMG II. At the Merger Effective Time, the board of directors and executive officers of Merger Sub shall resign, and the RMG II Board and the executive officers of RMG II shall be as determined between the Company, PubCo and RMG II, each to hold office in accordance with the A&R Articles of RMG II until they are removed in accordance with the A&R Articles of RMG II or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Merger on Issued Securities of RMG II and Merger Sub. At the Merger Effective Time, by virtue of and as part of the agreed consideration for the Merger and without any action on the part of any party hereto or the holders of securities of RMG II or Merger Sub:

(i) RMG II Units. Each RMG II Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant in accordance with the terms of the applicable RMG II Unit, which underlying RMG II Securities shall be adjusted in accordance with the applicable terms of this Section 2.01(e).

(ii) RMG II Shares. Immediately following the separation of each RMG II Security in accordance with Section 2.01(e)(i), each (A) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by PubCo of one PubCo Class A Share and (B) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by PubCo of one PubCo Class A Share. Immediately following such cancellation, RMG II shall issue 34,500,000 RMG II Class A Shares and 8,625,000 RMG II Class B Shares to PubCo in consideration for such issuance by PubCo of PubCo Class A Shares.

(iii) Adjustment of RMG II Public Warrants and RMG II Private Warrants. Each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become a warrant to purchase 1.0917589 whole PubCo Class A Shares (each, a “RMG II Adjusted Warrant”). Each such RMG II Adjusted Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), except that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 PubCo Class A Shares.

(iv) Cancellation of Merger Sub Share. The Merger Sub Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.01, neither RMG II nor PubCo, or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) RMG II Upstream. Immediately following the occurrence of the Merger Effective Time but before the Closing Date, RMG II shall extend a loan to PubCo in an aggregate principal amount equal to the value of substantially all of RMG II’s assets on such terms to be agreed between PubCo and RMG II, with the prior written consent of the Company.

2.02 Exchange of Company Stock. Upon the terms and subject to the conditions set forth in this Agreement, including, for the avoidance of doubt, PubCo having obtained a s593 Report where applicable:

(a) on the Closing Date, each Major Shareholder shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the shares of Company Ordinary Stock owned by such Major Shareholder (excluding any Company Exchanged Conversion Stock held by any Major Shareholder, if any) as set out in Schedule 2.02 (for all such Major Shareholders, the “Company Exchanged Stock”), as consideration and in exchange for:

(i) the issuance of such number and class of shares of PubCo Shares (the “PubCo Exchanged Shares”) (if any) as set out opposite such Major Shareholder’s name in Schedule 2.02; and

(ii) the payment by PubCo to each Major Shareholder of the amount in cash (the “PubCo Cash Consideration”) set out opposite to such Major Shareholder’s name in Schedule 2.02, in each case as may be amended in accordance with the following paragraph, provided that (X) the Company shall be entitled to amend, with the prior written consent of the affected Major Shareholder, the number of PubCo Exchanged Shares to be issued to a Major Shareholder and the PubCo Cash Consideration to be paid to a Major Shareholder, each as set out in Schedule 2.02 and (Y) GSW shall be entitled to elect the class of PubCo Exchanged Shares set out opposite its name in Schedule 2.02 it shall receive, each by giving notice in writing to PubCo no later than two (2) Business Days prior to the Closing Date, provided further that (A) such amendments shall not result in any increase in the aggregate number of PubCo Exchanged Shares and aggregate amount of PubCo Cash Consideration as set out on Schedule 2.02; (B) if there are any redemptions of RMG II Shares, the Major Shareholders agree that (I) the PubCo Cash Consideration payable to Sumant as set out in Schedule 2.02 shall not be decreased and (II) the PubCo Cash Consideration payable to the Major Shareholders other than Sumant as set out in Schedule 2.02 shall be decreased pro rata to the PubCo Cash Consideration payable as between such other Major Shareholders as set out in Schedule 2.02 and (C) the foregoing amendments and elections do not adversely affect or delay the consummation of the Transactions;

(b) on the Closing Date or, if the conversion of the CCPS held by Green Rock pursuant to Section 8.12(b) has not completed by two (2) Business Days prior to the Closing Date, such date after the Closing Date as may be notified in writing to PubCo by Green Rock, provided such date shall be as soon as practicable after the Closing Date, Green Rock shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by Green Rock as consideration and in exchange for the issuance of the number of PubCo Class A Shares per Company Exchanged Conversion Stock set out opposite Green Rock’s name in Schedule 2.02;

(c) on such date after the Closing Date as may be notified in writing to PubCo by GSW, provided such date falls no later than the later of (A) August 1, 2021 and (B) the date on which (x) the aggregate voting rights represented by PubCo Shares then held by GSW and the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c) does not exceed 4.9% of the total voting rights represented by all of the issued and outstanding PubCo Shares (including the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c)) and (y) the aggregate Effective Economic Interest in PubCo represented by such PubCo Shares then held by GSW and the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c) does not exceed 33% of the total Effective Economic Interest represented by all of the issued and outstanding PubCo Shares (including the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c)), GSW shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by GSW as consideration and in exchange for the issuance of the number of PubCo Class C Shares per Company Exchanged Conversion Stock set out opposite GSW’s name in Schedule 2.02;

(d) (A) on the Closing Date, concurrently with the issuance of the PubCo Class B Share pursuant to Section 2.02(e) but immediately prior to the issuance of any other PubCo Shares pursuant to this Section 2.02, PubCo shall issue to CPPIB (or its nominated issuer of depository receipts, or the nominee of such issuer) one (1) PubCo Class D Share for cash consideration in an amount equal to $100.00 and (B) on such date after the Closing Date as may be determined and notified in writing by CPPIB to PubCo, CPPIB shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by CPPIB pursuant to such conversion and, in consideration for such acquisition, PubCo shall issue to CPPIB the number of PubCo Class A Shares set out opposite CPPIB’s name in Schedule 2.02;

(e) on the Closing Date, concurrently with the issuance of the PubCo Class D Share pursuant to Section 2.02(d) but immediately prior to the issuance of any other PubCo Shares pursuant to this Section 2.02, Sumant shall subscribe for, and PubCo shall issue to Sumant, one (1) PubCo Class B Share for cash consideration in an amount equal to $100.00;

(f) each Major Shareholder agrees to (i) deliver an executed delivery instruction slip to its respective depository participant regarding the transfer of its respective Company Exchanged Stock and Company Exchanged Conversion Stock, as applicable, and PubCo shall execute and deliver all such documents or instruments required to receive such Company Stock, in each case in accordance with Sections 2.02(a), (b), (c), (d) and (e); and (ii) undertake all such further steps as are necessary to effect the transfer of ownership of the Company Exchanged Stock and the Company Exchanged Conversion Stock to PubCo and the valid issuance of the PubCo Exchanged Shares and PubCo Shares, as applicable;

(g) PubCo and, for so long as they hold any PubCo Shares, the Major Shareholders shall undertake all corporate steps required to increase its share capital to reflect, and to otherwise authorize and implement, the issuance of PubCo Exchanged Shares and the share issuances contemplated under Sections 2.02(a), (b), (c), (d) and (e) (the “PubCo Share Capital Increase”) and to register the PubCo Share Capital Increase with Companies House (the time of such filing, being the “Exchange Effective Time”). On the Closing Date, PubCo shall issue and allot to each Major Shareholder such shares as set out in and in accordance with Sections 2.02(a), (b), (c), (d) and (e) and shall promptly submit all filings as required under applicable Law to the Companies House in respect of the PubCo Share Capital Increase pursuant to this Section 2.02; and

(h) at Closing, the board of directors of PubCo shall be re-constituted in accordance with the PubCo Shareholders Agreement.

2.03 CCPS Swap.

(a) GSW agrees that it shall deliver to PubCo, on the completion date of the transfer of the Company Exchanged Conversion Stock to PubCo pursuant to Section 2.02(c), a document containing representations and warranties in relation to the matters set out in, and on terms substantially similar to, Section 7.03 and Sections 7.10(a) to 7.10(e) and 7.10(f)(ii), subject to such disclosures as GSW may make in respect of such representations and warranties as of that date, provided any reference to Company Ordinary Stock therein shall be replaced with Company Exchanged Conversion Stock. For the avoidance of doubt, GSW shall not be deemed by this Section 2.03(a) to make any representation or warranty in respect accuracy of any of the statements set out in Article VII after the Closing Date.

(b) CPPIB agrees that it shall deliver to PubCo, on the completion date of the transfer of the Company Exchanged Conversion Stock to PubCo pursuant to Section 2.02(d), a document containing representations and warranties in relation to the matters set out in, and on terms substantially similar to, Section 7.03 and Sections 7.10(a) to 7.10(e) and 7.10(j), subject to such updates and disclosures as CPPIB may be required to make in respect of such representations and warranties as of that date, provided any reference to Company Ordinary Stock therein shall be replaced with Company Exchanged Conversion Stock. For the avoidance of doubt, CPPIB shall not be deemed by this Section 2.03(b) to make any representation or warranty in respect accuracy of any of the statements set out in Article VII after the Closing Date.

2.04 Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the Merger Effective Time, RMG II and PubCo shall appoint a Person authorized to act as exchange agent and registrar in connection with the Transactions, which Person shall be selected by PubCo and RMG II (the “Exchange Agent”) and shall act on behalf of the holders of RMG II Securities and Company Stockholders entitled to receive PubCo Shares, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to RMG II, PubCo and the Company for the purpose of (A) detaching the RMG II Units, (B) exchanging PubCo Exchanged Shares for Company Exchanged Stock and (C) exchanging PubCo Shares for Company Exchanged Conversion Stock. PubCo agrees to issue PubCo Shares as and to the extent required by this Agreement and any ancillary documents thereto to the holders of RMG II Shares and the Company Stockholders. The Exchange Agent shall effect the exchange of (x) the RMG II Shares for a number of PubCo Shares, each in accordance with the terms of this Agreement and the Plan of Merger and (y) Company Exchanged Stock and Company Exchanged Conversion Stock for a number of PubCo Exchanged Shares and PubCo Shares, each in accordance with the terms of this Agreement (including Schedule 2.02) (and, to the extent applicable, in each of (x) and (y), customary transfer agent procedures, applicable Law, relevant Organizational Documents and the rules and regulations of the DTC).

(b) Issuance to the DTC. Notwithstanding any other provision of this Agreement, any obligation on PubCo under this Agreement to issue PubCo Class A Shares or PubCo Class C Shares to (x) the RMG II Shareholders entitled to PubCo Class A Shares or (y) the Major Shareholders entitled to PubCo Class A Shares or PubCo Class C Shares, shall be satisfied by PubCo issuing PubCo Class A Shares or PubCo Class C Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each RMG II Shareholder and Major Shareholder shall hold such shares of PubCo Class A Shares and PubCo Class C Shares, as applicable, in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Class A Shares and PubCo Class C Shares, as applicable.

(c) PubCo Demat Account Instructions. Each Major Shareholder shall issue irrevocable written instructions to its depository participant in respect of the transfer of the Company Stock held by such Major Shareholder to the PubCo Demat Account and provide PubCo with a copy of such instructions together with due acknowledgment of receipt of such instructions by the depository participant of such Major Shareholder, and PubCo shall execute and deliver all such documents or instruments required to receive such Company Stock.

(d) Surrenders of RMG II Share Certificates.

(i) As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of RMG II Shares who has the right to receive PubCo Shares hereunder: (i) a letter of transmittal in customary form to be approved by PubCo and RMG II (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any certificates representing RMG II Shares (if any), risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated RMG II Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as PubCo and RMG II may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates (if any) held by any holder of RMG II Shares. In the event a holder of RMG II Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive PubCo Shares unless and until such Person delivers a duly executed and completed Letter of Transmittal and certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each certificate or uncertificated RMG II Share shall at any time after the Merger Effective Time represent only the right to receive, upon compliance with these requirements, the consideration provided in Section 2.01(e). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of RMG II Shares receiving any share of PubCo Shares.

(ii) Upon receipt of a Letter of Transmittal (accompanied with all certificates representing RMG II Shares of the holder of such RMG II Shares, to the extent such RMG II Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by PubCo, the holder of such RMG II Shares shall be entitled to receive in exchange therefor the PubCo Shares into which such RMG II Shares have been converted pursuant to Section 2.01(e) in book-entry form. Until surrendered as contemplated by this Section 2.04(d)(ii), each RMG II Share shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender PubCo Shares which the holders of RMG II Shares were entitled to receive in respect of such shares pursuant to this Agreement.

(iii) All PubCo Shares delivered upon the exchange of RMG II Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such RMG II Shares and there shall be no further registration of transfers on the register of members of RMG II of the RMG II Shares that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, holders of RMG II Shares shall cease to have any rights as shareholders of RMG II, except as provided in this Agreement or by applicable Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, PubCo, RMG II or Merger Sub (as applicable) shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required; provided, however, that PubCo, RMG II or Merger Sub (as applicable) may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify PubCo and RMG II, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against RMG II or PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Fractional PubCo Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that would otherwise be received by such Person) shall instead have the number of PubCo Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Share.

2.05 Meeting of the Company Board(a) . Upon delivery of the Company Stock to the PubCo Demat Account, the Company shall, and the Major Shareholders shall procure that the Company shall, convene a meeting of the Company Board and the relevant committees of the Company Board (including the CSR Committee and Finance & Investment Committee) as required, at which the Company Board or such committee of the Company Board, as the case may be, shall:

(a) approve and record the transfer of the Company Stock from the Major Shareholders to PubCo;

(b) approve and record the letters of resignation received from the individuals as determined by the Company and RMG II and appoint individuals to be determined by the Company as directors of the Company with effect from the Closing Date; and

(c) approve the appointment of the re-constituted Company Board and the committees of the Company Board;

(d) approve the amendment to the articles of association of the Company to, among other things, remove references to the Shareholders’ Agreement, include transfer restrictions in relation to Company Stock, and make such other changes as may be required in connection with the Transactions (including relevant provisions from the PubCo Shareholders Agreement), provided that the amendment, variation or deletion of any provision in the Company’s articles of association relating to tax which would materially adversely affect the rights of GSW’s Company Stock will require the prior written consent of GSW; and

(e) convene a meeting of the Company Stockholders for approving the amendment to the articles of association of the Company, as set out in Section 2.05(d) above.

2.06 Meeting of the Company Stockholders(a) . Immediately following the meeting of the Company Board convened in accordance with Section 2.05, the Company shall, and the Major Shareholders (who continue to be Company Stockholders) shall procure that the Company shall, convene a meeting of the Company Stockholders, at which meeting the Company Stockholders shall approve the appointment of the re-constituted Company Board as set out in Section 2.05(c) above and the amendment to the articles of association of the Company, as set out in Section 2.05(d) above, and the consummation of the Transactions.

2.07 Termination of Certain Agreements. The Company and the Major Shareholders hereby agree that, effective at the Closing, (a) the Shareholders’ Agreement and any other shareholders, voting or similar agreement among the Company and any of the Major Shareholders with respect to the Company Stock (other than the agreements entered into or to be entered into on or about the Closing in connection with the Transactions, including any amendments to the Organizational Documents of the Company and PubCo contemplated hereunder), and (b) any registration rights agreement or other shareholder, voting or similar agreements between the Company and the Company Stockholders (other than the agreements entered into or to be entered into at the Closing in connection with the Transactions), in each case of clauses (a) and (b), shall automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect, but without prejudice to any rights and obligations that have accrued prior to such termination, which shall continue to exist, in each case other than such agreements as are contemplated to be entered into by such parties under this Agreement. The Company and the Major Shareholders hereby waive any rights or obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions, and any failure of the parties to comply with the terms thereof in connection with the Transactions.

2.08 Withholding Rights.

(a) Except as provided in Section 9.06, PubCo, RMG II, Merger Sub, the Company, the Exchange Agent, and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any Tax Law with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid. To the extent amounts are withheld by any party, the same shall be duly paid to the relevant Governmental Authority no later than five (5) days from the date on which such amounts are withheld by PubCo.

(b) In connection with the transfer by GSW of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(c) above:

(i) to the extent required, or amended as needed, in accordance with the prevalent IT Act at the time of the transfer, the Company shall obtain from a Big Four Accounting Firm or other reputed valuer and provide to GSW and PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and GSW and on which reliance can be placed by PubCo and GSW (A) a valuation report for the Company Exchanged Conversion Stock in accordance with Section 50CA of the IT Act to be updated as on the date of transfer, and (B) a valuation report determining fair value / market value of PubCo Class A Shares and/or PubCo Class C Shares to be updated as on the date of transfer;

(ii) GSW shall (A) obtain from a Big Four Accounting Firm and provide to PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and on which reliance can be placed by PubCo, (x) a computation of gains earned by GSW pursuant to the transfer of the Company Exchanged Conversion Stock to PubCo under the IT Act (after considering the valuation reports obtained by the Company under Section 2.08(b)(i), as relevant) and Tax thereon and the amount of Tax required to be withheld, by PubCo under the IT Act from the consideration payable to GSW (without giving any relaxation / exemption under any double taxation avoidance agreement) and (y) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to GSW (“GSW Withholding Amount”), and (B) provide to PubCo such information as may be required by PubCo for the filing of Form 15CA and 15CB under the IT Act;

(iii) with respect to the GSW Withholding Amount, GSW shall, at its discretion, either (A) transfer to PubCo, on a date that enables PubCo to make the payment of the GSW Withholding Amount to the relevant Taxation Authority within the time frame required under the IT Act, an amount equivalent to the GSW Withholding Amount, and PubCo shall, pay the GSW Withholding Amount to the relevant Taxation Authority no later than (five) 5 days from the date on which the GSW Withholding Amount is received by PubCo and the date on which such payment is required to be paid under the IT Act, whichever is earlier, and shall deliver to GSW, the payment receipt / challan evidencing the payment of such GSW Withholding Amount; or (B) pay to the relevant Taxation Authority, within the time frame required under the IT Act, an amount equal to the GSW Withholding Amount, on behalf of PubCo, and deliver to PubCo, the payment receipt / challan evidencing the payment of such GSW Withholding Amount, in each case such payment to discharge in full any and all obligations GSW may have to PubCo in respect of any amount so required to be withheld by PubCo in connection with the transfer by GSW of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(c) above; and

(iv) upon payment of GSW Withholding Amount to the relevant Taxation Authority, PubCo shall file the withholding tax return as applicable in accordance with the IT Act and provide a withholding tax certificate as applicable (in the form prescribed under the IT Act) to GSW promptly within the due date specified under the IT Act.

(c) In the event that PubCo is required (disregarding any relaxation / exemption under any double taxation avoidance agreement) to withhold, under the IT Act, any withholding tax in connection with the transfer by CPPIB of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(d) above:

(i) to the extent required, or amended as needed, in accordance with the prevalent IT Act at the time of the transfer, the Company shall obtain from a Big Four Accounting Firm or other reputed valuer and provide to CPPIB and PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and CPPIB and on which reliance can be placed by PubCo and CPPIB (A) a valuation report for the Company Exchanged Conversion Stock in accordance with Section 50CA of the IT Act to be updated as on the date of transfer, and (B) a valuation report determining fair value / market value of PubCo Class A Shares to be updated as on the date of transfer;

(ii) CPPIB shall (A) obtain from a Big Four Accounting Firm and provide to PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and on which reliance can be placed by PubCo, (x) a computation of gains earned by CPPIB pursuant to the transfer of the Company Exchanged Conversion Stock to PubCo under the IT Act (after considering the valuation report obtained by the Company under Section 2.08(c), as relevant), (y) the amount of Tax required to be withheld, by PubCo under the IT Act from the consideration payable to CPPIB (without giving any relaxation / exemption under any double taxation avoidance agreement) and (z) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to CPPIB (“CPPIB Withholding Amount”), and (B) provide to PubCo such information as may be required by PubCo for the filing of Form 15CA and 15CB under the IT Act;

(iii) with respect to the CPPIB Withholding Amount (if any), CPPIB shall, at its discretion, either (A) transfer to PubCo, on a date that enables PubCo to make the payment of the CPPIB Withholding Amount to the relevant Taxation Authority within the time frame required under the IT Act, an amount equivalent to the CPPIB Withholding Amount, and PubCo shall, pay the CPPIB Withholding Amount to the relevant Taxation Authority no later than (five) 5 days from the date on which the CPPIB Withholding Amount is received by PubCo and the date on which such payment is required to be paid under the IT Act, whichever is earlier, and shall deliver to CPPIB, the payment receipt / challan evidencing the payment of such CPPIB Withholding Amount; or (B) pay to the relevant Taxation Authority, within the time frame required under the IT Act, an amount equal to the CPPIB Withholding Amount, on behalf of PubCo, and deliver to PubCo, the payment receipt / challan evidencing the payment of such CPPIB Withholding Amount, in each case such payment to discharge in full any and all obligations CPPIB may have to PubCo in respect of any amount so required to be withheld by PubCo in connection with the transfer by CPPIB of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(d) above; and

(iv) upon payment of CPPIB Withholding Amount to the relevant Taxation Authority, PubCo shall file the withholding tax return as applicable in accordance with the IT Act and provide a withholding tax certificate as applicable (in the form prescribed under the IT Act) to CPPIB promptly within the due date specified under the IT Act.

ARTICLE III

CLOSING

3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XI, the consummation of the Transactions (the “Closing”) shall take place virtually on the earlier of the (a) tenth (10th) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than the Closing conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the second (2nd) Business Day after the conversion of the CCPS in accordance with Section 8.12(b), or at such other date, time or place as RMG II, the Company and each of the Major Shareholders Representatives may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by emailed PDF files or by facsimile.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to RMG II, as of the date hereof and as of Closing (other than in the case of representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing under the Laws of India and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Company’s certificate of incorporation, memorandum of association and articles of association previously made available by the Company to RMG II and its Representatives are true, correct and complete and are in effect as of the date of this Agreement. The Company is not in violation of any provision of its Organizational Documents in any material respect.

(b) The Company is duly licensed or qualified in the jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02(a), including, as of such date, their jurisdiction of organization, a description of the capitalization of each such Subsidiary and the names of the holders of all equity securities in each such Subsidiary. Each Subsidiary of the Company has been duly formed and organized and is validly existing under the Laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified in each jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of each of the Subsidiaries’ Organizational Documents previously made available by the Company to RMG II and its respective Representatives are true, correct and complete and are in effect as of the date of this Agreement.

(b) Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization; Board Approval; Vote Required.

(a) The Company, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement and, as at the Closing Date, will have (subject to the approvals described in Section 4.05) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions, subject to the receipt of consent from the holders of Company Stock set out in Schedule 4.03 (the “Company Stockholder Approval”). The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will, as at the Closing Date, have been duly and validly authorized and approved by the Company Board, and with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the Transactions; (ii) determined that the Transactions are in the best interests of the Company and the stockholders of the Company; and (iii) authorized and approved the execution, delivery and performance of this Agreement and the Transactions on the terms and subject to the conditions set forth herein.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of the Company’s obligations under this Agreement and each ancillary agreement to this Agreement to which the Company is a party, and the consummation by the Company of the Transactions, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment or compensation, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 4.13(a), or any Contract that should have been set forth on Schedule 4.13(a) pursuant to Section 4.13(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company or its Subsidiaries to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which the Company is a party or to consummate the Transactions.

4.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of RMG II, PubCo and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement and any ancillary agreements thereto or the consummation of the Transactions, except for (a) such Consents as are expressly contemplated by this Agreement, (b) any Consents the absence of which would not, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which the Company is a party or to consummate the Transactions, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder and (e) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 equity shares of par value of INR 10 per equity share and 60,000,000 Series A preference shares of par value of INR 425 per Series A preference share, of which 379,924,556 equity shares and 49,184,611 Series A preference shares are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. As of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding. All such equity securities issued by the Company have been validly issued and allotted by the Company (upon payment of the applicable stamp duty) and have been fully paid up with due authorization and in compliance with applicable Law and the Company’s Organizational Documents in all material respects.

(b) Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights or rights of first refusal or first offer) or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in (whether or not outstanding) or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.

(d) The Company is not party to any shareholder agreements, voting agreement or registration rights agreement with respect to the Company’s equity interests other than the Shareholders’ Agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities.

(e) The outstanding shares of capital stock or other equity interests of the Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary (including any convertible preferred equity certificates), or any other Contracts to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiary, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary. As of the date hereof, there are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiary’s stockholders may vote. None of the Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any such Subsidiaries.

(f) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any Subsidiary.

4.07 Financial Statements.

(a) Attached as Schedule 4.07(a) are the audited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2018, as of March 31, 2019 and as of March 31, 2020 (the “Latest Balance Sheet Date”) and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”). The Audited Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with Indian Accounting Standards consistently applied and in accordance with past practice and were derived from, and accurately reflect, in all material respects, the books and records of the Company and its Subsidiaries.

(b) Neither the Company nor any Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any of its officers, directors or employees or other Representatives has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices in any material respects.

(c) As of the date hereof, the Company and its Subsidiaries do not have any material Indebtedness for borrowed money other than the Indebtedness set forth on Schedule 4.07 and in such amounts (including principal and any accrued but unpaid interest as of the date hereof), as set forth on Schedule 4.07.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for Liabilities and obligations (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Company Disclosure Schedules, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (e) that, would not, individually or in the aggregate, have a Material Adverse Effect.

4.09 Litigation and Proceedings. There are no, and since April 1, 2017 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement or any ancillary document thereto.

4.10 Compliance with Laws.

(a) Except as has not had and would not have a Material Adverse Effect, the Company and its Subsidiaries are, and since April 1, 2017 have been, in compliance in all material respects with applicable Laws. Neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any non-compliance with, or violation of, any applicable Law by the Company or any of its Subsidiaries, or by which any of the Company’s or its Subsidiaries’ properties, assets, employees, business or operations are or were bound or affected, at any time since April 1, 2017, which violation would have a Material Adverse Effect.

(b) Since April 1, 2017, (i) there has been no action taken by the Company, any of its Subsidiaries or any officer, director, manager, employee, or, to the knowledge of the Company, any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction and serial/application numbers and dates, of all issued patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). The Company and its Subsidiaries are the sole and exclusive owner, have valid and enforceable rights in, and have the unrestricted right to use, of all Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person challenging the validity, enforceability, or ownership of, or the right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Company or any of its Subsidiaries. As of the date hereof and since April 1, 2017, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property owned or purposed to be owned or licensed by the Company or its Subsidiaries, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the development and operation of their assets and projects) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person in any material respects. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. The Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to have a Material Adverse Effect. No current or former founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any material Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries, except where such Intellectual Property is subject to a valid and enforceable written license. Except (i) for any Permitted Lien, (ii) as set forth on Schedule 4.11(a) or (iii) as provided for in any Contract set forth in Schedule 4.13(a), all material Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries.

4.12 Data Protection, Cybersecurity and Information Technology.

(a) To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the IT Systems or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place security, maintenance, backup, archiving, and virus and malicious device scanning and other protection measures with respect to the IT Systems that the Company reasonably considers to be adequate.

(b) The Company and its Subsidiaries comply in all material respects with Data Protection Laws. The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not have a Material Adverse Effect.

(c) The IT Systems are in satisfactory working order in all material respects and have functioned materially in accordance with all applicable specifications and requirements of the business of the Company and its Subsidiaries, except, in each case as has not had and would not reasonably be expected to have a Material Adverse Effect. All use and distribution of software and open source materials by the Company or its Subsidiaries is in material compliance with all open source licenses applicable thereto, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed on Schedule 4.13(a) have been provided to or made available to RMG II or its Representatives.

(i) any material Contract that contains covenants that materially limit the ability of or prohibit the Company or its Subsidiaries to compete in any line of business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole;

(ii) any material Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or material Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iii) any Contract entered into in connection with a completed or ongoing acquisition or disposition by the Company or any of its Subsidiaries of any Person or any business organization, division, business or asset of any Person since April 1, 2017 (including through merger, consolidation or other business combination, or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division, business or asset or by any other manner) having a value in excess of $36,000,000;

(iv) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $36,000,000 of committed credit;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $36,000,000 other than sales of obsolete equipment;

(vi) any Contract (including, but not limited to, engineering, procurement and construction contracts, operation and maintenance agreements and power purchase agreements) that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract or Contracts of at least $50,000,000 per fiscal year;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13(a) and expected to result in revenue or require expenditures in excess of $5,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended March 31, 2020, in excess of $5,000,000;

(viii) any Contract that obligates the Company or its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $5,000,000 other than in the ordinary course of business;

(ix) any Contract that (A) relates to a settlement entered into within three (3) years prior to the date of this Agreement, or (B) under which the Company or any Subsidiary or counterparty thereto has outstanding obligations (other than customary confidentiality obligations), in each case other than in the ordinary course of business;

(x) any Contract, including non-competition, severance or indemnification agreements, with a current officer, manager, director, employee or worker of, or consultant to, the Company or any Subsidiary that provides annual base compensation (excluding bonus and other benefits) in excess of $500,000, or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions in excess of $500,000;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person in each case that is material to the business of the Company and its Subsidiaries, taken as a whole, and in each case, other than licenses for Software that is generally and commercially available to the public on reasonable terms;

(xii) any Contracts with a Governmental Authority other than in the ordinary course of business;

(xiii) other than any offer letter or employment agreement set forth on Schedule 4.13(a), any material Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing;

(xiv) any Contract that grants to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer, call option right, put option right, drag along right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, the Company or any Subsidiary other than in the ordinary course of business; and

(xv) any Contract establishing any joint venture, profit-sharing, partnership, limited liability company, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract set forth on Schedule 4.13(a), or that should have been set forth on Schedule 4.13(a) pursuant to Section 4.13(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, each of the other parties thereto, and are, to the knowledge of the Company, enforceable by the Company or its Subsidiaries, to the extent a party thereto, in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions, (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party to such Contracts is in material breach or material default, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by the Company or any Subsidiary, or permit termination or acceleration by the other party thereto, under any such Contract, (iii) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, or amend the terms thereof (other than modifications in the ordinary course of business), and (v) neither the Company nor any of its Subsidiaries have waived any material rights under any such Contract.

(c) Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any written notice of any Action challenging the award of any Projects to the Company or its Subsidiaries, as applicable.

(d) Neither the Company nor any of its Subsidiaries have, or have been required to, materially reduce the contracted capacity for any of the Projects.

(e) The Company or its Subsidiaries, as the case may be, maintain the captive generating status or captive project status as required under the Project’s power purchase agreements, and, to the knowledge of the Company, no circumstances exist whereby the Company or its Subsidiaries as the case may be, would be expected to lose such status.

4.14 Company Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each Company Benefit Plan. “Company Benefit Plan” means any plan, fund (including any superannuation fund, provident fund, gratuity fund or pension fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to or has any material liability with respect to any Benefit Plan, whether or not subject to ERISA, which is not a Company Benefit Plan.

(b) With respect to each Company Benefit Plan on Schedule 4.14(a), the Company has delivered or made available to RMG II and its Representatives correct and complete copies of, if applicable (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Authority concerning any matter that is still pending or for which the Company or any Subsidiary has any outstanding liability or obligation.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or threatened; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Audited Financial Statements; (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (vii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit Liabilities.

(e) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, officer, employee or independent contractor of the Company or any Subsidiary under any Company Benefit Plan.

(f) Except to the extent required by applicable Law, neither the Company nor any Subsidiary provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) No Company Benefit Plan provides for the gross-up of any Taxes that may be imposed by any applicable Law.

4.15 Labor Matters.

(a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is there a duty to consult with any such organization or body, nor are there any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or been threatened any strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity with respect to any such employees except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or threatened between the Company or any Subsidiary and Persons employed by or providing services as independent contractors to the Company or any Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company or any Subsidiary (i) is and has been since April 1, 2017 in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or oral notice that there is any pending Action involving unfair labor practices against the Company or any Subsidiary, (ii) is not liable for any material past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) To the knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any Subsidiary is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any Subsidiary or (ii) any restrictive covenant or nondisclosure obligation to a former employee or engager of any such individual, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(d) No officer-level employee of the Company has provided written or, to the knowledge of the Company, oral notice of his or her plan to terminate his or her employment.

4.16 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law or double taxation avoidance agreement in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no audits, examinations, investigations or other proceedings pending against the Company or any of its Subsidiaries in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Authority against any of them which have not been resolved.

(e) Since April 1, 2017, neither the Company nor any of its Subsidiaries has filed any Tax Returns or paid any Tax in a country other than India, Singapore, the United Kingdom and the United States. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling technical advice memorandum, advance pricing agreement or similar agreement with any Governmental Authority that could reasonably be expected to materially affect the Taxes of the Company or any of its Subsidiaries after the Closing Date, nor is any such request outstanding.

(h) Neither the Company nor any Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(i) There are no Liens with respect to material amounts of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(k) Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of another Person (other than the Company and its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which the Company or any of its Subsidiaries could be liable after the Closing Date for any material Tax liability of any Person other than one or more of the Company and its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has, within the past two years, been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any facts or circumstances that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. To the knowledge of the Company or any of its Subsidiaries, no holder of securities of RMG II, none of the PIPE Investors and none of the Major Shareholders has entered into, or has any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received, in the case of RMG II or the PIPE Investors, in the transactions contemplated by this Agreement, and, in the case of the Major Shareholders, pursuant to Section 2.02.

(n) The Company is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action, and has not taken or agreed to make any election, that could reasonably be expected to cause the Company to not be treated as a corporation for U.S. federal income tax purposes.

(o) The Company and its Subsidiaries are in full compliance with all terms and conditions of any material applicable Tax exemption or Tax holiday or Tax incentive. The consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax exemption, Tax holiday or Tax incentive. Further, no relief in respect of any Taxes, claimed or provided to the Company and its Subsidiaries, could be effectively withdrawn, postponed, or restricted as a result of any act or omission by the Company or its Subsidiaries at or prior to the Closing Date.

(p) The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations in all material respects.

(q) All records which the Company and its Subsidiaries are required to keep in respect of Taxes under applicable Law or which would be needed to substantiate any claim made or position taken in relation to Taxes by the Company and its Subsidiaries, have been duly kept and maintained in all material respects.

(r) It is the intent of the Company and the Major Shareholders that the Company shall be treated as a corporation for U.S. federal, state and local income tax purposes. Without the prior written consent of CPPIB and GSW (each acting in its sole discretion), the Company shall not (and no Major Shareholder shall permit the Company to) make an election for the Company to not be treated as a corporation for U.S. federal income tax purposes.

4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.18 Insurance.

(a) Schedule 4.18(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), including programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to RMG II or its Representatives. With respect to each such insurance policy required to be listed on Schedule 4.18(a), except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.19 Real Property; Assets.

(a) Schedule 4.19(a) contains a true, correct and complete list of all material real property and interests in real property owned in fee by the Company or its Subsidiaries (collectively, the “Owned Real Property”). With respect to each parcel of Owned Real Property: (i) the Company and its Subsidiaries have good, valid and marketable fee title, free and clear of all Liens, (ii) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof (iii) there are no options, rights of first refusal or rights of first offer to purchase such Owned Real Property or any portion thereof or interest therein and (iv) the sale or conveyance deeds have been adequately stamped and validly registered in accordance with applicable Law, in each case except as would not have a Material Adverse Effect.

(b) Schedule 4.19(b) contains a true, correct and complete list of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Properties”). The Company has made available to RMG II or its Representatives true, correct and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the material Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. The Real Estate Lease Documents have been adequately stamped and validly registered in accordance with applicable Law, in each case except as would not be expected to have a Material Adverse Effect.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to Enforceability Exceptions, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to RMG II or its Representatives and (iii) subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle the Company to the use, occupancy and possession, in each case subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property, of the premises specified in the Real Estate Lease Documents.

(d) No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written notice of material default under any Real Estate Lease Document which default has not been cured or waived prior to the date hereof. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person other than another Subsidiary of the Company the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Except for the Permitted Liens, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since April 1, 2017, to the knowledge of the Company, no security deposit or portion thereof deposited by the Company or any of its Subsidiaries under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed in writing to RMG II or its Representatives; and

(ii) neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited or otherwise limited by any Lien, Governmental Order or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g) All of the Real Properties and buildings, fixtures and improvements thereon (A) are in reasonable operating condition, and (B) to the knowledge of the Company, no condition exists requiring material repairs, alterations or corrections.

(h) Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the material assets of the Company and its Subsidiaries. All owned or leased material tangible assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition. The Company and its Subsidiaries have obtained right of way and peaceful possession required for usage and access to the Owned Real Property and Leased Real Property, and for the development and operation of the Projects, as applicable, in all material respects.

(i) The Company and its Subsidiaries which are developing Projects or part thereof have not received any written notice that the land acquisition process for such Projects or part thereof is delayed to the extent of a material delay in commissioning of such Projects or part thereof beyond the time period prescribed for the same under the Contracts.

4.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(ii) there has been no Release or, to the knowledge of the Company, threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or, to the knowledge of the Company, any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law and, to the knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or require material capital expenditures to achieve or maintain such continued compliance; and

(v) neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material Liabilities or material obligations of any other Person arising under Environmental Law.

(b) The Company has made available to RMG II or its Representatives copies of all written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by or commissioned by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or Liabilities arising under, Environmental Law.

4.21 Absence of Changes.

(a) Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b) From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their assets or properties in the ordinary course of business consistent with past practice, other than due to any COVID-19 Measures applicable to the Company and its Subsidiaries and (ii) have not taken any action that would require the consent of RMG II pursuant to Section 8.01 if such action had been taken on or after the date hereof.

4.22 Affiliate Agreements. Other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, directors or officers of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries.

4.23 Internal Controls. The Company maintains a system of policies, procedures and internal controls designed and implemented to provide reasonable assurance that: (a) no assets or services of the Company and its Subsidiaries are used in a manner that violates applicable Law (including corruption, money laundering or fraud), (b) violations of applicable Law by the Company’s or its Subsidiaries’ directors, officers, employees or their respective agents, representatives or other Persons, acting on behalf of the Company or any Subsidiary, are detected, (c) transactions are executed in accordance with management’s general or specific authorizations, (d) transactions are recorded as necessary to permit preparation of financial statements in conformity with Indian Accounting Standards and to maintain asset accountability, (e) access to the Company’s or its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization, and (f) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to RMG II and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing.

4.24 Certain Business Practices.

(a) Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any of their respective Representatives acting on their behalf, has in violation of applicable Anti-Corruption Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help, hinder or assist the Company or any Subsidiary in connection with any actual or proposed transaction.

(b) The operations of the Company and its Subsidiaries are and, since April 1, 2017, have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions (including the (Indian) Prevention of Money Laundering Act, 2002), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company or any Subsidiary with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries is or, since April 1, 2017, has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence relating to the evasion of Tax or its facilitation, and no such investigation, inquiry or enforcement proceedings are pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

(d) Neither the Company or any Subsidiary, nor any of their respective directors or officers or any other Representative acting on behalf of the Company or any Subsidiary, is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and, since April 1, 2017, neither the Company nor any Subsidiary has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

4.25 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Company Permits”) that are required to lawfully own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to RMG II or its Representatives true, correct and complete copies of all Company Permits, all of which are listed on Schedule 4.25. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the Company Permits are in full force and effect in accordance with their terms, and no outstanding written notice of default or non-compliance, revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries. To the knowledge of the Company, none of the Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Company Permit. Each of the Company and its Subsidiaries is in compliance with all Company Permits applicable to the Company or any of its Subsidiaries, except where the failure to comply with such Company Permits would not have a Material Adverse Effect.

4.26 Projects, Customers and Suppliers. Schedule 4.26 sets forth a complete and accurate list of (a) the Projects, including names of the relevant off-takers or power purchasers, and (b) the top ten (10) suppliers and/or service providers of the Company and its Subsidiaries based on the U.S. Dollar amount of expenditures for the twelve (12)-month period ending December 31, 2020. Other than in the ordinary course of business, none of the off-takers or power purchasers, suppliers or service providers listed on Schedule 4.26 has terminated, or given written notice that it intends to terminate, any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy, between the Company or any of its Subsidiaries, on the one hand, and any such power purchaser, supplier or service provider, on the other hand.

4.27 Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders, at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.28 No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to RMG II or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to RMG II or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RMG II

Except as set forth in the RMG II Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein) and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by RMG II prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature) (it being understood that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Sections 5.04 (Litigation and Proceedings), 5.06 (Financial Ability; Trust Account), 5.12 (Tax Matters), and 5.13 (Capitalization)), RMG II represents and warrants to the Company and the Major Shareholders, as of the date hereof and as of Closing, as follows:

5.01 Corporate Organization. RMG II is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. RMG II has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. RMG II is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into this Agreement or consummate the Transactions. RMG II has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. RMG II is not, and at all times has not been, in violation of any provision of its Organizational Documents in any material respect.

5.02 Due Authorization.

(a) RMG II has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the RMG II Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the boards of directors of RMG II and, except for the RMG II Shareholder Approval, no other corporate proceeding on the part of RMG II is necessary to authorize this Agreement or such ancillary agreements or RMG II’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which RMG II is a party will be when delivered, duly and validly executed and delivered by RMG II and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of RMG II, enforceable against RMG II in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the RMG II Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of RMG II and its shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to the terms of this Agreement, resolved to recommend to RMG II Shareholders approval of the Transactions.

5.03 No Conflict. The execution, delivery and performance of this Agreement by RMG II and, upon receipt of the RMG II Shareholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, RMG II’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to RMG II or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which RMG II is a party or by which its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of RMG II, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform their respective obligations under this Agreement.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of RMG II, threatened Actions against RMG II, or, to the knowledge of RMG II, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting RMG II or its assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon RMG II that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

5.05 Governmental Authorities; Consents. Subject to receipt of the RMG II Shareholder Approval, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of RMG II with respect to RMG II’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of RMG II to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

5.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $345,000,000 invested in a U.S.-based trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 9, 2020, by and between RMG II and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, RMG II’s Organizational Documents and RMG II’s final prospectus dated December 9, 2020. Amounts in the Trust Account are invested in United States Government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. RMG II has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, RMG II has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Exchange Effective Time, the obligations of RMG II to dissolve or liquidate pursuant to RMG II’s Organizational Documents shall terminate, and as of the Exchange Effective Time, RMG II shall have no obligation whatsoever pursuant to RMG II’s Organizational Documents to dissolve and liquidate the assets of RMG II by reason of the consummation of the Transactions. To RMG II’s knowledge, as of the date hereof, following the Exchange Effective Time, no RMG II Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such RMG II Shareholder is a Redeeming Shareholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a Redeeming Shareholder) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, RMG II has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to RMG II on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions).

(c) As of the date hereof, RMG II does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any Indebtedness.

5.07 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by RMG II or any of its Affiliates, including the Sponsor.

5.08 SEC Reports; Financial Statements.

(a) RMG II has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 9, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of RMG II as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b) RMG II maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to RMG II is made known to RMG II’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of RMG II, such disclosure controls and procedures are effective in timely alerting RMG II’s principal executive officer and principal financial officer to material information required to be included in RMG II’s periodic reports required under the Exchange Act.

(c) RMG II maintains a system of internal controls that are designed and sufficient to provide reasonable assurance regarding the reliability of RMG II’s financial reporting and the preparation of the RMG II Financials for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by RMG II to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of RMG II. RMG II has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither RMG II (including any employee thereof) nor RMG II’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by RMG II, (ii) any fraud, whether or not material, that involves RMG II’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by RMG II or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, to the knowledge of RMG II, there are no outstanding SEC comments from the SEC with respect to the SEC Reports and none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.09 Business Activities; Absence of Changes.

(a) Since its incorporation, RMG II has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in RMG II’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon RMG II or to which RMG II is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of RMG II or any acquisition of property by RMG II or the conduct of business by RMG II as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

(b) RMG II does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, RMG II has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.09(c), RMG II is not party to any Contract with any other Person that would require payments by RMG II or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby, Contracts set forth on Schedule 5.09(c) and any such payments to be made as RMG II Transaction Expenses).

(d) As of the date hereof, there is no liability, debt or obligation of RMG II that would be required to be set forth or reserved for on a consolidated balance sheet of RMG II prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on RMG II’s consolidated balance sheet as of December 14, 2020 as reported on Form 8-K or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to RMG II), (ii) that have arisen since the date of RMG II’s consolidated balance sheet as of December 14, 2020 as reported on Form 8-K in the ordinary course of the operation of business of RMG II, (iii) disclosed in the RMG II Disclosure Schedules, or (iv) for professional fees, including with respect to legal and accounting advisors incurred by RMG II in connection with the Transactions.

(e) Except as provided for in the RMG II Financials, RMG II has no material Indebtedness.

(f) Since the incorporation of RMG II, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

5.10 Form F-4 and Proxy Statement/Prospectus. None of the information relating to the RMG II supplied or to be supplied by RMG II, or by any other Person acting on behalf of RMG II in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders, at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 5.10, no representation or warranty is made by RMG II with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of RMG II for use therein.

5.11 No Outside Reliance. Notwithstanding anything contained in this Section 5.11 or any other provision hereof, RMG II and its directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that RMG II has made its own investigation of the Company and the Major Shareholders and that neither the Company, the Major Shareholders nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and the Major Shareholders in Article VII, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries or the Major Shareholders. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by RMG II or its Representatives) or reviewed by RMG II pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to RMG II or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of the Major Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and Article VII of this Agreement. Except as otherwise expressly set forth in this Agreement, RMG II understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by RMG II have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by RMG II have been paid.

(c) RMG II has (i) withheld all material amounts required to have been withheld by it in connection with material amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law or double taxation avoidance agreement in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no audits, examinations, investigations or other proceedings pending against RMG II in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Authority against any of them which have not been resolved.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where RMG II does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of RMG II and no written request for any such waiver or extension is currently pending.

(g) RMG II is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(h) There are no Liens with respect to material amounts of Taxes on any of the assets of RMG II, other than Permitted Liens.

(i) RMG II has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(j) RMG II does not have any material Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). RMG II is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which RMG II could be liable after the Closing Date for any material Tax liability of any Person.

(k) RMG II has not, within the past two years, been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(l) RMG II has not taken or agreed to take any action that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. RMG II does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. To the knowledge of RMG II, no holder of securities of RMG II has entered into, or has any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received in the transactions contemplated by this Agreement. RMG II is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action (including an election), that could reasonably be expected to cause RMG II not to be treated as a corporation for U.S. federal income tax purposes.

5.13 Capitalization.

(a) As of the date hereof, RMG II has issued (i) 34,500,000 RMG II Units, each consisting of one RMG II Class A Share and one-third of one RMG II Warrant, (ii) 11,500,000 RMG II Warrants and (iii) 7,026,807 RMG II Private Warrants.

(b) RMG II is authorized to issue 500,000,000 RMG II Class A Shares and 50,000,000 RMG II Class B Shares, of which, as of the date hereof, 34,500,000 RMG II Class A Shares and 8,625,000 RMG II Class B Shares are issued and outstanding. All issued and outstanding RMG II Shares have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights.

(c) All of the issued and outstanding RMG II Shares and all of the issued and outstanding RMG II Warrants (including the RMG II Private Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, except as disclosed in the SEC Reports and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d) Except for the RMG II Warrants (including the RMG II Private Warrants) issued pursuant to the Warrant Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for RMG II Shares or the equity interests of RMG II, or any other Contracts to which RMG II is a party or by which RMG II is bound obligating RMG II to issue or sell any share of, other equity interests in or debt securities of, RMG II, and (ii) no equity equivalents, stock or share appreciation rights, phantom stock or share ownership interests or similar rights in RMG II. Except as disclosed in the SEC Reports or in RMG II’s Organizational Documents, there are no outstanding contractual obligations of RMG II to repurchase, redeem or otherwise acquire any securities or equity interests of RMG II. There are no outstanding bonds, debentures, notes or other Indebtedness of RMG II having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the RMG II Shareholders may vote. Except as disclosed in the SEC Reports, RMG II is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to RMG II Shares or any other equity interests of RMG II.

5.14 Nasdaq Stock Market Quotation. The issued and outstanding RMG II Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGBU”. The issued and outstanding shares of RMG II Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGB”. The issued and outstanding RMG II Warrants (excluding the RMG II Private Warrants) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGBW”. RMG II is in compliance with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of RMG II, threatened against RMG II by the Nasdaq or the SEC with respect to any intention by such entity to deregister the RMG II Shares, RMG II Warrants or RMG II Units or terminate the listing of RMG II Shares, RMG II Warrants or RMG II Units on the Nasdaq. None of RMG II or its Affiliates has taken any action in an attempt to terminate the registration of the RMG II Shares, RMG II Warrants or RMG II Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Each of PubCo and Merger Sub, as to itself, represents and warrants to the Company and the Major Shareholders, as of the date hereof and as of Closing, as follows:

6.01 Corporate Organization. PubCo and Merger Sub are companies duly incorporated, validly existing and in good standing (to the extent applicable) under the Laws of their respective jurisdictions of formation. Each of PubCo and Merger Sub has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of PubCo and Merger Sub is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into this Agreement or consummate the Transactions. Each of PubCo and Merger Sub has made available to RMG II accurate and complete copies of its Organizational Documents, each as currently in effect. Each of PubCo and Merger Sub were validly and duly incorporated in accordance with applicable Law and neither PubCo nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect. PubCo is not restricted under applicable Law from owning, holding or investing in any entities or subsidiaries in India.

6.02 Due Authorization. Each of PubCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the affirmative vote of (i) the holder of the PubCo Shares passing the required shareholders’ resolutions (the “PubCo Shareholder Approval”) and (ii) the holders of a majority of the shares of Merger Sub that are voted at a meeting of the shareholders of Merger Sub (the “Merger Sub Shareholder Approval”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the sole director of PubCo and the board of directors of Merger Sub and, except for the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate proceeding on the part of PubCo or Merger Sub is necessary to authorize this Agreement or such ancillary agreements, or PubCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which PubCo or Merger Sub is a party will be when delivered, duly and validly executed and delivered by PubCo or Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of PubCo and Merger Sub, enforceable against PubCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

6.03 No Conflict. The execution, delivery and performance of this Agreement by PubCo and Merger Sub and, upon receipt of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, PubCo’s Organizational Documents and Merger Sub’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to PubCo or Merger Sub or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which PubCo or Merger Sub is a party or by which its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of PubCo or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo and Merger Sub to enter into and perform their respective obligations under this Agreement.

6.04 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company and the Major Shareholders as contained in this Agreement, subject to receipt of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of PubCo or Merger Sub with respect to PubCo’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with any Approved Stock Exchange or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of PubCo or Merger Sub to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

6.05 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by PubCo or Merger Sub or any of its Affiliates.

6.06 Business Activities; Absence of Changes.

(a) Each of PubCo and Merger Sub was formed solely for the purpose of effecting the Transactions. Since its incorporation, neither PubCo nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in PubCo’s Organizational Documents and Merger Sub’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon PubCo or Merger Sub, or to which PubCo or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or Merger Sub, or any acquisition of property by PubCo or Merger Sub or the conduct of business by PubCo or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

(b) Neither PubCo nor Merger Sub own or have a right to acquire any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than PubCo’s holding of Merger Sub).

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby, neither PubCo nor Merger Sub is party to any Contract with any other Person that would require payments by PubCo or Merger Sub or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (excluding any such payments to be made as RMG II Transaction Expenses).

(d) As of the date hereof, there is no liability, debt or obligation (actual or contingent) of PubCo or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of PubCo or Merger Sub, except for Liabilities, debts or obligations in the ordinary course of the operation of business of PubCo or Merger Sub, or for professional fees, including with respect to legal and accounting advisors incurred by PubCo or Merger Sub in connection with the Transactions.

(e) Neither PubCo nor Merger Sub have material Indebtedness.

(f) Since the incorporation of PubCo or Merger Sub, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

6.07 Capitalization. The validly issued share capital of PubCo consists of 1 ordinary share of $0.01 as of the date hereof. The authorized share capital of Merger Sub consists of 500,000,000 shares, of which 1 share is issued and outstanding as of the date hereof. All of the issued and outstanding PubCo Shares and Merger Sub Share, including for the avoidance of doubt, any PubCo Shares and Merger Sub Share that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

6.08 Investment Company Act. Neither PubCo nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

6.09 Proxy Statement/Prospectus. None of the information relating to PubCo or Merger Sub supplied or to be supplied by PubCo or Merger Sub, or by any other Person acting on behalf of PubCo or Merger Sub, specifically for inclusion or incorporation by reference in (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq)

with respect to the Transactions; (b) the Form F-4 (including the Proxy Statement/Prospectus contained therein); (c) this Agreement or (d) the mailings or other distributions to holders of RMG II Shares, PubCo Shares or Company Stock and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (d), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.10 Independent Investigation. Each of PubCo and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of RMG II and acknowledges that it has been provided adequate access to the personnel, assets, books and records, and other documents and data of RMG II for such purpose. Each of PubCo and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of RMG II set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) and in any certificate delivered to PubCo or Merger Sub pursuant hereto; and (b) none of RMG II or its Representatives have made any representation or warranty as to RMG II or this Agreement, except as expressly set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) or in any certificate delivered to PubCo or Merger Sub pursuant hereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS

Except as set forth in the Major Shareholders Disclosure Schedules to this Agreement (each of which qualifies (a) only in respect of the Major Shareholder making the relevant disclosure, (b) the correspondingly numbered representation, warranty or covenant if specified therein and (c) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), each Major Shareholder (other than the SS Group) severally, and not jointly nor jointly and severally, and in the case of the SS Group (only in respect of Section 7.01 to Section 7.09, Section 7.10(b) and Section 7.10(k)), jointly and severally, represents and warrants to RMG II and to PubCo, in each case as of the date hereof and as of Closing, as follows:

7.01 Organization and Standing. Each Major Shareholder, if not a natural Person, is a duly incorporated company or corporation, validly existing under the Laws of the jurisdiction of its formation. Such Major Shareholder has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted in all material respects. Such Major Shareholder is duly licensed or qualified and, if applicable, in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to enter into this Agreement or consummate the Transactions. Such Major Shareholder is not in violation of any provision of its Organizational Documents in any material respect.

7.02 Due Authorization. Each Major Shareholder has all requisite power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate approvals of such Major Shareholder (if not a natural Person), and no other corporate proceeding on the part of such Major Shareholder is necessary to authorize this Agreement or such ancillary agreements, or such Major Shareholder’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which such Major Shareholder is a party will be when delivered, duly and validly executed and delivered by such Major Shareholder and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of such Major Shareholder, enforceable against such Major Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.03 Ownership(a) . Other than Green Rock, each Major Shareholder is the sole, legal and beneficial owner of and owns good and valid title to the Company Ordinary Stock set opposite such Major Shareholder’s name on Schedule 7.03 (free and clear of any and all Liens); and Green Rock is the legal owner (acting as trustee of Green Stone A 2014 Trust) of such number of Company Ordinary Stock set opposite its name on Schedule 7.03, with ADIA being the sole beneficiary of the Green Stone A Trust 2014 pursuant to the deed of settlement dated February 19, 2014 between ADIA and Green Rock. There are no proxies, voting rights, shareholders’ agreements or other agreements to which such Major Shareholder is a party or by which such Major Shareholder is bound, with respect to the voting or transfer of any of such Major Shareholder’s Company Ordinary Stock (other than this Agreement and any ancillary agreement thereto). No proceedings or demands are pending against such Major Shareholder under the IT Act that will result in, or would reasonably be expected to result in, the transfer to PubCo of the Company Exchanged Stock or, to the extent such Major Shareholder’s Company Exchanged Conversion Stock is transferred as at the Closing Date, Company Exchanged Conversion Stock by such Major Shareholders being declared void pursuant to Section 281 of the IT Act.

7.04 No Conflict. The execution, delivery and performance of this Agreement by such Major Shareholder and the consummation of the Transactions by such Major Shareholder do not and will not (a) conflict with or violate any provision of such Major Shareholder’s Organizational Documents (if not a natural Person) or (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to such Major Shareholder or any of its properties or assets or (c) result in the creation of any Lien upon any of the properties or assets of such Major Shareholder, except (in the case of clauses (b) or (c) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to enter into and perform its obligations under this Agreement.

7.05 Governmental Authorities; Consents. No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Major Shareholder with respect to its execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such Consents as are contemplated by this Agreement, including under Section 8.03, the Company Disclosure Schedules and the RMG II Disclosure Schedules, (b)

any Consents required from or with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the ability of such Major Shareholder to consummate the Transactions.

7.06 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Major Shareholder or any of its Affiliates.

7.07 Litigation and Proceedings. There is no Action pending or, to the knowledge of such Major Shareholder, threatened, nor any Governmental Order is outstanding, against or involving such Major Shareholder, whether at law or in equity, before or by any Governmental Authority, including any Taxation Authority, which would reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to consummate the Transactions and the transactions contemplated by the ancillary agreements to this Agreement that such Major Shareholder is a party to.

7.08 Proxy Statement/Prospectus. None of the information relating to such Major Shareholders supplied or to be supplied by such Major Shareholder, or by any other Person acting on behalf of such Major Shareholder, in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 7.08, no representation or warranty is made by the Major Shareholder with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Major Shareholder for use therein.

7.09 Independent Investigation. Each Major Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of RMG II set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) and in any certificate delivered to such Major Shareholder pursuant hereto; and (b) none of RMG II or its Representatives have made any representation or warranty as to RMG II or this Agreement, except as expressly set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) or in any certificate delivered to any Major Shareholder pursuant hereto.

7.10 Tax Matters.

(a) Each Major Shareholder is not, nor will be, a tax resident of India and does not have a place of effective management in India under Section 6 of the IT Act during the Indian Tax Year in which the Closing occurs.

(b) Each Major Shareholder’s Company Exchanged Stock and, to the extent such Major Shareholder’s Company Exchanged Conversion Stock is transferred as at the Closing Date, Company Exchanged Conversion Stock is treated as a “capital asset” for the purposes of the IT Act and not as “stock in trade”.

(c) No Major Shareholder has a permanent establishment in India, as defined under the applicable Tax treaty, nor has it received any written notice or other communication from any Indian Taxation Authority alleging that such Major Shareholder should be classified as having a permanent establishment in India under the applicable Tax treaty.

(d) All documents and information that have been or will be provided by each Major Shareholder for the purpose of the Big Four Opinion and other matters set forth in Section 8.15 are and shall be true and complete in all material respects and, to the best of the Major Shareholder’s knowledge, not misleading and do not omit any information which would make such information or documents misleading or inaccurate.

(e) Each Major Shareholder has been issued a permanent account number by an Indian Taxation Authority in accordance with the provisions of the IT Act which is validly subsisting as of the date of this Agreement.

(f) GSW (i) is a company incorporated in Mauritius; (ii) is a tax resident of Mauritius under the Mauritius Tax treaty and holds a valid tax residency certificate issued by such Mauritian authorities for the entire Indian Tax Year in which Closing takes place; (iii) is eligible to claim the benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock and is not aware of any circumstances which would disentitle GSW from such benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock held by it; and (iv) has acquired Company Exchanged Stock (including as a result of a conversion of any convertible instruments, rights issue, bonus etc) on or prior to March 31, 2017.

(g) Green Rock is a trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated February 19, 2014 between ADIA and Green Rock with ADIA being its sole beneficiary. Green Rock shall transfer the Company Exchanged Stock and Company Exchanged Conversion Stock acting in its capacity as a trustee of Green Stone A 2014 Trust. ADIA, being the sole beneficiary under the Green Stone A 2014 Trust, shall be exempt from tax in India under the India-UAE Tax treaty in the hands of ADIA on a pass through basis in respect of income or gain from such transfer of Company Exchanged Stock and Company Exchanged Conversion Stock to PubCo.

(h) JERA is: (i) a company incorporated in Amsterdam, Netherlands; (ii) a tax resident of the Netherlands under the convention between the Republic of India and the Kingdom of the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital (the “Netherlands Tax Treaty”) and holds a valid tax residency certificate issued by Netherlands authorities for the entire Indian Tax Year in which Closing takes place; and (iii) eligible to claim the benefits under Article 13 of the Netherlands Tax Treaty read with the provisions of the MLI and the same has never been challenged in the past and is not aware of any circumstances which would disentitle JERA from such benefits under Article 13 of the Netherlands Tax Treaty with respect to the Company Exchanged Stock held by it. The Company Exchanged Stock held by JERA does not form part of the business property of a permanent establishment which JERA may have in India.

(i) SACEF: (i) is a company incorporated in Mauritius; (ii) is a tax resident of Mauritius under the Mauritius Tax treaty and holds a valid tax residency certificate issued by such Mauritian authorities for the entire Indian Tax Year in which Closing takes place; (iii) is eligible to claim the benefits under Article 13(4) of the Mauritius Tax treaty and is not aware of any circumstances which would disentitle SACEF from such benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock held by it; and (iv) has acquired Company Exchanged Stock (including as a result of a conversion of any convertible instruments, rights issue, bonus etc) on or prior to March 31, 2017.

(j) CPPIB is a tax resident of Canada.

(k) Each of Sumant, Wisemore and Cognisa Investments is resident in India for the purposes of the IT Act.

7.11 Intended Tax Treatment. Each Major Shareholder has not entered into, nor does it have any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received pursuant to Section 2.02.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE MAJOR SHAREHOLDERS

8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, as required by applicable Law or pursuant to any COVID-19 Measures applicable to the Company and its Subsidiaries or as consented to by RMG II in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice, including to preserve the goodwill and present business relationships (contractual or otherwise) with its customers, suppliers, joint venture partners, distributors and creditors and others having material business relationships with it and retain its current officers and other key employees and (ii) comply in all material respects with all Laws applicable to it and its Subsidiaries and their respective businesses, assets and employees. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including the amendment of the terms of the CCPS substantially in the form set out in Exhibit E, the conversion of any CCPS in accordance with their terms, or entering into such documents and instruments and taking such actions as may be reasonably required by the Company to release or otherwise discharge any guarantee or other credit support granted by the Company or any Subsidiary in respect of any Indebtedness incurred by the SS Group or to comply with the obligations of the Company, its Subsidiaries or the SS Group in respect of such Indebtedness), as required by applicable Law or pursuant to any COVID-19 Measures applicable to the Company and its Subsidiaries or as consented to by RMG II in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries except (i) in the case of the Company, for any such change or amendment made in the ordinary course of business and which will not have an material adverse impact on the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions, (ii) in the case of the Company’s Subsidiaries, for any such change or amendment made in the ordinary course of business or (iii) as expressly contemplated by this Agreement;

(b) except in the ordinary course of business in relation to the Company’s Subsidiaries (i) make, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any of the Company or its Subsidiaries, (ii) effect any recapitalization, reclassification, split or other change in their capitalization, (iii) authorize for issuance, issue, sell, transfer (other than transfers of Company Stock held by former employees of the Company or its Subsidiaries to existing employees), pledge, encumber, dispose of or deliver any additional shares of their capital stock or securities convertible into or exchangeable for shares of their capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of their capital stock, or split, combine or reclassify any shares of their capital stock (except in each case in relation to the repayment, prepayment or refinancing of or the enforcement of any security in respect of any Indebtedness secured by Company Ordinary Stock held by the SS Group) or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of their capital stock or other equity interests;

(c) except as otherwise permitted or not restricted by this Section 8.01 enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.13(a);

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, including Real Property, except for sales, transfers, leases, pledges or other encumbrances or dispositions of assets, properties or business (i) not in excess of $5,000,000 in the aggregate, (ii) in respect of any power generating assets, with a capacity not in excess of 500 megawatts, (iii) as between the Company and its Subsidiaries, (iv) in relation to the Company’s Subsidiaries, in the ordinary course of business and consistent with past practice or (v) the creation of any pledge, encumbrance or other security interest over any land, property or assets of Subsidiaries or the Company to secure Indebtedness incurred by the Company or its Subsidiaries in the ordinary course of business;

(e) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries, in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any key employee or manager of the Company or its Subsidiaries with annual base compensation of more than $150,000, except in the ordinary course of business consistent with past practice (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or any of its Subsidiaries, or any other individual who is providing or will provide services to the Company or any of its Subsidiaries, other than any employee with annual base compensation of less than $1,000,000 in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain its existence, (ii) enter into a new material line of business (other than the electricity transmission and distribution and wind and solar manufacturing businesses), (iii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association, joint venture or other business organization or division thereof (other than in the ordinary course of business in relation to the Company’s Subsidiaries), (iv) make any acquisition of any assets, business, equity interests or other properties or incur any liability or obligation in excess of $1,000,000 individually or $2,500,000 in the aggregate (other than in the ordinary course of business in relation to the Company’s Subsidiaries), (v) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or material Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $1,000,000 (other than in the ordinary course of business), or (vi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g) make any capital expenditures (or commitment to make any capital expenditures) in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate) other than any capital expenditure (or series of related capital expenditure) approved under the Shareholders’ Agreement or which is consistent in all material respects with the Company’s annual capital expenditure budget for the periods following the date hereof;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than, in relation to the Company’s Subsidiaries, in the ordinary course of business consistent with past practice or between the Company and its Subsidiaries;

(i) amend in a manner materially detrimental to the Company or any of its Subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or maintain any material authorization from a Governmental Authority or material Permit required for the conduct of the business of the Company or any of its Subsidiaries, or otherwise terminate its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(j) except, in relation to the Company’s Subsidiaries, in the ordinary course of business, or as required by applicable Law, make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(k) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability or commence any Action, other than in the ordinary course of business or that otherwise do not exceed $10,000,000 in the aggregate;

(m) (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness, other than Indebtedness incurred in the ordinary course of business (which for the avoidance of doubt, includes any refinancing or issuance of debt securities) or (ii) except in the ordinary course of business, amend, restate or modify any terms of or any agreement with respect to any outstanding material Indebtedness;

(n) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except insofar as may have been required by a change in Law, IFRS or GAAP;

(o) fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company or any of its Subsidiaries or their assets or properties as of the date hereof;

(p) fail in a material manner to manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice; or

(q) authorize or commit or agree to do any action prohibited under this Section 8.01.

8.02 Inspection. Subject to confidentiality obligations and similar restrictions (including privileged information) that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to RMG II and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company or any of its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records projections, plans, systems and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its

Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case for the purpose of effecting the Transaction. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the foregoing sentence apply. All information obtained by RMG II and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

8.03 Regulatory Approvals.

(a) The Company shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, including the approval set out in Section 11.01(a), (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(c) The Company shall promptly notify, to the extent permitted by Law, RMG II of any substantive communication with, and furnish to RMG II copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the Transactions, and the Company shall permit counsel to RMG II an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or their Affiliates to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of RMG II and each of the Major Shareholders Representatives. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, RMG II and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, among the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

8.04 No RMG II Transactions.

(a) From and after the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, neither the Major Shareholders (other than CPPIB and GSW), the Company, nor any of their respective Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of RMG II without the prior consent of RMG II. The Major Shareholders (other than CPPIB and GSW) and the Company shall use reasonable best efforts to require each of their Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

(b) From and after the date hereof until the Closing Date, except as otherwise contemplated by this Agreement:

(i) CPPIB shall use reasonable best efforts to procure that the Restricted CPPIB Group shall not engage in any transactions involving the securities of RMG II; and

(ii) GSW shall not, directly or indirectly, engage in any transactions involving the securities of RMG II and shall use reasonable best efforts to procure that the merchant banking area of the asset management division of Goldman Sachs shall not engage in any transactions involving the securities of RMG II, in each case without the prior consent of RMG II.

(c) Each Major Shareholder (other than CPPIB) hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with such Major Shareholder, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of RMG II prior to the Closing or the earlier termination of this Agreement in accordance with its terms. CPPIB agrees that neither the Restricted CPPIB Group nor any person or entity acting on its behalf or pursuant to any understanding with such Restricted CPPIB Group shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of RMG II prior to the Closing or the earlier termination of this Agreement in accordance with its terms.

8.05 No Claim Against the Trust Account. Notwithstanding anything else in this Agreement, the Company and the Major Shareholders acknowledge that they have read RMG II’s final prospectus, dated December 9, 2020, and other SEC Reports, RMG II’s Organizational Documents and the Trust Agreement and understands that RMG II has established the Trust Account described therein for the benefit of RMG II’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and the Major Shareholders further acknowledge that, if the Transactions or, in the event of termination of this Agreement, another Business Combination are not consummated by December 14, 2022, or such later date as approved by the shareholders of RMG II to complete a Business Combination, RMG II will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company and the Major Shareholders, each on behalf of itself and its Affiliates, hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and RMG II to collect from the Trust Account any monies that may be owed to them by RMG II or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.05 shall survive the termination of this Agreement for any reason.

8.06 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide RMG II and PubCo, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended March 31, 2019, March 31, 2020 and March 31, 2021 (the latter period if and when required in accordance with the Form F-4), in each case, prepared in accordance with IFRS (and not materially different than IFRS) and the Company prepared unaudited financial statements, including unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and their Subsidiaries and Affiliates shall use reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advance notice, RMG II and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with RMG II in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to the RMG II Shareholders, the Company will give RMG II prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, RMG II, the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form F-4, such that the Form F-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by RMG II pursuant to this Section 8.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

8.07 PIPE Investment(a) . The Company shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by RMG II in connection with the PIPE Investment and RMG II shall provide to the Company and the Major Shareholders a copy of any transaction documents in connection with the PIPE Investment. Notwithstanding the foregoing, none of PubCo or RMG II or their respective Affiliates or Subsidiaries shall enter into or consummate any transaction documents in connection with the PIPE Investment without the prior written consent of the Company and each of the Major Shareholders Representatives (such consent not to be unreasonably withheld, conditioned or delayed).

8.09 Minority Shareholders.

(a) Effective as of the Closing, the Company Benefit Plan shall stand terminated and Company Stock Options issued thereunder shall, to the extent then outstanding and unexercised as of the Closing Date shall automatically, without any action on the part of the holder thereof, be deemed forfeited and such Company Stock Options shall terminate (without any Tax liability on the holder for such forfeiture, which shall be solely borne by the Company).

(b) During the period commencing from the date of this Agreement and ending on the date on which the last of the Closing conditions to this Agreement set out in Article XI have been satisfied or waived (other than the Closing conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Minority Option Period”), any Person who was formerly an employee but is not an employee of the Company or its Subsidiaries as of the beginning of the Minority Option Period (an “Ex-Employee”) and holding vested Company Stock Options shall be entitled, by delivering a written notice to the Company (i) to exercise all (and not some only) of the vested Company Stock Options held by such person, at the exercise price applicable to such Company Stock Option under its terms, and receive such number of Company Ordinary Stock per exercised Company Stock Option as set out under its terms at any time after the Closing Date and no later than five (5) Business Days from the Closing Date; and (ii) immediately following the exercise of such option, sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such person at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall be completed no later than two (2) Business from the date of exercise.

(c) During the Minority Option Period, each Ex-Employee holding Company Ordinary Stock shall be entitled, by delivering to the Company and PubCo a notice in writing to such effect, to sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such holder at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date.

(d) During the Minority Option Period, each person who is an employee (except Sumant and his Affiliates) of the Company or its Subsidiaries as of the beginning of the Minority Option Period holding Company Ordinary Stock shall be entitled, by delivering to the Company and PubCo a notice in writing to such effect, to (i) sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such holder at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date; and (ii) if such holder has sold its Company Ordinary Stock to PubCo, PubCo shall issue to such holder such number of PubCo Share Entitlements which provides such holder with the equivalent economic value of 0.8289 PubCo Class A Share per Company Ordinary Stock sold.

8.10 Employment Agreement. Each of the Company, PubCo, RMG II and the Major Shareholders agree to negotiate in good faith and use their respective reasonable best efforts to cause Sumant to enter into a new employment agreement with PubCo and/or the Company on or prior to the Closing Date substantially reflecting the terms in the form attached hereto as Exhibit H.

8.11 Directors’ Resignations. The Company shall use reasonable best efforts to procure that, on the Closing Date, those directors of the Company, as determined by the Company and RMG II, shall have executed and delivered to RMG II letters of resignation resigning from their positions as directors of the Company.

8.12 Amendment and Conversion of CCPS and Company Organizational Documents.

(a) The Company and the Major Shareholders shall:

(i) prior to the Closing Date, amend the terms of the CCPS, as set out in the Company’s Organizational Documents, to reflect the amendments set forth in Exhibit E;

(ii) take such other steps as may be required, including convening a meeting of the Company Board and the Company Stockholders to amend the Company’s Organizational Documents to reflect the amended terms of the CCPS;

(iii) make such filings or notifications with, and use their respective reasonable best efforts to obtain any necessary Consents from, the relevant Governmental Authorities, as may be required in respect of such amendments to the terms of the CCPS; and

(iv) agree the form of the amendments to be made to the articles of association of the Company pursuant to Section 2.05(d).

(b) Following the satisfaction or waiver of conditions set forth in Article XI (other than the conditions that by their terms are to be satisfied at the Closing), each of the Company, Green Rock, GSW and CPPIB shall take such steps as may be required to convert all of the CCPS held by Green Rock, GSW and CPPIB into Company Exchanged Conversion Stock in accordance with the terms of the CCPS, and each of the Company, Green Rock, GSW and CPPIB shall use their respective reasonable best efforts to ensure that such CCPS shall be converted into Company Exchanged Conversion Stock by no later than the date falling eight (8) Business Days after the satisfaction or waiver of such conditions.

(c) Reinstatement of Economic Benefit. If this Agreement is terminated for any reason and the Transactions are abandoned, the Company and the Major Shareholders shall use their reasonable best efforts to put in place such arrangements as may be reasonably necessary to cause the Company to re-issue to Green Rock, GSW and CPPIB such number of CCPS (or equivalent securities) that were converted by such Major Shareholder as if the amendments and the conversion set forth in Section 8.12(a) and Section 8.12(b) above had not occurred.

8.13 Notifications, Waivers, Consents, Licenses and Trademarks. The Company will use its reasonable best efforts to procure the waivers, consents, licenses and trademark applications identified on Schedule 8.13 hereof prior to the Closing.

8.14 Support Agreements. Each of the Major Shareholders irrevocably and unconditionally agrees that, until the Closing Date has occurred, it shall vote or cause to be voted all of the shares of Company Stock owned by such Major Shareholder in favor of the Transactions at any meeting of the Company Stockholders convened in respect of the same, and each Major Shareholder hereby consents to the Transactions.

8.15 Tax Matters.

(a) Each Major Shareholder shall:

(i) file all necessary Tax Returns in relation to the transfer of the Company Stock under this Agreement in accordance with applicable Tax Laws and within such time periods as are prescribed thereunder, and shall not take any position contrary to (A) in the case of CPPIB, the representations and warranties it makes under this Agreement and the Final Tax Gains Computation (other than non-material adjustments to the Final Tax Gains Computation based on actual expenses and other similar amounts) and (B) in the case of each Major Shareholder other than CPPIB, the representations and warranties it makes under this Agreement, the Big Four Opinion and the Final Tax Gains Computation (other than non-material adjustments to the Final Tax Gains Computation based on actual expenses and other similar amounts), and shall confirm to PubCo such filings have been completed within five (5) Business Days of receiving acknowledgment thereof from the relevant Governmental Authority;

(ii) prior to the Closing Date, provide to PubCo such information as may be required for the purposes of completing and filing Form 15CA and Form 15CB in accordance with the IT Act; and

(iii) obtain from a Big Four Accounting Firm and provide to PubCo no later than ten (10) Business Days before Closing in a form and manner reasonably acceptable to PubCo:

(1) (x) a computation of gains (“Tax Gains Computation”) earned by such Major Shareholder pursuant to the transfer of the Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock (as applicable) to PubCo under the IT Act (after considering the provisions of Section 50CA of the IT Act and valuation requirements thereunder and taking account of the Tax Valuation Report and PubCo Valuation Report); (y) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to the Major Shareholder (without giving any relaxation / exemption under any double taxation avoidance agreement); and (z) the amount of Tax to be withheld by PubCo under the IT Act from the consideration payable to each such Major Shareholder under this Agreement;

(2) a reliance letter to be issued by such Big Four Accounting Firm to PubCo in respect of the Tax Gains Computation and the Big Four Opinion (subject to satisfaction by PubCo of all necessary requirements of such Big Four Accounting Firm for the issue of such reliance letter;

(3) a “should” level opinion from a Big Four Accounting Firm in a form and manner to the reasonable satisfaction of PubCo confirming the:

(A) in the case of Green Rock (a) that on the basis that Green Rock is transferring the Company Exchanged Stock and Company Exchanged Conversion Stock in its capacity as a trustee of Green Stone A 2014 Trust, the sole beneficiary of which is ADIA, ADIA should be exempt from tax in India under the India-UAE Tax treaty on a pass through basis in respect of income or gain from such transfer of Company Exchanged Stock and Company Exchanged Conversion Stock to the PubCo (b) PubCo should not be required to withhold any tax in relation to the purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from Green Rock pursuant to this Agreement (c) that no tax liability as a representative assessee or an agent under Section 163 of the IT Act should be imposed on PubCo in respect of its purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from Green Rock pursuant to this Agreement; and

(B) in the case of any Major Shareholder other than Green Rock and CPPIB (a) withholding tax obligation in relation to the purchase of the Company Exchanged Stock and the Company Exchanged Conversion Stock (as applicable), with respect to such Major Shareholder; (b) no tax liability as a representative assessee or an agent under Section 163 of the IT Act should be imposed on PubCo in respect of its purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from such Major Shareholder; and (c) GSW, JERA and SACEF should be eligible to claim tax exemption under the applicable double taxation avoidance agreement read with the MLI with respect to income arising on transfer of the Company Exchanged Stock to PubCo under this Agreement and accordingly, PubCo should not be required to withhold any Tax under the IT Act from consideration payable to GSW, JERA and SACEF under this Agreement,

(“Big Four Opinion”); provided GSW with respect to the transfer of Company Exchanged Conversion Stock shall not be required to provide the Big Four Opinion specified in this Section 8.15(a)(iii)(3);

(b) Each Major Shareholder (other than CPPIB, Green Rock and Wisemore) shall provide to PubCo no later than ten (10) Business Days before Closing a certified true copy of duly filled and signed Form 10F along with relevant documents under the (Indian) Income Tax Rules, 1962, including a certified copy of its tax residency certificate issued by the relevant Governmental Authority of such Major Shareholder’s country of residence which is valid for the Indian Tax Year in which the Closing Date falls.

(c) Each Major Shareholder shall no later than ten (10) Business Days before Closing provide to PubCo a copy of its respective permanent account number issued by the appropriate authority in accordance with the provisions of the IT Act, which is validly subsisting as of the date of this Agreement and which shall continue to remain validly existing on the Closing Date.

(d) The Company shall obtain a valuation report from a Big Four Accounting Firm, or any reputed merchant banker or reputed valuer, computing the fair market value of Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock in accordance with Section 50CA/Section 56(2)(x) of the IT Act read with Rule 11UAA (read with Rule 11U and 11UA) of the Income Tax Rules, 1962, and provide to PubCo and the Major Shareholders no later than fifteen (15) Business Days before Closing a copy of such report, in a form and manner reasonably acceptable to PubCo and RMG II and on which reliance can be placed by PubCo and the Major Shareholders (“Tax Valuation Report”) provided that Tax Valuation Report shall be updated with material changes, if any between the date of issuance of Tax Valuation Report and the Closing Date (“Final Tax Valuation Report”) provided further that in the event no changes are required to be made to the Tax Valuation Report, such Tax Valuation Report shall be deemed as the Final Tax Valuation Report).

(e) The Company shall obtain a valuation report from a reputed valuer in a form and manner acceptable to PubCo and RMG II, and shall provide to PubCo no later than fifteen (15) Business Days before Closing and the Major Shareholders a copy of such valuation report on which reliance can be placed by PubCo and the Major Shareholders, determining the fair value/market value of PubCo Shares to ascertain the sale consideration for Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock that forms part of the Tax Gains Computation (“PubCo Valuation Report”) provided that PubCo Valuation Report shall be updated with material changes, if any between the date of issuance of PubCo Valuation Report and the Closing Date (“Final PubCo Valuation Report”) provided further that in the event no changes are required to be made to the PubCo Valuation Report, such PubCo Valuation Report shall be deemed as the Final PubCo Valuation Report).

(f) Each Major Shareholder shall on the Closing Date provide to PubCo from a Big Four Accounting Firm, Tax Gains Computation updated with Final Tax Valuation Report, Final PubCo Valuation Report and applicable exchange rate for the conversion in Indian rupee in accordance with the Income Tax Rules, 1962 (“Final Tax Gains Computation”) in a form and manner reasonably acceptable to PubCo along with a reliance letter to be issued by such Big Four Accounting Firm to PubCo for such Final Tax Gains Computation.

(g) Except with the prior written consent of CPPIB and GSW, the Company shall not (and no Major Shareholder shall permit the Company to) make an election for the Company to not be treated as a corporation for U.S. federal income tax purposes.

8.16 PubCo Residence. The Company and the Major Shareholders intend that the central management and control and effective management of PubCo for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

8.17 Loans and Guarantees. Each of the Company and the SS Group shall, and shall use reasonable best efforts to procure that the Subsidiaries shall, by no later than the Closing Date, release or otherwise discharge any and all loans, guarantees and other credit support provided by the Company or any of its Subsidiaries for any Indebtedness incurred by the SS Group (and each of the Company and the SS Group shall be permitted to enter into such documents or instruments and take such actions as may be required to effect the foregoing).

ARTICLE IX

COVENANTS OF RMG II, PUBCO AND THE MERGER SUB

9.01 Regulatory Approvals.

(a) RMG II, PubCo and Merger Sub shall exercise their reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, including the approvals set out in Section 11.01(a), (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) RMG II, PubCo and Merger Sub shall cooperate in good faith with the Regulatory Consent Authorities and exercise their reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(c) RMG II, PubCo and Merger Sub shall promptly notify, to the extent permitted by Law, the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by RMG II, PubCo or Merger Sub and any third party or any Governmental Authority with respect to the Transactions, and RMG II, PubCo and Merger Sub shall permit counsel to the Company an opportunity to review in advance, and RMG II, PubCo and Merger Sub shall consider in good faith the views of such counsel in connection with, any proposed written communications by RMG II, PubCo or Merger Sub to any Governmental Authority concerning the Transactions; provided, that RMG II, PubCo and Merger Sub shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of the Company and each of the Major Shareholders Representatives. RMG II, PubCo and Merger Sub agree to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, among RMG II, PubCo, Merger Sub and/or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 9.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of RMG II, PubCo or Merger Sub or other competitively sensitive material; provided, that RMG II, PubCo and Merger Sub may, as each deems advisable and necessary, designate any materials provided to the Company under this Section 9.01(c) as “outside counsel only.”

9.02 Conduct of RMG II, PubCo and Merger Sub During the Interim Period.

(a) During the Interim Period, except as contemplated by this Agreement and the Transactions or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), RMG II, PubCo and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to:

(i) change, modify or amend the Trust Agreement or their respective Organizational Documents (other than as required for the Re-Registration) except (A) for any such change or amendment made in the ordinary course of business and which will not have an material adverse impact on the their ability to perform their obligations under this Agreement or to consummate the Transactions (B) as required for the Re-Registration of PubCo;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in RMG II, PubCo and Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub (other than as required for the Re-Registration); or (C) other than in connection with the Transactions or as otherwise required by their respective Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub (other than as required for the Re-Registration);

(iii) other than in connection with this Agreement, the Transactions or the PIPE Investment, enter into, renew or amend any transaction or Contract with an Affiliate of RMG II (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(iv) except in the ordinary course of business consistent with past practices or as otherwise required by applicable Law: make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, or enter into any agreement with a Governmental Authority with respect to Taxes, in each case if such election, change, amendment, agreement or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including the Company and its Subsidiaries) after the Closing and provided that PubCo may take any action that it determines, acting reasonably, is necessary to optimize its expected liability for Taxes following the Transactions;

(v) waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability other than in the ordinary course of business;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness other than in the ordinary course of business;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those set out in the RMG II Disclosure Schedules, (B) incurred for the purpose of consummating the Transactions, or (C) in the ordinary course of business; or

(viii) other than in connection with this Agreement, the Transactions and the PIPE Investment, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than as required for the Re-Registration).

(b) During the Interim Period, RMG II, PubCo and Merger Sub shall comply with and continuing performing under, as applicable, its Organizational Documents, the Trust Agreement and all other agreements or Contracts to which it is a party as of the date hereof and conduct and operate its business in the ordinary course of business consistent with past practice.

9.03 Stock Exchange Listing. PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Class A Shares to be issued in connection with the Transactions to be approved for, listing on an Approved Stock Exchange and accepted for clearance by the DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

9.04 Incentive Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, a management incentive equity plan (which shall reflect substantially the terms set out in Exhibit G) in such form as may be mutually agreed among PubCo, RMG II and the Company (the “PubCo Equity Plan”).

9.05 Amendments to Organizational Documents. On or prior to the Closing Date, PubCo shall adopt new articles of association to incorporate the terms of the PubCo Shareholders Agreement, and otherwise on terms that are satisfactory to the Major Shareholders and the Company each acting reasonably, and each of the Major Shareholders, the RMG II Representative and PubCo shall execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to reflect in such articles of association the terms of, and any rights, benefits, obligations and liabilities set out in, the PubCo Shareholders Agreement.

9.06 PubCo Withholding. PubCo shall not withhold or deduct any Indian Tax from the consideration payable to (i) JERA, SACEF, Green Rock and GSW in relation to the sale of Company Exchanged Stock, and (ii) Green Rock in relation to sale of Company Exchanged Conversion Stock, provided that PubCo shall be entitled to deduct and withhold Indian tax from payment made to (a) CPPIB in relation to Company Exchanged Stock in accordance with the Final Tax Gain Computation and Company Exchanged Conversion Stock in accordance with the CPPIB Withholding Amount,, (if required under applicable law), (b) GSW in relation to Company Exchanged Conversion Stock in accordance with the GSW Withholding Amount,, sold to PubCo (if required under applicable law), (c) any Person other than JERA, SACEF, Green Rock, GSW and CPPIB (including shareholders set forth in Section 8.09) for acquisition of Company Stock and shall provide a withholding tax certificate issued by an Indian Taxation Authority to CPPIB and GSW, as the case may be, no later than five (5) days from the date on which withholding tax return for the amounts withheld by PubCo is filed by PubCo.

9.07 PubCo Residence. PubCo intends that the central management and control and effective management of PubCo for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

9.08 PubCo Re-Registration. PubCo shall take all actions as required by the CA 2006 to re-register as a public company (the “Re-Registration”) and shall complete any other necessary steps in connection with the Re-Registration by no later than two (2) Business Days before the Closing Date.

9.09 F-1 Registration Statement. PubCo shall use commercially reasonable efforts to file a registration statement on Form F-1 covering all Registrable Securities (as defined in the Registration Rights, Coordination and Put Option Agreement Term Sheet) within 30 days after the Closing Date.

9.10 s593 Report. PubCo shall use reasonable best efforts to obtain a s593 Report in respect of any issuances of PubCo Shares by it contemplated pursuant to Section 2.02 where such report is required under section 593 of CA 2006, in a form and manner reasonably acceptable to the Company as confirmed by the Company in writing (such consent not to be unreasonably withheld or delayed) and shall provide the Major Shareholders with a copy of such s593 Report. PubCo will allow the Major Shareholders access to the valuer and to make reasonable comments to the valuer on the relevant draft s593 Report.

9.11 Amendment to the Warrant Agreement. PubCo and RMG II shall, on terms to be approved in writing by the Company, (a) enter into an assignment and assumption agreement pursuant to which RMG II will assign to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement and (b) amend the Warrant Agreement to change all references to RMG II Warrants (as such term is defined therein) to RMG II Adjusted Warrants (and all references of RMG II Class A Shares (as such term is defined therein) underlying such warrants to PubCo Class A Shares), which shall cause each outstanding RMG II Warrant to represent the right to receive, from Closing, 1.0917589 whole PubCo Class A Shares (the “Amended Warrant Agreement”). Certificates representing the RMG II Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 9.11; provided however, that any holder of RMG II Warrants may at any time surrender to PubCo certificate(s) representing such RMG II Warrants and request replacement certificates representing the RMG II Adjusted Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 9.11. PubCo shall issue any such replacement certificates representing RMG II Adjusted Warrants within ten (10) Business Days of its receipt of a written request from the holder of an RMG II Warrant.

9.12 PubCo Share Entitlement. From (and including) the Closing Date, PubCo shall issue such number of options or other instruments (a “PubCo Share Entitlement”) to employees of PubCo, the Company or their respective Subsidiaries, in such number, and on such terms and conditions as may be determined in a manner consistent with the principles set out in Schedule 9.12 (the “PubCo Share Entitlement Program”), provided that the aggregate number of PubCo Share Entitlements issued at any time under the PubCo Share Entitlement Program shall not have an equivalent economic value exceeding 12,024,437 PubCo Class A Shares. For the avoidance of doubt, the PubCo Share Entitlement Program shall be separate and independent from the PubCo Equity Plan, and any instruments issued or to be issued under the former shall be deemed to be separate and independent from the latter. The Company shall provide to PubCo the details and manner of distribution of the PubCo Share Entitlement to be issued to employees of PubCo, the Company or its Subsidiaries at least ten (10) Business Days prior to the Closing Date.

ARTICLE X

JOINT COVENANTS

10.01 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company, PubCo, Merger Sub, the Major Shareholders and RMG II with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, PubCo, Merger Sub, the Company, the Major Shareholders and RMG II shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of PubCo, Merger Sub, RMG II, the Company, the Major Shareholders or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall PubCo, Merger Sub, RMG II, the Major Shareholders, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, other than filing and similar fees payable to Governmental Authorities, which shall be borne by the Company or its Subsidiaries.

10.02 Preparation of Form F-4 & Proxy Statement/Prospectus; RMG II Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, PubCo, Merger Sub, RMG II and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and PubCo and RMG II shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form F-4 in connection with the registration under the Securities Act of the PubCo Class A Shares (it being understood that the Form F-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the RMG II Meeting with respect to the Proposals) in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in RMG II’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. Each of PubCo, Merger Sub, RMG II and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after the Form F-4 is declared effective under the Securities Act, RMG II will cause the Proxy Statement/Prospectus to be mailed to the RMG II Shareholders.

(b) Each of PubCo, RMG II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus and any amendment to the Form F-4 or Proxy Statement/Prospectus filed in response thereto. If PubCo, Merger Sub, RMG II or the Company becomes aware that any information contained in the Form F-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) PubCo, Merger Sub, RMG II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 and Proxy Statement/Prospectus. PubCo, Merger Sub and RMG II shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of RMG II Shares, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and RMG II’s Organizational Documents. Each of PubCo, Merger Sub, RMG II and the Company shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that PubCo, Merger Sub or RMG II receives from the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties, including the Company, a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of PubCo, Merger Sub, RMG II and the Company shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the Transactions.

(c) PubCo and RMG II agree to include provisions in the Proxy Statement/Prospectus, and to take reasonable action related thereto, with respect to (i) the adoption and approval of the Business Combination, this Agreement and the Transactions, (ii) the approval of the adoption of the A&R Articles of RMG II and (iii) the approval of any other proposals reasonably agreed by PubCo, RMG II and the Company to be necessary or appropriate in connection with the Transactions (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that PubCo and RMG II shall propose to be acted on by RMG II Shareholders at the RMG II Meeting.

(d) PubCo, Merger Sub and RMG II shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to RMG II Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the RMG II Meeting in accordance with its Organizational Documents, the Cayman Companies Act, and the rules and regulations applicable to the SEC and Nasdaq for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of RMG II Shares to vote in favor of each of the Proposals. RMG II shall, through the RMG II Board, recommend to RMG II Shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus; provided, however, that the RMG II Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the RMG II Board of its fiduciary obligations to the RMG II Shareholders under applicable Law. Notwithstanding the foregoing provisions of this Section 10.02(d), if on a date for which the RMG II Meeting is scheduled, RMG II has not received proxies representing a sufficient number of RMG II Shares to obtain the RMG II Shareholder Approval, whether or not a quorum is present, RMG II shall have the right to make one or more successive postponements or adjournments of the RMG II Meeting, provided that the RMG II Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the RMG II Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date. RMG II acknowledges that its obligations hereunder to furnish the Proxy Statement/Prospectus to the RMG II Shareholders, convene the RMG II Meeting and solicit the RMG II Shareholders as provided hereunder shall apply notwithstanding any Change in Recommendation in accordance with the terms hereof.

10.03 Exclusivity.

(a) During the Interim Period, (i) the Company and the Major Shareholders (other than CPPIB) shall not take, nor shall they permit any of their Affiliates or Representatives to take, and (ii) CPPIB shall procure that the Restricted CPPIB Group shall not take, nor shall it permit any of the Representatives of the Restricted CPPIB Group to take, in each case, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than PubCo, Merger Sub, RMG II and/or any of their Affiliates and Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any purchase of any of equity securities of, or membership interests in, or the issuance and sale of any equity securities of, or membership interests in, the Company or its Subsidiaries (other than (x) any purchases of equity securities by the Company from employees of the Company or its Subsidiaries and (y) in the case of the SS Group, entering into such documents and instruments and taking such actions as may be required to release or otherwise discharge any guarantee or other credit support granted by the Company or any Subsidiary in respect of, or to repay, prepay or refinance, any Indebtedness incurred by the SS Group) or any merger or sale of substantial assets involving the Company or its Subsidiaries, in each case, other than the Transactions, a transfer by any Major Shareholder to any of its Affiliates, or as provided in this Agreement (any such purchase, issuance, sale or merger, an “Acquisition Transaction”). If the Company, the Major Shareholders (other than CPPIB) or any of their Affiliates or CPPIB (or the Restricted CPPIB Group) or any of their respective Representatives receives any inquiry or proposal regarding an Acquisition Transaction at any time prior to the Closing, then the Company or the Major Shareholders, as applicable, shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits providing any information related to or entertaining any proposals or offers or engaging in any negotiations or discussions concerning any Acquisition Transaction and, in such event, the Company or the Major Shareholders, as applicable, shall also promptly notify RMG II of such facts and circumstances. The Company and the Major Shareholders shall, and shall cause their Affiliates and Representatives to (and CPPIB shall cause the Restricted CPPIB Group and the Representatives of the Restricted CPPIB Group to),

immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. During the Interim Period, the Company shall procure that the Company Stockholders shall not, except as expressly contemplated by this Agreement, directly or indirectly transfer any interest (direct or indirect, record, beneficial, economic voting or otherwise) in the Company Stock, whether by sale or exchange, by gift, by operation of law, by pledge or encumbrance or otherwise, except that (a) the SS Group may transfer Company Ordinary Stock held by it pursuant to an enforcement of a pledge by any of the lenders under Indebtedness incurred by the SS Group; (b) the SS Group may sell and/or transfer Company Ordinary Stock to any third party solely for the purpose of utilizing the proceeds from such sale and/or transfer to repay, prepay or otherwise discharge the Indebtedness secured by the Company Ordinary Stock held by the SS Group that remains outstanding, to the extent such the repayment of such Indebtedness is demanded or required by the relevant creditor; and (c) the SS Group may transfer their Company Ordinary Stock to their respective Affiliates; provided that any such transfer by the SS Group in each of (a), (b) and (c) above to a third party or an Affiliate shall be conditional upon such third party or Affiliate having acceded to the terms of this Agreement and assumed the obligations of the SS Group hereunder as if such third party or Affiliate were a party to this Agreement. Notwithstanding anything to the contrary in this Section 10.03(a), GSW and its Affiliates and Representatives may at any time during the Interim Period, directly or indirectly, take any action or solicit, initiate or engage in any discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person solely for the purposes of a sale by GSW of such number of securities in PubCo and/or the Company as will result in GSW reducing its aggregate Effective Economic Interest in PubCo and/or the Company to no more than 33% and its aggregate voting interest in PubCo and/or the Company to no more than 4.9% following the Closing (and for the purposes of determining whether such thresholds are met, any Company Stock shall also be taken into consideration), provided that such sales do not delay or adversely affect the consummation of the Transactions or the ability to satisfy the conditions of Article XI. This Section 10.03 shall not apply to the Green Rock Internal Restructuring.

(b) During the Interim Period, RMG II shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates and Representatives), concerning, relating to or which is intended or reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). If RMG II or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal at any time prior to the Closing, then RMG II shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits them from providing any information considering such inquiry or proposal and, in such event, RMG II shall also promptly notify the Company of such facts and circumstances. RMG II shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Nothing contained in this Section 10.03(b) shall prohibit RMG II or the RMG II Board or any committee thereof from making any disclosure to the RMG II Shareholders if the RMG II Board determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

10.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp duty, stamp duty reserve tax, registration, value added or other similar Taxes incurred in connection with the Transactions and the admission of the PubCo Class A Shares for clearing through DTC (“Transfer Taxes”) shall be borne by PubCo, except any Transfer Tax payable in India on the transfer of Company Exchanged Stock or Company Exchanged Conversion Stock, when transferred, by PubCo shall be borne by the relevant Major Shareholder. PubCo or the relevant Major Shareholder shall, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes for which it is liable under this Section 10.04(a), and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes. For the avoidance of doubt, Transfer Taxes referred to in this Section 10.04(a) shall exclude Taxes imposed on income, profit or gain, including Taxes under the IT Act.

(b) Intended Tax Treatment. The parties hereto hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger, the Exchange, the PIPE Investment and the exchange of Company Exchanged Conversion Stock for PubCo Shares by GSW and CPPIB pursuant to Sections 2.02(c) and (d), respectively (the “Delayed Exchanges”), taken together, are intended to be treated as an integrated transaction that is described in Section 351 of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). Each party hereto shall, to the extent such party is required under applicable Law, file all applicable U.S. federal income Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each party hereto (other than the Major Shareholders (other than GSW)) shall use its reasonable best efforts to cause the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. Following the Closing, each party hereto (other than the Major Shareholders (other than GSW)) shall use its reasonable best efforts to cause the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. The parties hereto hereby agree and acknowledge that they will not, prior to, at or immediately after Closing, enter into any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received pursuant to Section 2.01 or Section 2.02.

(c) Each of the parties acknowledges and agrees that it has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges fail to qualify for the Intended Tax Treatment.

(d) It is the intention of the parties hereto that, from and after the date of this Agreement RMG II shall be treated as a corporation for U.S. federal income tax purposes. RMG II shall not make an election or take any other action as a result of which RMG II will not be treated as a corporation for U.S. federal income tax purposes.

(e) Execution of Documents. Each party to this Agreement shall, and shall cause their respective Subsidiaries to, execute and retain each copy of this Agreement and any ancillary documents thereto outside of the United Kingdom. The parties hereto agree to use their reasonable best efforts to ensure that no United Kingdom stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, including in relation to the admission of the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC and the sale of any PubCo Shares by any Major Shareholder.

10.05 Confidentiality; Publicity.

(a) Each party hereto agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the party to which the Confidential Information relates, provided however that each party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; and (ii) in the event that it or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide to the extent legally permitted the party to which the Confidential Information relates with prompt written notice of such requirement so that such party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 10.05(a), and (B) in the event that such protective order or other remedy is not obtained, or the party to which the Confidential Information relates waives compliance with this Section 10.05(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives, during the

Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, is required or requested to disclose any Confidential Information to governmental authorities, furnish only that portion of such Confidential Information which it deems appropriate. In the event that this Agreement is terminated and the Transactions are not consummated each party hereto shall, and shall cause their respective Representatives to, to the extent reasonably practicable, promptly deliver to each party in respect of which it holds any Confidential Information or destroy (at such party’s election) any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the party holding the Confidential Information and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) PubCo, RMG II and the Company shall reasonably cooperate to (i) prepare and make a public announcement regarding the Transactions on the date hereof and (ii) create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto or any of their respective Affiliates will make any public announcement or issue any public communication regarding any of the parties hereto or any of their respective Affiliates, this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company and reasonable consultation with the Major Shareholders, in the case of a public announcement by RMG II, or RMG II, in the case of a public announcement by any of the other parties hereto (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to Securities Laws or the rules of any national securities exchange), in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) to the extent provided for in the Communications Plan, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 10.05(b), and (iv) announcements and communications to Governmental Authorities in connection with filings or permits relating to the Transactions required to be made under this Agreement; provided that, any internal announcements to employees of the Company shall require the prior written consent of the Company. Notwithstanding anything contained in this Section 10.05(b), each Major Shareholder shall have the right to consult with the Company and RMG II in connection with any public announcements made in relation to the Transaction.

(c) Each of the Company and PubCo agrees that it will not, without the prior written consent of GSW, in each instance, (a) use in advertising or publicity the name of Goldman, Sachs & Co. LLC, or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by Goldman, Sachs & Co. LLC or any of its Affiliates.

(d) The Company and PubCo shall grant GSW and its Affiliates permission to use their respective name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(e) Each of the Company and PubCo agrees that it will not, without the prior written consent of CPPIB, in each instance, (a) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Subject to Section 10.05(k), each of the Company and PubCo further agrees that it shall obtain the written consent of CPPIB prior to any issuance by it of any public statement detailing CPPIB’s acquisition of shares pursuant to this Agreement.

(f) The Company and PubCo shall grant CPPIB, CPP Investments and their Affiliates permission to use their respective name and logo in their or their Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(g) Each of the Company and PubCo agrees that it will not, without the prior written consent of Green Rock, in each instance, (a) use in advertising or publicity the name of ADIA, Green Rock, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by ADIA, Green Rock or their Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by ADIA, Green Rock or their Affiliates. Subject to Section 10.05(k), each of the Company and PubCo further agrees that it shall obtain the written consent of Green Rock prior to any issuance by it of any public statement detailing Green Rock’s acquisition of shares pursuant to this Agreement.

(h) The Company and PubCo shall grant ADIA, Green Rock and their Affiliates permission to use their respective name and logo in their or their Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(i) Except as required by applicable Law, including Securities Laws, and the rules and regulations of the SEC and any Approved Stock Exchange promulgated thereunder in connection with the Transactions, no information in respect of Green Rock and its Affiliates shall be provided by any party hereto to any Governmental Authority in respect of this Agreement without the prior written approval of Green Rock.

(j) Subject to the second and third sentences of this Section 10.05(j), neither Green Rock nor any of its Affiliates shall be required to disclose any information about themselves, their Affiliates or their shareholders to any Governmental Authority or any other person for any purpose under this Agreement to the extent such disclosure would violate its or its Affiliates’ bona fide and generally applicable internal policies. Green Rock agrees that it shall use reasonable endeavors to furnish information about it or its Affiliates that (a) is publicly available with respect to it or its Affiliates, or (b) has been previously approved for disclosure to a Governmental

Authority or third party. In the event Green Rock is still not able to satisfy any such request for disclosure of information which is required in connection with this Agreement, Green Rock shall: (a) provide written notice to the other parties promptly (and no later than five (5) days) after becoming aware of such fact; and (b) enter into direct discussions with the relevant Governmental Authority with a view of exploring alternative options to satisfy the relevant information requirement.

(k) Notwithstanding any other part of this Section 10.05, any party hereto and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal Securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

10.06 Indemnification and Insurance.

(a) From and after the Closing Date, PubCo agrees that it shall, to the fullest extent that the PubCo is permitted under applicable Law and its Organizational Documents, indemnify and hold harmless each present and former director and officer of the Company, Merger Sub, PubCo and RMG II and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo shall to the extent permitted by applicable Law and its Organizational Documents (i) maintain for a period of not less than six (6) years from the Closing Date provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, PubCo, RMG II or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of three (3) years from the Closing Date, PubCo shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by RMG II’s or the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and shall use commercially reasonable efforts to ensure that the terms of such policies are not not less favorable than the terms of such current directors’ and officers’ liability insurance policies; provided, however, that (i) RMG II or the Company, as applicable, shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a customary “tail” policy on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such policy coverage period, such insurance shall be continued in respect of such claim until the final disposition thereof. All costs associated with such “tail policies” shall be borne by RMG II or the Company, as applicable.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 10.06 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 10.06.

10.07 Tax Indemnification

(a) From and after the Closing Date, each Major Shareholder (other than the SS Group) (severally and neither jointly nor jointly and severally) agrees that it shall indemnify and hold harmless PubCo, its Affiliates, and each present and former director and officer of PubCo (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), Taxes, judgments, fines, losses, claims, damages or liabilities incurred directly as a result of any order under the IT Act issued by the Taxation Authorities raising a demand in relation to Transaction Tax in respect of such Major Shareholder (a “Transaction Tax Claim” and any proceedings in relation to such Transaction Tax Claim herein referred to as a “Tax Proceeding”).

For the avoidance of doubt, it is clarified that a Transaction Tax Claim under this Clause in respect of a Major Shareholder (the “Indemnifying Seller”) shall not make any other Major Shareholder liable in respect of such Transaction Tax Claim and PubCo shall have the right to claim only from the Indemnifying Seller in respect of such Transaction Tax Claim.

(b) If any Taxation Authority issues a written communication to the Indemnified Person in connection with any Transaction Tax Claim, (hereinafter, referred to as the “Tax Notice”), then PubCo shall give written notice of the same to the Indemnifying Seller (along with a copy thereof) promptly within three (3) Business Days and in any case at least ten (10) Business Days before the response to the Tax Notice is required or such shorter period within which a response to the Tax Notice is required after receipt of such Tax Notice (the “Tax Notice Confirmation”), provided that a failure to provide, or delay in providing, such Tax Notice Confirmation shall not relieve the Indemnifying Seller of its indemnification obligations hereunder except to the extent that the Indemnifying Seller is actually prejudiced thereby.

(c) Within earlier of fifteen (15) days following the receipt of the Tax Notice Confirmation or such other shorter time period set out under the Tax Notice (the “Seller First Response Period”), the Indemnifying Seller shall have the right, exercisable by giving written notice (the “Defense Notice”) to PubCo, to conduct all matters in connection with the Tax Notice, defend any Tax Proceeding and/or Transaction Tax Claim, take charge of the conduct of any appeal, writ process, dispute, review or compromise, and take control of any communications with any Taxation Authority, in respect of such Tax Proceeding and/or Transaction Tax Claim (any such action to so conduct, defend, or take charge or control, “Defend” or “Defense Actions”), at the cost of the Indemnifying Seller. In the event that the Indemnifying Seller delivers a Defense Notice, the Indemnifying Seller shall be entitled to conduct all Defense Actions in connection with the Tax Notice, Tax Proceeding and/or Transaction Tax Claim, including filing any objections, proceedings, applications, or appeals in respect thereof, and all other actions that the Indemnifying Seller may deem reasonably necessary in this regard and PubCo shall afford reasonable cooperation in such Defense Actions undertaken by the Indemnifying Seller. In the event that the Indemnifying Seller exercises its right to Defend any such Tax Notice, Tax Proceeding and/or Transaction Tax Claim:

(i) the Indemnifying Seller shall keep PubCo reasonably informed of all material developments pertaining to such action,

(ii) the Indemnifying Seller shall not consent to entry of any judgment or enter into any settlement without the prior written approval of PubCo (such approval not to be unreasonably withheld, conditioned or delayed) in case of such Tax Proceeding and/or Transaction Tax Claim;

(iii) PubCo hereby consents to and appoints, and will procure that any other Indemnified Person consents to and appoints, the Indemnifying Seller and/or its advisors to represent it in connection with any Defense Actions (subject to the terms and conditions of this Section 10.07), and shall take any other actions required to enable such appointment provided that this shall not preclude PubCo from, at its own cost, appointing its own advisors in relation to such matter and to seek independent advice in relation to the Tax Proceeding and/or a Transaction Tax Claim;

(iv) the Indemnified Person shall not initiate any written communication with any Taxation Authority with respect to the Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld, conditioned or delayed);

(v) PubCo shall not respond to the Tax Notice or any inquiry or correspondence received from any Taxation Authority with respect to the Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld, conditioned or delayed);

(vi) PubCo may participate in, but shall not have any ability to control, such Tax Proceeding and/or Transaction Tax Claim at its own cost; and

(vii) without limiting the generality of sub-clause (vi), the Indemnified Person shall not admit or make any payment to the Taxation Authority, consent to entry of any judgment or consent to or enter into any settlement of such Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld).

(d) If the Indemnifying Seller does not issue a Defense Notice in relation to any Transaction Tax Claim and/or Tax Proceeding within the Seller First Response Period, then the Indemnified Person shall defend such Transaction Tax Claim, provided that such defense shall not affect the obligation of the Indemnifying Seller to indemnify the Indemnified Person in respect of such Transaction Tax Claim or Tax Proceeding pursuant to this Section 10.07. If the Indemnified Person assumes the defense of any such Tax Proceeding and/or Transaction Tax Claim, then:

(i) the Indemnifying Seller shall reasonably co-operate with the Indemnified Person in the conduct of such a Tax Proceeding and/or defending such a Transaction Tax Claim;

(ii) the PubCo shall consult the Indemnifying Seller in good faith with respect to the conduct of such defense and shall consider any reasonable and timely requests and comments of the Indemnifying Seller (which requests and comments shall not be binding on the PubCo);

(iii) the Indemnifying Seller may participate in such Tax Proceeding and/or Transaction Tax Claim at its cost;

(iv) PubCo shall keep the Indemnifying Seller reasonably informed of material events pertaining to such defense, Tax Proceeding and/or Transaction Tax Claim and the Indemnifying Seller shall have the right to review the documents pertaining to such action, it being understood that the PubCo shall not be bound to consider the requests and the comments of the Indemnifying Seller in respect of such documents; and

(v) the Indemnified Person shall not be entitled to abandon such defense or control at any time without the prior approval of the Indemnifying Seller (such approval not to be unreasonably withheld, conditioned or delayed) but shall be entitled to make any settlement with the Taxation Authority in relation thereto as PubCo may deem fit, provided that any such settlement shall be initiated only after obtaining the prior approval of the Indemnifying Seller in writing (which shall not be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Seller undertakes, to pay to the Indemnified Person the amount equivalent to the demand or claim (but only to the extent such amount is actually required to be paid in order to defend the Transaction Tax Claim) by any Taxation Authority for any payment, deposit, interest, penalty, advance payment or issuance of security/bank guarantee towards payment of any such Transaction Tax Claim in any Tax Proceeding, whether interim or otherwise, pending a final non-appealable decision if the PubCo or Indemnifying Seller elects to defend the Transaction Tax Claim in accordance with this Section 10.07. However, such payment shall not relieve the Indemnifying Seller from payment of any additional demand or claim raised by any Taxation Authority to PubCo.

(f) Any payment pursuant to sub-clause (a) or (e) shall, unless as otherwise mutually agreed upon by the parties at the time of payment, be: (a) made by the Indemnifying Seller to the Indemnified Person, at least 3 (three) Business Days prior to the due date (referred to in the order, whether interim or otherwise, from the relevant Taxation Authority, as the case may be) to enable the Indemnified Person to, in turn, make such payment to the said Taxation Authority before the said due date; or (b) made directly by the Indemnifying Seller on behalf of the Indemnified Person to the relevant Taxation Authority prior to the due date of payment and the Indemnifying Seller shall provide to the Indemnified Person with evidence (including Tax payment challan) of completion of such payment. However, if there is a delay in making the payment due to the default of the Indemnifying Seller and the payments are made by the Indemnified Person then the Indemnifying Seller shall reimburse to the Indemnified Person the amount of such payments made by the Indemnified Person to the Taxation Authority, along with interest (to the extent levied by the relevant Taxation Authority) calculated from the due date for payment to the Taxation Authority until the actual date of payment) on the payment having been made by the Indemnified Person. For the avoidance of doubt, any interest paid hereunder shall be included in the liability cap specified in Section 10.07(m).

(g) Without prejudice to the obligations under sub-clauses (e) to (f) above, upon the final resolution of such Transaction Tax Claim or Tax Proceeding (as determined through a settlement or a final judgment or order or ruling of a Taxation Authority or where such judgment, order or ruling is not appealed) (such order, the “Tax Order”), the Indemnifying Seller undertakes, subject to sub-section (l) and (m) below, to pay the entire amount due under such Tax Order (net of any amounts already paid to the Indemnified Person pursuant to sub-clause (e) to (f): (a) directly to PubCo at least three (3) Business Days prior to the due date mentioned in the Tax Order or, on such earlier date as directed by the Taxation Authority so as to enable the Indemnified Person to, in turn, make such payment to the Taxation Authority before the due date (referred to in the Tax Order), or (b) directly to the relevant Taxation Authority prior to the due date of payment on behalf of the Indemnified Person and provide proof of such payment to the Indemnified Person, including the Tax payment challan to the Indemnified Person. The Indemnifying Seller undertakes to keep and hold the Indemnified Person fully indemnified and harmless for any delay in payment pursuant to sub-clause (e) to (f). However, if there is a delay in making the payment due to the default of the Indemnifying Seller and the payments are made by PubCo, then the Indemnifying Seller shall reimburse the amounts paid by the Indemnified Person to the Taxation Authority, and such amount shall carry interest (to the extent levied by the relevant Taxation Authority) calculated from the due date for payment to the Taxation Authority up to and including the actual date of payment) on the payment having been made by the Indemnified Person. For the avoidance of doubt, any interest paid hereunder shall be included in the liability cap specified in Section 10.07(m).

(h) Upon receipt of any payment by the Indemnified Person from the Indemnifying Seller pursuant to sub-clause (f) to (g), the Indemnified Person shall promptly and in any event before the due date (referred to in the order, whether interim or otherwise, from the Taxation Authority or the Tax Order), pay to the relevant Taxation Authority, the amount of the Transaction Tax Claim. Following such payment, the Indemnified Person shall promptly notify the Indemnifying Seller in writing of the payment of such Transaction Tax Claim along with evidence of such payment. Subject to Indemnifying Seller’s compliance with sub-clause (f) to (g) as applicable, the Indemnified Person shall bear any liability attributable to any delay in payment of any Transaction Tax Claim by PubCo to the Taxation Authority under this sub-clause.

(i) Once the Transaction Tax Claim is paid by the Indemnified Person or Indemnifying Seller in accordance with sub-clauses (f) to (h) above to the Taxation Authority, the Indemnified Person shall file the withholding tax return as applicable in accordance with the IT Act, on payment of the Transaction Tax Claim to the Taxation Authority and provide a withholding tax certificate as applicable (in the form prescribed under the IT Act) to the Indemnifying Seller promptly within the due date specified under the IT Act. Any costs or fines or penalty or fees for filing of such withholding tax return shall be borne by the Indemnifying Seller.

(j) In the event the Indemnifying Seller has made deposits or payments with the Taxation Authority or tribunal or court of competent jurisdiction, in accordance with sub-clause (e), and subsequently at any point in time, all or any proportion of such amounts (including interest thereon, if any) are actually refunded to the Indemnified Person or set off against any tax that would otherwise be payable by the Indemnified Person in respect of its own Tax liability (the “Refunded Amount”), the Indemnified Person hereby undertakes and agrees to refund, within 5 (five) Business Days, an amount equivalent to the Refunded Amount (net of taxes on interest component) to the Indemnifying Seller, net of:

(i) any amounts paid (over and above the amounts received by the Indemnified Person from the Indemnifying Seller and amounts already directly paid by the Indemnifying Seller to the Taxation Authority)) by the Indemnified Person as deposits or payments to the Taxation Authority or tribunal or court of competent jurisdiction out of its own account (including any interest paid by the Taxation Authority thereon), and

(ii) all reasonable fees and expenses of the Indemnified Person in recovering such Refunded Amount, without interest. If any amount is determined to be refundable by the Taxation Authority, solely if elected by the Indemnifying Seller, the Indemnified Person and the Indemnifying Seller shall use reasonable efforts, at the Indemnifying Seller’s cost, to expedite the refund of such amounts from the Taxation Authority or tribunal or court of competent jurisdiction and the payment of the Refunded Amount to the Indemnifying Seller.

(k) To the extent the payment of any indemnification payment pursuant to the provisions of this Section 10.07 shall be subject to approval by any Governmental Authority, the relevant Indemnifying Seller shall at its cost, use commercially reasonable efforts to obtain all such approvals (with reasonable cooperation by PubCo) and shall make all applications and take all reasonable steps required to obtain the same.

(l) A Major Shareholder shall have no liability in respect of any Transaction Tax Claim including in relation to a Transaction Tax Claim relating to the exchange under Section 2.02(a) and Section 2.02(b), or Section 2.02(c) and Section 2.02(d) unless the Tax Proceeding has been initiated against any Indemnified Person (i) in the case of the exchange under Section 2.02(a) within the statutory limitation period under the IT Act, provided such period shall not exceed the seventh (7th) anniversary of the Closing Date, (ii) in the case of the exchange under Section 2.02(b) within the statutory limitation period under the IT Act, provided such period shall not exceed the seventh (7th) anniversary of the Closing Date or seventh (7th) anniversary of the date of completion of exchange if the exchange takes place after the Closing Date and (iii) in the case of the exchange under Section 2.02(c) and Section 2.02(d), within the statutory limitation period under the relevant IT Act, provided such period shall not exceed the seventh (7th) anniversary of the date of completion of exchange (the “Tax Indemnity Period”). Where the Tax Proceeding in relation to Transaction Tax Claim has been initiated within the Tax Indemnity Period, the Indemnifying Seller shall continue to be liable to indemnify the Indemnified Person under this Section 10.07 until the same is finally settled.

(m) The aggregate amount of liability of a Major Shareholder under this Section 10.07 (including any payments of interest or penalties) (i) with respect to the exchange under Section 2.02(a) and Section 2.02(b) shall not exceed 1.84 times the capital gain Tax (without giving any relaxation / exemption under any double taxation avoidance agreement) as set out under the relevant Final Tax Gains Computation and (ii) with respect to the exchange under Section 2.02(c) and Section 2.02(d) shall not exceed 1.84 times the capital gain Tax under the then relevant IT Act (without giving any relaxation / exemption under any double taxation avoidance agreement), computed in accordance with Section 2.08(b)(ii) and Section 2.08(c)(ii).

(n) If any amount payable by an Indemnifying Seller pursuant to this Section 10.07 is subject to withholding or deduction of any Tax or if PubCo is required to pay any Tax on the amounts received by it, then the amount payable by the Indemnifying Seller shall be grossed up for such Tax such that (taking into account any available credit or other relief) PubCo is left in no better and no worse position than it would have been had no such withholding, deduction or Tax been required.

10.08 HMRC and DTC Cooperation. Without prejudice to the generality of Section 10.01 and 10.04, PubCo, Merger Sub, the Company, the Major Shareholders and RMG II shall each, and shall each cause their respective Subsidiaries to use reasonable best efforts to, cooperate in the assembly, preparation and filing of any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable: (a) confirmation from DTC that the PubCo Class A Shares and the PubCo Class C Shares are eligible for clearing through DTC and agreement from DTC to accept the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC in connection with the transactions contemplated by this Agreement and such future transactions as may be reasonably foreseeable; (b) customary clearances from HMRC required by DTC (including in relation to any depository service) in connection with the admission of the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC; and (c) such confirmation or agreement from any other depositary or clearance service as may reasonably be required to enable the PubCo Class A Shares and the PubCo Class C Shares to be accepted for clearing through DTC and the PubCo Class A Shares to be approved for listing on an Approved Stock Exchange.

10.09 R&W Insurance Policy. Prior to the Closing, RMG II may, in its sole discretion and at its sole cost and expense, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in Article IV. The Company shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to cooperate with, and provide assistance to, RMG II as it may reasonably request in its efforts to obtain the R&W Insurance Policy. During the policy period of the R&W Insurance Policy, if any, the Company shall not, and shall not permit any of its Affiliates to, amend, modify or waive the subrogation provisions of the R&W Insurance Policy in a manner that is adverse to RMG II or any of its Affiliates without the prior written consent of the RMG II Representative.

10.10 Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

10.11 Delisting and Deregistration. The parties hereto shall take all actions necessary or reasonably requested by another party hereto to cause the RMG II Units and RMG II Class A Shares to be delisted from Nasdaq (or be succeeded by the PubCo Shares) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of Closing Date.

10.12 PubCo Shareholders Agreement, Registration Rights, Coordination and Put Option Agreement and Voting Agreement. On or prior to the Closing Date:

(a) PubCo, the Company and the Company Stockholders listed hereto in Schedule 10.12(a) shall enter into a registration rights, coordination and put option agreement in a form substantially consistent with and reflecting the Registration Rights, Coordination and Put Option Agreement Term Sheet, provided that, notwithstanding anything to the contrary set forth herein or in the Registration Rights, Coordination and Put Option Agreement Term Sheet, if the parties fail to reach agreement on the terms of such registration rights, coordination and put option agreement on or prior to the Closing Date, the terms set forth in the Registration Rights, Coordination and Put Option Agreement Term Sheet shall be deemed to be binding on the parties with effect from Closing, and the parties agree and undertake to comply with and give effect to such terms from and after the Closing such that the parties have the respective rights and obligations set forth therein with effect from Closing;

(b) PubCo and the Company Stockholders listed hereto in Schedule 10.12(b) shall enter into the PubCo Shareholders Agreement; and

(c) PubCo, the Major Shareholders and the Company shall enter into a voting agreement substantially reflecting the terms set forth in Exhibit D, provided that, notwithstanding anything to the contrary set forth herein or in Exhibit D, if the parties fail to reach agreement on the terms of such voting agreement on or prior to the Closing Date, the terms set forth in Exhibit D shall be deemed to be binding on the parties with effect from Closing, and the parties agree and undertake to comply with and give effect to such terms from and after the Closing such that the parties have the respective rights and obligations set forth therein with effect from Closing.

10.13 Subscription Agreements. RMG II, the Company and PubCo shall each use its reasonable best efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. RMG II, the Company and PubCo shall not terminate, amend or waive in any manner adverse to the Company, RMG II or PubCo, the Subscription Agreements without RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent (not to be unreasonably withheld, delayed or conditioned), and PubCo shall, except with RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent (not to be unreasonably withheld, delayed or conditioned), use its best efforts to enforce each of the Subscription Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or RMG II reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent, PubCo shall be required to use its reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Subscription Agreements for purposes of this Agreement and included as part of the PIPE Investment, and RMG

II, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with RMG II, PubCo and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the RMG II’s or the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by RMG II).

10.14 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article XI), RMG II and PubCo shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any RMG II Shares; (b) the payment of Company Transaction Expenses and RMG II Transaction Expenses pursuant to Section 13.08; and (c) the balance of the assets in the Trust Account and net proceeds of the PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo for working capital and general corporate purposes.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

11.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Regulatory Approvals. The applicable approvals from the Competition Commission of India in respect of the Transactions shall have been received.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form F-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(d) RMG II Shareholder Approval. The RMG II Shareholder Approval shall have been obtained.

(e) Listing. The PubCo Class A Shares shall have been approved for clearing through the DTC and approved for listing on an Approved Stock Exchange, subject only to notice of issuance.

(f) Warrant Agreement. The Amended Warrant Agreement shall have been executed and delivered and shall be in full force and effect.

(g) s593 Reports. PubCo shall have obtained a valid s593 Report in accordance with Section 9.10 where such report is required under section 593 of CA 2006 in respect of the issuance of PubCo Shares pursuant to Sections 2.02(a), 2.02(b) (providing the conversion of CCPS held by Green Rock pursuant to Section 8.12(b) has been completed two (2) Business Days before the Closing Date), 2.02(c) and 2.02(d).

11.02 Conditions to Obligations of RMG II, PubCo and Merger Sub. The obligations of RMG II, PubCo and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RMG II:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company and the Major Shareholders contained in (A) Section 4.01(a) (Corporate Organization of the Company), (B) the first sentence of Section 7.01 (Organization and Standing), (C) the first sentence of Section 4.03(a) (Due Authorization; Board Approval; Vote Required), (D) the first sentence of Section 7.02 (Due Authorization), (F) the first sentence of Section 4.06(e) (Capitalization), and (G) Section 4.17 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Company and the Major Shareholders contained in (A) Section 4.01(b) (Corporate Organization of the Company) and Section 7.01 (Organization and Standing), and (B) Section 4.21(a) (Absence of Changes) shall be true and correct as of Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company and the Major Shareholders contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Corporate Organization of the Company), Section 7.01 (Organization and Standing), Section 4.06 (Capitalization) and Section 4.21(a) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company and the Major Shareholders (other than such covenants specified in Section 8.11) to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Company Officer’s Certificate. The Company shall have delivered to RMG II a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.

11.03 Conditions to the Obligations of the Company and the Major Shareholders. The obligation of the Company and the Major Shareholders to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and each of the Major Shareholders Representatives:

(a) Representations and Warranties.

(i) Each of the representations and warranties of RMG II contained in this Agreement (other than the representations and warranties of RMG II contained in Section 5.13 (Capitalization)) and the representations and warranties of PubCo and Merger Sub contained in (A) the first and second sentences of Section 6.01 (Corporate Organization), (B) the first sentence of Section 6.02 (Due Authorization) and (C) the first sentence of Section 6.07 (Capitalization), (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of RMG II contained in Sections 5.13(a) and (b) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of PubCo contained in Section 6.01 (Corporate Organization) shall be true and correct as of Closing Date, as if made anew at and as of that time .

(iv) Each of the representations and warranties of PubCo contained in this Agreement (other than the representations and warranties contained in (A) Section 6.01 (Corporate Organization), (B) the first sentence of Section 6.02 (Due Authorization) and (C) the first sentence of Section 6.07 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in material adverse effect on the ability of PubCo to enter into and perform its obligations under this Agreement.

(b) Agreements and Covenants. Each of the covenants of RMG II and the RMG II Representative to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. No change, effect, circumstance or condition with respect to RMG II, PubCo or Merger Sub or their respective Subsidiaries which could reasonably be expected to have a material adverse effect on the ability of RMG II, PubCo or Merger Sub to enter into and perform their respective obligations under this Agreement shall have occurred since the date of this Agreement.

(d) Minimum Cash. PubCo and RMG II shall have at least $650,000,000 in cash available in aggregate from the Trust Account and the PIPE Investment Amount, prior to or as of the Closing.

(e) RMG II’s Officer Certificate. RMG II shall have delivered to the Company a certificate signed by an officer of RMG II, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a) and Section 11.03(b) have been fulfilled.

11.04 Frustration of Closing Conditions. None of PubCo, RMG II, Merger Sub, the Major Shareholders or the Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 10.01.

ARTICLE XII

TERMINATION/EFFECTIVENESS

12.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company, RMG II and each of the Major Shareholders Representatives;

(b) prior to the Closing, by written notice to the Company from RMG II if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub or the Major Shareholders set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be capable of being satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, PubCo, Merger Sub or the Major Shareholders, as the case may be, through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date RMG II provides written notice of such violation or breach and the Termination Date) after receipt by the Company, PubCo, Merger Sub or the Major Shareholders, as the case may be, of notice from RMG II of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) the RMG II Board has effected a Change in Recommendation; provided, that the right to terminate this Agreement under subsection (ii) shall not be available if RMG II’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to RMG II from the Company and each of the Major Shareholders Representatives if (i) there is any breach of any representation, warranty, covenant or agreement on the part of RMG II set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating RMG II Breach”), except that, if any such Terminating RMG II Breach is curable by RMG II through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date the Company and the Major Shareholders Representatives provided written notice of such violation or breach and the Termination Date) after receipt by RMG II of notice from the Company and the Major Shareholders Representatives of such breach (the “RMG II Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating RMG II Breach is not cured within the RMG II Cure

Period or (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsections (i) and (ii) shall not be available if the Company’s or the Major Shareholders’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from any party hereto to all of the other parties if this Agreement shall fail to receive the RMG II Shareholder Approval at the RMG II Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 12.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

12.02 Automatic Termination. This Agreement shall automatically terminate and the Transactions shall be abandoned if the Closing has not occurred on or before August 31, 2021 (or such later date as agreed to in writing between RMG II and the holders of not less than 85% of the aggregate of Company Ordinary Stock and CCPS (prior to the amendment thereof pursuant to Section 8.12 and assuming a conversion ratio of 1:1) on a fully diluted basis as of the date of this Agreement) (in either case, the “Termination Date”).

12.03 Effect of Termination. Except as otherwise set forth in this Section 12.03 or Section 13.17, in the event of the termination of this Agreement pursuant to Section 12.01 or Section 12.02, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any breach of this Agreement by such party occurring prior to such termination. The provisions of Section 8.05, this Section 12.03 and Sections 13.02, 13.03, 13.04, 13.08, 13.09, 13.16, 13.18 and 13.20 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01 Waiver. Except as set forth in Section 12.02, no provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the party hereto or parties granting such waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

13.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to PubCo or Merger Sub, to:

N. Scott Fine

3322 Greenway Dr.

Jupiter, Florida 33458

Attention: N. Scott Fine

E-mail: n.scott.fine@cyclodex.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

(b)	If to RMG II or the RMG II Representative, to:

RMG Acquisition Corporation II

50 West Street, Suite 40 C

New York, New York 10006

Attention: Philip Kassin

E-mail: pkassin@rmginvestments.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

(c)	If to the Company, to:

ReNew Power Private Limited

138, Ansal Chamber - II

Bikaji Cama Place

New Delhi, Delhi – 110066

India

Attention: D. Muthukumaran

Email: D.MKumar@Renewpower.in

with a required copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention: Rajiv Gupta and Sharon Lau

Email: Rajiv.Gupta@lw.com and Sharon.Lau@lw.com

(d)	If to the Major Shareholders, to:

(i)

Green Rock

Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX

Attention: The Directors

Email: stephanie.palmer@tmf-group.com and jonathan.clarke@tmf-group.com with a required copy (which copy shall not constitute notice) to:

Abu Dhabi Investment Authority

211 Corniche Street, PO Box 3600, Abu Dhabi, United Arab Emirates

Attention: The Infrastructure Division

Email: REID_Infra_Ops@adia.ae

Freshfields Bruckhaus Deringer LLP

10 Collyer Quay 42-01

Ocean Financial Centre,

Singapore 049315

Attention: Arun Balasubramanian, Esq.

Email: Arun.balasubramanian@freshfields.com

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Sebastian Fain, Esq.

Email: Sebastian.fain@freshfields.com

(ii)

JERA

De entree 250, 1101EE Amsterdam, The Netherlands

Attention: Sachio Kosaka

Email: Sachio.Kosaka@jerapi.nl

with a required copy (which copy shall not constitute notice) to:

Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho

Roppongi Hills Mori Tower 38F, 6-10-1 Roppongi, Minato-ku, Tokyo 106-6138, Japan

Attention: Nick Wall

Email: nick.wall@allenovery.com

(iii)

GSW

Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius

Attention: Mr. Teddy Lo Seen Chong

Email: teddylo@intercontinentaltrust.com

with a required copy (which copy shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place, London, EC2Y 5AU, United Kingdom

Attention: Sam Bagot and Nallini Puri

Email: sbagot@cgsh.com; npuri@cgsh.com

(iv)

CPPIB

18/F York House, The Landmark, 15 Queen’s Road Central

Central, Hong Kong

Attention: Anuj Girotra

Email: agirotra@cppib.com

with a required copy (which copy shall not constitute notice) to:

Email: nlow@cppib.com

Email: legalnotice@cppib.com

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Leo Borchardt; Simon Witty

Email: leo.borchardt@davispolk.com; simon.witty@davispolk.com

AZB & Partners

AZB House, Peninsula Corporate Park, Ganpatrao Kadam Marg

Lower Parel, Mumbai, India 400 013

Attention: Roxanne Anderson

Email: roxanne.anderson@azbpartners.com

(v)

SACEF

India, c/o IQEQ, 33 Edith Cavell Street, 11324, Port Louis, Mauritius

Attention: Ms Katie Vasilescu / Mr Stuart Barkoff

Email: kvasilescu@globalenvironmentfund.com,

sbarkoff@gefcapital.com

with a required copy (which copy shall not constitute notice) to:

Touchstone Partners

The Mira, 2nd Floor, Block – E

Mathura Road

New Delhi – 110 065, India

Attention: Uday Walia

Email: uday.walia@touchstonepartners.com

(vi)

Cognisa

1st floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, 400 054

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

(vii)

Wisemore

AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

(viii)

Sumant

AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining RMG II’s prior written consent pursuant to Section 8.01, an email from Philip Kassin expressly consenting to the matter or action in question will suffice.

13.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, save that Green Rock shall be permitted to assign or novate its rights and obligations under this Agreement pursuant to the Green Rock Internal Restructuring (upon prior written notice to the Company and RMG II), provided further that Green Rock shall remain fully responsible for the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company and RMG II (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.06, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 13.18 and 13.19.

13.05 No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any party hereto to any other party hereto.

13.06 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to any party hereto or any of their respective Affiliates or otherwise on behalf of any such party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

13.07 QFC. In the event that GSW becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from GSW will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any such interest, obligation and property) were governed by the laws of the United States or a state of the United States. In the event GSW or any of its Affiliates becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. § 252.81 (“Default Rights”)) under this Agreement that may be exercised against GSW are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. “U.S. Special Resolution Regime” means each of the Federal Deposit Insurance Act (12 U.S.C. §§ 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. §§ 5381–5394) and the regulations promulgated thereunder.

13.08 Expenses. Except as otherwise provided herein (including Sections 10.01 and 10.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided that if the Closing occurs, PubCo shall pay the RMG II Transaction Expenses (estimates of which are set out in Schedule 13.08(a)) and the Company Transaction Expenses (estimates of which are set out in Schedule 13.08(b)) at or promptly following the Closing.

13.09 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.10 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.12 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement, constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

13.13 Amendments. Except as set forth in Section 12.02, this Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 12.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.13 or to waive any term or condition hereof pursuant to Section 13.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

13.14 Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior approval of PubCo, RMG II and the Company, which approval shall not be unreasonably withheld by any such party.

13.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

13.16 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.17 Enforcement.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01 or Section 12.02, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.17 shall not be required to provide any bond or other security in connection with any such injunction.

(b) Each party hereto further agrees that (i) by seeking the remedies provided for in this Section 13.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.17 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 13.17 prior to or as a condition to exercising any termination right under Section 12.01, nor shall the commencement of any Action or proceeding pursuant to this Section 13.17 or anything set forth in this Section 13.17 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 12.01 or to pursue any other remedies under this Agreement that may be available then or thereafter.

13.18 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except that with respect to a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

13.19 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing or termination of this Agreement, including Sections 2.08 (which survives following the Closing but will terminate immediately upon termination of this Agreement), 8.15, 10.04 to 10.06 (to the extent such provisions are expressed to apply after the Closing or termination of this Agreement) and then only with respect to any breaches occurring after the Closing, (b) Sections 9.06, 10.04(a) and 10.07 and (c) this Article XIII. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

13.20 RMG II Representative.

(a) The RMG II Board has irrevocably constituted and appointed Philip Kassin as the RMG II Representative and as the true and lawful agent and attorney-in-fact of each of the RMG II Shareholders with full powers of substitution to act in the name, place and stead of RMG II and the RMG II Shareholders with respect to the performance on behalf of RMG II and the RMG II Shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the RMG II Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among RMG II and the RMG II Shareholders; and

(ii) to enforce and protect the rights and interests of RMG II and the RMG II Shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the RMG II Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the RMG II Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the RMG II Representative as the act of each of RMG II and the RMG II Shareholders, as applicable, in all matters referred to herein. The RMG II Representative shall act for each of RMG II and the RMG II Shareholders on all matters set forth herein in the manner the RMG II Representative believes to be in the best interest of RMG II and the RMG II Shareholders, collectively, but the RMG II Representative shall not be responsible to any of RMG II or any of the RMG II Shareholders for any loss or damage any of RMG II or any of the RMG II Shareholders may suffer by reason of the performance by the RMG II Representative of such RMG II Representative’s duties hereunder.

(c) RMG II, as authorized by the RMG II Board and on behalf of the RMG II Shareholders, hereby expressly acknowledges and agrees that the RMG II Representative is authorized to act on behalf of RMG II and the RMG II Shareholders notwithstanding any dispute or disagreement among RMG II and the RMG II Shareholders, and that any Person shall be entitled to rely on any and all action taken by the RMG II Representative hereunder without liability to, or obligation to inquire of, RMG II or the RMG II Shareholders. In the event the RMG II Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the RMG II Representative shall be the Person, if any, the RMG II Board unanimously approves and appoints.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

RENEW ENERGY GLOBAL LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Director

RMG ACQUISITION CORPORATION II

By:	/s/ Philip Kassin
	Name:	Philip Kassin
	Title:	President

MR. PHILIP KASSIN

/s/ Philip Kassin
(in the capacity as the representative of the shareholders of RMG ACQUISITION CORPORATION II)

RENEW POWER GLOBAL MERGER SUB

By:	/s/ Nathan Scott Fine
	Name:	Nathan Scott Fine
	Title:	Director

RENEW POWER PRIVATE LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Chairman & MD

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Mike Koen
	Name:	Mike Koen
	Title:	Authorized Signatory

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Sean Cheah
	Name:	Sean Cheah
	Title:	Authorized Signatory

GS WYVERN HOLDINGS LIMITED

By:	/s/ Teddy Lo Seen Chong
	Name:	Teddy Lo Seen Chong
	Title:	Director

JERA POWER RN, B.V.

By:	/s/ Sachio Kosaka
	Name:	Sachio Kosaka
	Title:	Authorized Representative

GEF SACEF INDIA

By:	/s/ Katie Vasilescu
	Name:	Katie Vasilescu
	Title:	Director

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Mamoun Jamal
	Name:	Mamoun Jamal
	Title:	Director

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Projesh Banerjea
	Name:	Projesh Banerjea
	Title:	Director

COGNISA INVESTMENT

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Partner

WISEMORE ADVISORY PRIVATE LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Director

MR. SUMANT SINHA

By:	/s/ Sumant Sinha
(in personal capacity)

Exhibit A

REGISTRATION RIGHTS, COORDINATION AND FOUNDER SHAREHOLDER PUT OPTION TERM SHEET

Parties

1.  The Registration Rights, Coordination and Put Agreement will be entered into by the following significant shareholders (or the corporate entities controlled by them which own shares in the ReNew Group), ReNew India and UK HoldCo (the “Company”):

(a)   GS Wyvern Holdings Limited (“GS”);

(b)   CPPIB;

(c)   ADIA (in which case Green Rock shall be a party);

(d)   JERA;

(e)   GEF;

(f)   RMG (together with the above shareholders, the “Significant Shareholders”); and

(g)   Sumant Sinha, Wisemore and Cognisa (the “Founder Shareholders”).

2.  While GEF will be a party to the Registration Rights, Coordination and Put Agreement, GEF will not benefit from or be subject to the Coordination rights.

3.  While Founder Shareholders will be a party to the Registration Rights, Coordination and Put Agreement, Founder Shareholders will not, except to the extent specifically set out herein, benefit from or be subject to the coordination rights or the piggyback registration rights.

4.  Other shareholders, including employee shareholders and ESOP pool holders will not be party.

Registration Rights

1.  Shelf Registration Statement for resales

(a)   The Company shall file, as soon as reasonably practicable and in any event within 30 days of the Closing date, a registration statement on Form F-1 covering the resale of all Registrable Securities on a delayed or continuous basis.

(b)   Subject to customary blackout periods, the Company shall use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and to maintain such effectiveness until such time that all Registrable Securities covered by such registration statement cease to be Registrable Securities.

(c)   The Company will convert such registration statement to a shelf registration statement on Form F-3 as soon as practicable after it is eligible to use Form F-3 (which is expected to occur twelve months following the consummation of the business combination) and shall similarly maintain the effectiveness of such shelf.

(d)   If during the first year following Closing, a registration statement on Form F-1 has not been filed by the Company or if at any time when the Company is eligible to use Form F-3 but the Company has not filed and maintained an effective Form F-3, each Significant Shareholder shall be permitted to request for the Company to file and maintain an effective registration statement on Form F-1 or F-3, as applicable. For the avoidance of doubt, the Significant Shareholders will have demand registration rights to the extent the registration statement on Form F-1 or F-3, as applicable, is not effective in relation to sales by the Significant Shareholders of the Registrable Securities held by them.

“Closing” means the closing of the business combination.

“Registrable Securities means (i) the Class C shares[1] (including any Class C shares issued in exchange for ReNew India securities) and (ii) the Class A shares (including (A) any Class A shares issued in exchange for Class C shares or Class D shares[2], but excluding the Class B shares[3], (B) any Class A shares required to be issued by the Company for honoring any Put-Option right of the Founding Shareholders as set out below), and (C) Class A Shares required to be issued by the Company upon conversion of any RMG II Warrant.

2.  Request for underwritten shelf takedowns

Subject to 2(b) below, at any time and from time to time when an effective shelf registration statement is on file, any one or more of the Significant Shareholders may request to sell all or any portion of their Registrable Securities in an underwritten offering, provided that all other Significant Shareholders shall also similarly have a pro rata right based on their percentage ownership in the total outstanding equity capital of the Company (on a consolidated look through basis, and including any shares held by them in any subsidiary of the Company) at that time to register their Registrable Securities for resale in the same underwritten offering. The selection of the managing underwriter(s) of any such underwritten offering shall be made by the Company. If the managing underwriters advise the Company and the selling shareholders that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price, the number of Registrable Securities of each shareholder requesting registration shall be scaled back on a pro rata basis based on the aggregate number of Registrable Securities requested to be sold by the selling shareholders, provided that: (A) subject to (B), the Registrable Securities proposed to be offered by GEF in such offering shall take priority and not be scaled back; and (B) the Registrable Securities proposed to be offered by GS shall take priority and not be scaled back in respect of an amount equal to:

i.   if GS is the requesting shareholder for such offering, the greater of:

a.   5% of the total issued and outstanding equity in the Company at that time (which, for the avoidance of doubt, is only a right to sell an aggregate amount equal to 5% of the total issued and outstanding equity in the Company at that time in aggregate across one or more offerings requested by GS); and

b.  such number of shares held by GS in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) the number of Class A shares held by it to 4.9% of the total issued and outstanding voting equity in the Company at that

[1]	No vote shares issued to GS
[2]	Voting shares issued to CPPIB, if any, prior to swap of the Renew India shares issued on conversion of the CCPS.
[3]	Shares issued to the Founder. For rights applicable to the Class B shares, please refer to the Governance Term Sheet.

2

time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any securities held by GS in ReNew India that, pursuant to their terms or to contractual rights in favour of GS, are convertible or exchangeable for securities in the Company (“GS ReNew India Securities”), shall also be taken into consideration); or

ii.  if GS is not the requesting shareholder for such offering, such number of shares held by GS in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) the number of Class A shares held by it to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any GS ReNew India Securities shall also be taken into consideration),

(a)   (“GS Priority Offerings”). If GS exercises such priority right, each of the other Significant Shareholders shall have a catch up right to have their Registrable Securities prioritized over GS (pro rata to the number of Registrable Securities requested to be sold by each Significant Shareholder in the GS Priority Offerings), in each subsequent offering that is not a GS Priority Offering until all of the Significant Shareholders are fully caught up in respect of their Registrable Securities that were disproportionately scaled back as a result of the GS Priority Offerings, provided that (i) if no Significant Shareholder participates in a GS Priority Offering, then, for the avoidance of doubt, there shall be no scale back of the Registrable Securities proposed to be offered by GS in any subsequent offering that is not a GS Priority Offering; (ii) if a Significant Shareholder elects not to participate in a GS Priority Offering then such Significant Shareholder shall not be entitled to a catch up right in respect of its Registrable Securities in connection with that GS Priority Offering; and (iii) if a Significant Shareholder that was disproportionately scaled back as a result of a GS Priority Offering elects not to participate in one or more subsequent offerings requested by GS where such Significant Shareholder is entitled to exercise its catch-up right, then such Significant Shareholder shall no longer be entitled to a catch-up right in any subsequent offerings in respect of the portion of its disproportionately scaled back Registrable Securities in respect of which it elected not to so participate.

(b)   Each Significant Shareholder (including GSW, in connection with the GS Priority Offering) shall be permitted no more than two requests for an underwritten shelf takedown in the first year following closing and not more than one such request per calendar quarter for an underwritten shelf takedown subsequently. The Company shall not be required to effect a registration request from a Significant Shareholders once it has effected one such request from such Significant Shareholder in the prior three month period in the first year following closing and two such requests from any Significant Shareholder(s) post that every quarter.

3

(c)   The Significant Shareholders (except for (i) GEF, (ii) RMG as long as they are not an affiliate of the company and (iii) except for GS only to the extent of (A) any transfer by GS to enable GS to reduce (x) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration); or (B) a GS Lock-Up Transfer Right (defined below)) shall use commercially reasonable efforts to coordinate all transfers/sales pursuant to registered underwritten offerings of Registerable Securities outstanding as set out in “Coordination and Cooperation.

3.  Piggyback registration

(a)   If the Company proposes to file a registration statement to register securities for its own account or the account of any other shareholder who is not a Significant Shareholder or a Founder Shareholder, it shall notify all Significant Shareholders and the Founder Shareholder prior to filing such registration statement. Each Significant Shareholder and the Founder Shareholder shall have customary pro rata rights based on their percentage ownership in the total outstanding equity capital of the Company (on a consolidated look through basis, and including any shares held by them in any subsidiary of the Company) at that time to piggyback registrations of their Registrable Securities for sale.

(b)   The selection of the managing underwriter(s) of an underwritten offering pursuant to a company-led registration shall be made by Company. If the managing underwriters advise the Company and the selling shareholders (including the Founder Shareholder) that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price, the number of securities of such Significant Shareholder requesting piggyback registration that may be included in the registration shall be scaled back on a pro rata basis based on the aggregate number of Registrable Securities requested to be sold by the selling shareholders and proposed to be offered by the Company, provided that (A) subject to (B) the Registrable Securities proposed to be offered by GEF and the Founder Shareholders (through a Founder Shareholder Put Financing Issuance) in such offering shall take priority and not be scaled back and (B) the Registerable Securities proposed to be offered by GS shall take priority and not be scaled back only to the extent of any transfer by GS to enable GS to reduce (x) its total equity stake in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration).

4.  Registration rights related to Founder Shareholder Put Option

(a)   For so long as the Founder Shareholder Put Option remains outstanding, the Company shall either file and maintain a registration statement or file and effect a new registration statement to cover the issuances of shares by Company in relation to a Founder Shareholder Put Financing Issuance to the extent required to facilitate the implementation of the Founder Shareholder Put Option in accordance with the provisions set out in “Founder Shareholder Put Option” below.

4

(b)   If a Founder Shareholder Put Financing Issuance is to be effected in accordance with the provisions set out in “Founder Shareholder Put Option” below, the Company shall file a registration statement to register new securities to facilitate such issuance.

5.  Transfers

(a)   If GS sells its Class C shares to a third-party in the following circumstances, the Class C shares will convert to Class A shares, with the conversion in such circumstances being set out in the Company’s articles.

•  in a widespread public distribution;

•  in transfers to the Company;

•  in transfers (could be smaller/private sales) in which no transferee (or group of associated transferees) would receive equal to or more than 2% of the outstanding securities of any class of voting securities of the Company; or

•  to a transferee that would control more than 50% of every class of voting securities of the Company without counting the shares sold to it by GS.

(b)   Each Significant Shareholder’s registration rights, including any underwritten offering and any piggyback rights, shall not be transferrable to any third party, provided that GS’ registration rights and piggyback rights shall be transferrable to any third party which acquires Class C shares from GS (provided such third party also agrees to the other obligations applicable to GS hereunder); provided, further, that, an acquiror of such Class C shares shall not be party to the coordination and cooperation terms unless such acquiror has acquired Class C shares constituting at least 5% of the total issued and outstanding equity in the Company.

Coordination and Cooperation

1.  The Significant Shareholders (except for (i) GEF, (ii) RMG as long as they are not an affiliate of the company and (iii) except for GS only to the extent of (A) any transfer by GS to enable GS to reduce (x) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration); or (B) a GS Lock-Up Transfer Right) shall use commercially reasonable efforts to coordinate all transfers and sales pursuant to:

(a)   any registered underwritten offerings of any Registrable Securities outstanding, except for underwritten block trades after two years from Closing and

5

(b)   any registered non-underwritten offerings and Rule 144 sales up to the earlier of:

i.   the date falling two years after Closing; or

ii.  in relation to any particular Significant Shareholder, the date when it owns less than or equal to 25% of its economic interest (excluding all vested and unvested but unexercised share options and other convertible securities, including CCPS) in the ReNew Group immediately following Closing.

2.  No later than 10 days prior to the commencement of each calendar quarter following the end of the lock-up period, each Significant Shareholder shall provide the other Significant Shareholders with written notice of its intention to sell securities during such calendar quarter (provided that the first notice shall be provided no later than 10 days post lock-up period and shall apply for that calendar quarter). The coordination notice is intended to permit all Significant Shareholders electing to transfer securities to coordinate timing and process for such sales in an orderly fashion. Each Significant Shareholder receiving the notice shall be entitled to effect the Coordination Transfer during the relevant calendar quarter in respect of its pro rata share of the aggregate number of securities proposed to be sold by the other selling shareholders.

3.  It is clarified that there shall be no obligation on the Founder Shareholders to coordinate any sale of securities of the Company held by them or to coordinate their registration rights with other shareholders of the Company. Provided that, in the event any issuance by the Company or sale of shares by any Significant Shareholder results in a Change of Control of the Company, then the original transaction that triggers such Change of Control shall not be effected if the Founder Shareholder has exercised the Founder Shareholder Change of Control Put Option and the same has not been given effect to as detailed below. For the purposes of this Agreement, a Change of Control shall have the meaning set out in the PubCo Shareholders’ Agreement.

Founder Shareholder Put Option[4]

1.  Founder Shareholders shall be entitled to require or request (as applicable) the Company to purchase the Founder Shareholders’ ReNew India shares (including shares issued to any of them in any group company in the future whether through the ESOP or otherwise) (the “Put Shares”) in the following manner:

a.   Pursuant to Founder Shareholder De-Minimis Put Option as per Clause 2 below

b.  Pursuant to Founder Shareholder Ordinary Put Option as per Clause 3 below

c.   Pursuant to a Founder Shareholder Change of Control Put Option as per Clause 4 below

(subject to customary blackout periods) (each such sale, a “Put Sale”).

2.  Founder Shareholder De-Minimis Put Option: The Founder Shareholders shall be entitled to, by issuing a written notice at least 12 months in advance and not more than once a year, require the Company to purchase the Put Shares for an amount in aggregate not exceeding USD 12 million on the date

[4]	Conversion ratio for Sumant’s shares is 0.8289x

6

       immediately after announcement by the Company of its financial results. The price payable by the Company per Put Share in respect of such Founder Shareholder De-Minimis Put (the “De-Minimis Put Option Price”) shall be the “look through” price per Put Share based on the VWAP of the Company shares over the 30 trading days immediately preceding the closing of the Founder Shareholder De-Minimis Put Option.

3.  Founder Shareholder Ordinary Put Option: Notwithstanding the exercise of the rights under the Founder Shareholder De-Minimis Put Option, the Founder Shareholders shall be entitled to request the Company to, at any time (subject to customary blackout periods), purchase such number of Put Shares as they may desire. The Company shall be under no obligation to agree to purchase any such Put Shares following such a request from the Founder Shareholders unless (i) acting reasonably, the Company determines that market circumstances are appropriate to undertake a successful Founder Shareholder Put Financing Issuance; and (ii) following such determination, the Company is actually able to undertake a successful Founder Shareholder Put Financing Issuance, having made reasonable efforts to make the same. The price per Put Share following any such successful Founder Shareholder Put Financing Issuance shall be equal to:

the “look through” price per Put Share (with such “look through” price being defined and described in detail in the Registration Rights, Coordination and Put Agreement) based on the price per Company share received by the Company pursuant to the Founder Shareholder Put Financing Issuance.

4.  Founder Shareholder Change of Control Put Option: Notwithstanding any blackout periods, in the event of:

a.   any sale of securities by any Significant Shareholder or issuance of securities by the Company, in each case, that results in a Change of Control; or

b.  any termination or non-renewal of the employment of Mr. Sumant Sinha (other than for willful default or fraud),

the Founder Shareholders shall have the right to require the Company to purchase all or any of the Put Shares held by them and their Affiliates at the following price per Put Share:

(i) if the Change of Control is triggered by an issuance by the Company or a sale by any Significant Shareholder, the “look through” price per Put Share received by the relevant selling Significant Shareholder or the Company, as the case may be; and

(ii) in any other case:

(x) if a Founder Put Financing Issuance is not undertaken, the “look through” price per Put Share based on the VWAP of the Company shares over the 2 trading days immediately preceding the closing of the Put Sale; or

(y)if the Company elects to conduct a Founder Shareholder Put Financing Issuance, the “look through” price per Put Share based on the price per Company share received by the Company pursuant to the Founder Shareholder Put Financing Issuance.

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5.  Post the expiry of the Lock-Up, the Founder Shareholders shall be permitted not more than one request for a Put Sale in connection with a Founder Shareholder Ordinary Put Option per calendar quarter. Provided that, subject to compliance with applicable laws, (i) a Founder Shareholder Ordinary Put Option may be exercised in accordance with the provisions above prior to the expiry of the Lock-Up if the proceeds of such issuance are to be used by the Founder to repay, prepay or otherwise discharge the loan secured by the Founder’s shares in ReNew India that remains outstanding as at the consummation of the business combination; and (ii) a Founder Shareholder Change of Control Put Option may be exercised in accordance with the provisions above prior to the expiry of the Lock-Up.

6.  The Parties agree that the Founder Shareholder Put Option is intended to provide the Founder Shareholder an exit right in respect of its shares in ReNew India or any group company as if the Founder Shareholder’s shares were held in the Company.

7.  Further, without prejudice to the rights set out above, the Company shall, subject to applicable law, use its commercially reasonable efforts to facilitate a swap of the Put Shares for the registered Class A shares of the Company. In this regard to the extent the Founder Shareholder has identified any third party or an affiliate to purchase their stake in the Company, the Company shall take all legally permissible actions as may be required to effect such sale to such third party through issue of shares of the Company to such third party in consideration of transfer of Put Shares to the Company by the Founder Shareholder.

8.  Expenses: For the avoidance of doubt, the Founder Shareholder shall be responsible for any and all taxes and tax-related costs and expenses in any transactions contemplated by this section “Founder Shareholder Put Option accruing to him in his capacity as the selling shareholder under applicable laws.”

Lock-Up5

1.  Each Significant Shareholder (other than GEF, which shall not be subject to the lock-up) shall be subject to a lock-up for a period of 180 days after Closing (the “Lock-Up Period”), subject to GS’ rights as set out in the following paragraph.

2.  Except as otherwise provided above, the Founder Shareholder shall be subject to a lock-up for a period of 1 year from the date of Closing.

3.  Executive officers of the Company (Muthukumaran Doraiswami (CFO), Balram Mehta (COO), Sanjay Chacko Varghese (President) and Mayank Bansal (President)) shall be subject to a lock-up for a period of 1 year from the date of Closing with the option to an early release after 9 months from the date of Closing. Employees’ lock-up obligations will continue to apply to the employees when that employee leaves or is asked to leave the Company but the lock-up obligations will fall away if that employee dies or is incapacitated to work for a prolonged period before the lock-up period.

[5]

GS will require the following boilerplate clause in the full form document: Notwithstanding anything herein to the contrary, none of the provisions of this Agreement shall in any way limit Goldman Sachs or any of its affiliates (each affiliate a “GS Affiliate” and collectively, the “GS Affiliates”) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principalling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in Section [•] of this Agreement, the restrictions contained in Section [•] shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by Goldman Sachs or any GS Affiliate following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on behalf of the Company in an underwritten public offering.

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4.  During the Lock-Up Period, GS shall be permitted to sell the greater of:

(a)   5% of the total issued and outstanding equity in the Company on Closing; and

(b)   such number of shares held by it in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any GS ReNew India Securities shall also be taken into consideration), subject to a travelling lock-up (i.e., the third party purchaser for those shares agreeing to be subject to the same lock-up restrictions hereunder for the remainder of the Lock-Up Period) (such right of GS, the “GS Lock-Up Transfer Right”). For any third party that acquires restricted shares from GS, the Company shall, following the expiry of the Lock-Up Period, assist in removing the restricted legend from any share certificates in respect of such shares. For the avoidance of doubt, once GS has reduced its holdings to the levels stated above, no further GS Priority Offering rights shall apply; provided that if GS’ holding goes back or is reasonably and imminently expected to go back above those levels as a result of a buyback or another event undertaken by a person other than GS and not caused by an act or omission on GS’ part, it may undertake a further Priority Offering to reduce its holdings to the levels stated above, on the terms and subject to the restrictions contained herein.

9

Exhibit B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between RMG Acquisition Corporation II (the “Surviving Company”) and ReNew Power Global Merger Sub (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”) and this Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and this Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of [insert date] and made between, among others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1

the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each

4.2	the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

5

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

6

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

7

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

8

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.[1]

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [2]

11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [3]

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[Insert name of Director] of [Insert personal address of Director];

12.2	[Insert name of Director] of [Insert personal address of Director]; and

12.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

13	This Plan of Merger has been approved by:

13.1	the board of directors of the Surviving Company pursuant to section 233(3) of the Statute; and

13.2	the sole director of the Merging Company pursuant to section 233(3) of the Statute.

[1]	Maples and Calder assumes this to be to the case.
[2]	Maples and Calder assumes this to be to the case.
[3]	Maples and Calder assumes this to be to the case.

2

14	This Plan of Merger has been authorised by:

14.1	the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company; and

14.2	the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature page follows)

3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

RMG Acquisition Corporation II	)

By:	)	Name:

	)	Title: Director

4

SIGNED by	)

ReNew Power Global Merger Sub	)

By:	)	Name: Philip Kassin

	)	Title: Director

5

Exhibit B

Annexure 1

Business Combination Agreement

Exhibit B

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit C

SHAREHOLDERS AGREEMENT

DATED [•], 2021

i

ii

4.17	Anti-Bribery	23
4.18	Compliance Program	24
4.19	Sanctions	24
4.20	Anti-Money Laundering	24
ARTICLE V GENERAL PROVISIONS		25
5.1	Termination	25
5.2	Notices	25
5.3	Amendment; Waiver	25
5.4	Further Assurances	26
5.5	Assignment	26
5.6	Third Parties	26
5.7	Governing Law; Jurisdiction	26
5.8	Specific Performance	26
5.9	Entire Agreement	26
5.10	Severability	27
5.11	Table of Contents, Headings and Captions	27
5.12	Grant of Consent	27
5.13	Counterparts	27
5.14	No Recourse	27
5.15	Aggregation of Shares	27
5.16	Articles	28
5.17	Agent for Service of Process	28
5.18	Other Capacities	28

iii

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [•]

By and Among:

(1)	RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at [•] (the “Company”);

(2)	COGNISA INVESTMENT, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai – 400 054 (“Cognisa”), being represented by Mr. Sumant Sinha;

(3)	MR. SUMANT SINHA, passport number [•] and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009 (the “Founder”);

(4)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009 (the “SS Entity” and, together with Cognisa and the Founder, each, a “Founder Investor” and, collectively, the “Founder Investors”);

(5)

GS WYVERN HOLDINGS LIMITED, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“GSW”);

(6)	CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40 (“CPPIB”);

(7)

[PLATINUM HAWK C 2019 RSC LIMITED, having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited (“Platinum Cactus”)];

(8)	JERA POWER RN B.V., a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam, (“JERA”); and

(9)

RMG SPONSOR II, LLC, a Delaware limited liability company (“RMG” and, together with the Founder Investors, GSW, CPPIB, [Platinum Cactus] and JERA, each an “Investor” and, collectively, the “Investors”);

the Company and the Investors are hereinafter referred to individually as a “Party” and, collectively, as the “Parties”.

1

RECITALS

WHEREAS, RMG Acquisition Corp. II, a Cayman Islands exempted company (“RMG II”), the Company, [•], an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), Renew Power Private Limited, a company with limited liability incorporated under the laws of India ( “ReNew India”), and certain shareholders of ReNew India, including the Investors, have entered into that certain Business Combination Agreement, dated as of February [•], 2021 (the “BCA”);

WHEREAS, pursuant to the terms of the BCA, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (i) Merger Sub will be merged with and into RMG II with RMG II continuing as the surviving entity and a wholly-owned subsidiary of the Company, (ii) certain shareholders of ReNew India will transfer certain equity shares of ReNew India held by such shareholders (other than ReNew India Common Shares (as defined below) held by the Founder Investors as well as certain other individual employee and ex-employee shareholders and ReNew India Common Shares issued upon conversion of CCPSs (as defined below) to CPPIB and GSW), in exchange for the issuance by the Company to such shareholders of Class A Shares (as defined below) and, in the case of GSW, also Class C Shares (as defined below), (iii) the Founder will subscribe for and the Company will issue one (1) Class B Share (as defined below) to the Founder, (iv) CPPIB will subscribe for and the Company will issue one (1) Class D Share (as defined below) to CPPIB and (v) the Articles (as defined below) shall be restated in accordance with Section 5.16;

WHEREAS, pursuant to the terms of the BCA, prior to the Closing, the compulsorily and fully convertible preference shares, having a par value of INR 425 per preference share, of ReNew India (“CCPSs”) held by GSW, [Platinum Cactus] and CPPIB were converted to ReNew India Common Shares, in accordance with the terms of such CCPSs, and, on or after the Closing, GSW, [Platinum Cactus] and CPPIB shall, or may, transfer such shares to the Company in accordance with the BCA in exchange for the issuance by the Company to such Investors of Class A Shares and, with respect to GSW, Class C Shares;

WHEREAS, as of the Closing, the Founder Investors, CPPIB and GSW will continue to hold ReNew India Common Shares;

WHEREAS, as of the Closing Date and immediately following the consummation of all of the transactions contemplated to occur on or prior to the Closing Date pursuant to the BCA, each Investor holds the number and class of Shares (as defined below) and ReNew India Common Shares set forth opposite the name of such Investor in Schedule 1 hereto; and

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, the Parties wish to set forth certain understandings between the Parties, including with respect to certain governance matters.

2

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“10 / 50 Company” has the meaning set forth in Section 4.9(e). “Act” means the United Kingdom Companies Act 2006.

“ADIA” means the Abu Dhabi Investment Authority

“Affiliate” means (a) with respect to any specified Person (other than [Platinum Cactus]), any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person, through one or more intermediaries or otherwise, and (b) with respect to [Platinum Cactus], any other entity or entities Controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of any Investor.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Articles” means the articles of association of the Company from time to time.

“As-Converted Basis” means that, to the extent that there are any CCPS in issue at the relevant time, the calculation of equity capital and voting rights is to be made assuming that all outstanding CCPSs have been converted into ReNew India Common Shares applying the ratio of [•] ReNew India Common Shares for each CCPS.

“Audit Committee” has the meaning set forth in Section 2.2(a)(i).

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. “Beneficially Owned” and “Beneficial Ownership” shall have such correlative meaning as the context may require.

“Big Four Firm” means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young or their respective affiliate firms in the United Kingdom.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (UK), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by Law to close.

3

“CCPSs” has the meaning set forth in the Recitals.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Class A Shares” means Class A Ordinary Shares in the share capital of the Company having the terms set out in Schedule 2 attached hereto.

“Class B Share” means the Class B Ordinary Share in the share capital of the Company having the terms set out in Schedule 3 attached hereto.

“Class C Shares” means Class C Ordinary Shares in the share capital of the Company having the terms set out in Schedule 4 attached hereto.

“Class D Share” means the Class D Ordinary Share in the share capital of the Company having the terms set out in Schedule 5 attached hereto.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date of the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognisa” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 4.17.

“Confidential Information” means all confidential or proprietary documents and information concerning any Party or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the Party to which the information relates or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a Party or its Affiliates or Representatives without reference to the Confidential Information.

“Control” (including the terms “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“CPPIB” has the meaning set forth in the Preamble.

“CPP Investments” means CPPIB and its wholly owned subsidiaries.

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“Director” means any director of the Company from time to time.

“Director Nomination Right” means, at any point in time, the right of an Investor, if any, to nominate a Nominee Director pursuant to Section 2.1(c) or Section 2.1(d), as applicable.

“Dispute” has the meaning set forth in Section 5.7(c).

“Distributions” has the meaning set forth in Schedule 3.

“Effective Economic Interest” means, with respect to an Investor at a particular time of determination, the percentage equal to (a) the number of such Investor’s Equivalent Economic Beneficial Shares as of such time, divided by (b) the number of Equivalent Outstanding Economic Beneficial Shares as of such time; provided that for purposes of determining whether such Investor has a Director Nomination Right as of such time pursuant to Section 2.1(c), any dilution resulting from any Share issuance by the Company after the Closing Date (other than any share issuance in connection with the exercise of the Founder Investors’ rights pursuant to Section [•] of the Registration Rights Agreement or Section 4.5) shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest. The Effective Economic Interest of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Economic Beneficial Shares” means, with respect to each Investor as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) (i) the number of ReNew India Common Shares, if any, held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (ii) [•]1 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing), plus (b) the number of Class A Shares, if any, held by such Investor and its Affiliates as of such time, plus (c) the number of Class C Shares, if any, held by such Investor and its Affiliates as of such time. The Equivalent Economic Beneficial Shares of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Outstanding Economic Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of each Investor’s Equivalent Economic Beneficial Shares as of such time, plus (b) the number of issued and outstanding Class A Shares as of such time that are held by Persons other than an Investor or any of its Affiliates, plus (c) the number of issued and outstanding Class C Shares as of such time, if any, that are held by Persons other than an Investor or any of its Affiliates.

“Equivalent Outstanding Voting Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of the Equivalent Voting Beneficial Shares of the Founder Investors and CPPIB and their respective Affiliates as of such time, plus (b) the total number of issued and outstanding Class A Shares as of such time.

[1]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

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“Equivalent Voting Beneficial Shares” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) the number of ReNew India Common Shares held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (b) [•]2 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing). The Equivalent Voting Beneficial Shares of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Voting Interest” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, the percentage equal to (a) the number of Equivalent Voting Beneficial Shares held by such Investor and its Affiliates as of such time, divided by (b) the number of Equivalent Outstanding Voting Beneficial Shares as of such time. The Equivalent Voting Interest of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Finance and Operations Committee” has the meaning set forth in Section 2.2(a)(i).

“Founder” has the meaning set forth in the Preamble.

“Founder Director” has the meaning set forth in Section 2.1(c)(ii).

“Founder Investor” has the meaning set forth in the Preamble.

“Government Entity” has the meaning set forth in Section 4.17.

“Government Official” has the meaning set forth in Section 4.17.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Green Rock” means Green Rock B 2014 Limited, having its registered office at Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX, in its capacity as trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated 19 February 2014 between Abu Dhabi Investment Authority and Green Rock B 2014 Limited

[“Green Rock Internal Restructuring” means the proposed restructuring among ADIA, Green Rock and Platinum Cactus pursuant to which the ownership of Shares set forth opposite Green Rock’s name in Schedule 1 shall be distributed to ADIA and subsequently transferred by ADIA to Platinum Cactus.]

[2]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

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“Group” means the Group Companies, taken as a whole.

“Group Companies” means the Company and its Subsidiaries.

“GSW” has the meaning set forth in the Preamble.

“Indemnification Agreements” has the meaning set forth in Section 2.5.

“Indemnitee” has the meaning set forth in Section 2.5.

“Independent Director” means an individual serving on the board of directors of a company who is “independent” as determined in accordance with the rules and regulations of the Nasdaq Stock Market and the SEC.

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee Director” has the meaning set forth in Section 2.1(c).

“JERA” has the meaning set forth in the Preamble.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, judgment, decree, writ, governmental approval, directive, requirement, other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules of any stock exchange.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law or the Articles, within such Party’s control and do not directly conflict with any rights expressly granted to such Party in this Agreement) reasonably necessary and desirable within his, her or its control to cause such result, including (to the extent within such Party’s control) (i) calling special meetings of the Board, any committee of the Board and the shareholders of the Company, (ii) causing the Board or any committee of the Board to adopt relevant resolutions (subject to any applicable fiduciary duties), (iii) voting or providing a proxy with respect to Shares and other securities of the Company generally entitled to vote in the election of Directors of the Company Beneficially Owned by such Party, (iv) causing the adoption of shareholders’ resolutions and amendments to the Articles, including executing written consents in lieu of meetings, (v) executing agreements and instruments, (vi) causing members of the Board (to the extent such members were elected, nominated or designated by the Party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

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“NewCo” has the meaning set forth in Section 4.2.

“Non-Recourse Party” has the meaning set forth in Section 5.14.

“Nomination Committee” has the meaning set forth in Section 2.2(a)(iii).

“Nominee Director” means each of the Investor Nominee Directors and the RMG Nominee Director.

“Nominee Observer” has the meaning set forth in Section 2.1(f).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code.

“Platinum Cactus” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means that certain Registration Rights, Coordination and Put Option Agreement entered into on or prior to the Closing Date among the Company, ReNew India and the shareholders party thereto.

“Relevant Date” has the meaning set forth in Section 4.5(a).

“Remuneration Committee” has the meaning set forth in Section 2.2(a)(ii).

“ReNew India” has the meaning set forth in the Recitals.

“ReNew India Common Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of INR 10 each.

“ReNew India Distributions” has the meaning set forth in Schedule 3.

“ReNew India Shares” means the CCPSs (if any) and the ReNew India Common Shares.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“RMG” has the meaning set forth in the Preamble.

“RMG II” has the meaning set forth in Recitals.

“RMG Nominee Director” has the meaning set forth in Section 2.1(d).

“Sanctions” has the meaning set forth in Section 4.19.

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“SEC” means the U.S. Securities and Exchange Commission.

“Second Anniversary Date” means the date that is two (2) years following the Closing Date.

“Secondary Indemnitors” has the meaning set forth in Section 2.5.

“Shares” means the Class A Shares, the Class B Share, the Class C Shares and the Class D Share.

“Significant Investor” means an Investor that, together with its or his Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%).

“SS Entity” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transactions” means the transactions contemplated by the BCA.

“Transfer” (including its correlative meaning, “Transferee”) means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“United States person” includes any citizen or resident (including Green Card holder) of the United States, any citizen or resident of another country that has been present in the United States for more than 183 days during the last three years (taking each day into account during the current year, 1/3 of the days in the preceding year, and 1/6 of the days during the 2nd preceding year), any partnership or corporation created or organized in the United States or under the law of the United States or of any US State, any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, or (ii) one or more United States persons have authority to control all substantial decisions of the trust, and an estate subject to U.S. federal income tax on its worldwide income.

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“US Investor means (i) GSW, (ii) any Investor that is a United States person, and (iii) any Investor that is an entity treated as a foreign entity for U.S. federal income tax purposes, one or more of the owners of which are United States persons, and identifies as such in written confirmation (which should be promptly updated in the event of any change) to the Company.

“U.S. Shareholder” means a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Voting Shares” means the Class A Shares, the Class B Share and the Class D Share.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; and (g) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Where any Shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any Person, that Person shall (unless the context requires otherwise) be treated for the purposes of this Agreement as the holder of those Shares and references to Shares being “held by” a Person, to a Person “holding” Shares or to a Person who “holds” any such Shares, or equivalent formulations, shall be construed accordingly.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The majority of the Board of the Company shall not be resident in the United Kingdom, the Channel Islands or the Isle of Man. The Investors acknowledge and agree among themselves that the United Kingdom City Code on Takeovers and Mergers is not intended to apply to the Company.

(b) During the period commencing on the Closing Date until the Second Anniversary Date, the Board shall be comprised of up to eleven (11) Directors, six (6) of whom shall be Independent Directors (including at least two (2) female Independent Directors) who, as of the Closing Date, shall be [•], [•], [•], [•], [•] and [•].

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(c) On and following the Closing Date, the Investors set forth below shall be entitled from time to time to nominate for appointment or reappointment certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person with respect to an applicable Investor, such Investor’s “Investor Nominee Director”) as follows:

(i) (A) until the Second Anniversary Date, (B) for so long as the Founder Investors, together with their respective Affiliates, hold at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date) or (C) for so long as the Founder is the Chief Executive Officer or Chairman of the Group, whichever is longer, the Founder Investors shall be entitled to nominate one (1) Director, who, as of the Closing Date and until the Founder ceases to serve as the Chief Executive Officer or Chairman of the Group, shall be himself, and thereafter shall be any Person nominated by the Founder in accordance with this Section 2.1 (hereinafter referred to in such capacity as the “Founder Director”);

(ii) (A) until the Second Anniversary Date or (B) for so long as GSW, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, GSW shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•];

(iii) (A) until the Second Anniversary Date or (B) for so long as [Platinum Cactus], together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer [Platinum Cactus] shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•]; and

(iv) (A) until the Second Anniversary Date or (B) for so long as CPPIB, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, CPPIB shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•].

For the avoidance of doubt, if at any time following the Second Anniversary Date an Investor, together with his or its Affiliates, ceases to hold the requisite Effective Economic Interest to be entitled to nominate for appointment or reappointment such Investor’s Investor Nominee Director as set forth in this Section 2.1(c), such Investor shall (i) immediately cease to have the right to nominate a director pursuant to this Section 2.1(c), (ii) as soon as reasonably practicable notify the Company of that fact and (iii) unless the Board requests otherwise, procure the resignation of its Investor Nominee Director from the Board and each committee of the Board on which such Investor Nominee Director serves as soon as reasonably possible (and in any event within 15 Business Days) or on such reasonable date as the Board notifies such Investor that the Investor’s Nominee Director should resign.

(d) As at the Closing Date until the Second Anniversary Date, one (1) Director shall be [•] (or, if [•] resigns or is otherwise unable to serve as a Director prior to the Second Anniversary Date, his successor) (the “RMG Nominee Director”).

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(e) Notwithstanding any other provision of this Agreement, the Company shall cause the appointment of each Nominee Director to the Board in accordance with this Section 2.1. Each Investor with a Director Nomination Right agrees not to nominate as such Investor’s Nominee Director any individual (A) subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended, or (B) disqualified to act as a director under the Act or under the United Kingdom Company Directors Disqualification Act 1986.

(f) (i) During the period commencing on the Closing Date until the Second Anniversary Date, JERA shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place, (ii) for so long as RMG, together with its Affiliates, holds at least forty percent (40%) of the Effective Economic Interest held by RMG as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), RMG shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place and (iii) for so long as the Founder, together with his Affiliates, including the other Founder Investors, holds at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), the Founder shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place (each such person with respect to such Investor, a “Nominee Observer”). The Company and the Investors shall take all Necessary Actions to cause the appointment of the Nominee Observers, who shall be entitled to all rights and privileges of a director of the Company, except (A) the right to vote in meetings of the Board or meetings of any committee of the Board and (B) to be considered for purposes of the calculation of a quorum.

(g) In the event that a vacancy is created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of any Nominee Director or for any other reason, notwithstanding any other provision of this Agreement, the Company shall cause such vacancy to be filled, as soon as possible, by a new Nominee Director of such Investor or RMG (as applicable). RMG and Each Investor that has a Director Nomination Right has the right to remove such Investor’s Nominee Director or RMG Nominee Director (as applicable), and the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such Nominee Director. Without prejudice to Section 2.1(l),the Company shall take all Necessary Actions to cause the removal of any Nominee Director that such Investor or RMG intends to remove.

(h) Subject to applicable Law and the Articles and without prejudice to any other provision of this Agreement, the Company shall take all Necessary Actions to (i) include each Nominee Director in the slate of nominees recommended by the Board at any general meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), and (ii) include each Nominee Director in the proxy statement and shareholder resolution, if any, prepared by the Company with respect to the election of members of the Board and at every adjournment or postponement thereof. Subject to applicable Law and the Articles, the Company shall use reasonable endeavours consistent with its endeavours with respect to the other Board nominees to

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support the election of each Nominee Director as a director of the Company; provided that such endeavours are customary for a publicly traded company in the U.S. The Investors shall take all Necessary Actions to give effect to Section 2.1(g) and this Section 2.1(h), including by voting his or its Voting Shares in favor of any resolutions to give effect to such provisions.

(i) Any appointment, removal, or reappointment of a Nominee Director or a Nominee Observer by an Investor shall be made by prior written notice to the Company, and, in the case of an appointment or reappointment of a Nominee Director, such appointment or reappointment shall be on the terms of a letter of appointment, the terms of which shall, subject to changes necessary to comply with applicable Law, be substantially the same as those of the letters of appointment between the Company and the other non-executive directors of the Company.

(j) Notwithstanding anything herein to the contrary, if the appointment of any person so nominated is prohibited under the Nasdaq Stock Market listing rules, the Articles or by applicable Law, or not approved by any Governmental Authority having legitimate jurisdiction over such appointment, the Company and the applicable Investor shall consult with each other in good faith concerning such objection or prohibition and the Company and such Investor shall use reasonable endeavours to obtain such permissions, consents, authorisations and/or clearances as are necessary for the appointment of such Nominee Director. In the event that such permissions, consents, authorisations and/or clearances cannot be obtained, such Investor shall nominate an alternative Nominee Director in accordance with the terms of this Section 2.1.

(k) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Articles, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, (i) the maximum number of Directors on the Board shall be established and remain at eleven (11), and (ii) any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of each Investor that has a Director Nomination Right at such time; provided that, notwithstanding the foregoing, in the event that an Investor ceases to have a Director Nomination Right pursuant to Section 2.1(c), the size of the Board may be decreased by the one (1) Director such Investor ceases to have such right to nominate, without the consent of any Investor.

(l) If a Nominee Director is requested to resign in accordance with this Section 2.1, the applicable Investor that nominated such Nominee Director shall procure that such Nominee Director shall resign from the Board and each committee of the Board on which such Nominee Director serves without seeking compensation for loss of office and shall waive all claims such Nominee Director may have against the Company and its Subsidiaries in connection therewith. If such Nominee Director refuses to resign, the Parties shall take all Necessary Actions to ensure that such Nominee Director is removed pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Act as soon as practicable.

(m) The Company agrees, subject to the terms of the Articles and applicable Law, that it shall not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Investor and its Nominee Director set out in this Agreement, other than where any such resolution is requested by such Investor or required by applicable Law.

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(n) The Company may by notice in writing to the applicable Investor immediately terminate the appointment of such Investor’s Nominee Director on the Board and each committee of the Board on which such Nominee Director serves if such Nominee Director is disqualified by applicable Law from acting as a director of the Company for any reason under the terms of the Articles or otherwise.

2.2 Committees.

(a) From and after the Closing Date, the Company shall cause the Board to establish and maintain the following committees of the Board:

(i) an audit committee (the “Audit Committee”), which shall review and approve the audited and unaudited financial statements and monthly management accounts of the Group, and have such other powers and authority as the Board may provide by resolution;

(ii) a remuneration committee (the “Remuneration Committee”), which shall (i) review and approve the compensation of the executive officers of the Group and such other employees of the Group as are assigned thereto by the Board, (ii) administer any incentive compensation plans of the Group approved by the Board and (iii) have such other powers and authority as the Board may provide by resolution;

(iii) a nomination committee (the “Nomination Committee”), which shall (i) develop the criteria and qualifications for membership on the Board, (ii) subject to the terms of this Agreement, recruit, review, nominate and recommend candidates for election to the Board or to fill vacancies on the Board, (iii) review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates and (iv) have such other powers and authority as the Board may provide by resolution;

(iv) a finance and operations committee (the “Finance and Operations Committee”), which shall have such other powers and authority as the Board may provide by resolution.

(b) The Company shall cause:

(i) the Audit Committee to consist of three (3) Independent Directors;

(ii) subject to Section 4.1, the Remuneration Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Remuneration Committee), (B) one (1) Nominee Director of an Investor that has a Director Nomination Right and (C) the Founder Director;

(iii) subject to Section 4.1, the Nomination Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Nomination Committee), (B) one (1) Nominee Director of an Investor that has a Director Nomination Right and (C) the Founder Director; and

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(iv) subject to Section 4.1, the Finance and Operations Committee to consist of (A) one (1) Independent Director, (B) one (1) Nominee Director of each Significant Investor and (C) the Founder Director.

(c) Unless already serving as a member of the applicable committee, upon the request of a Significant Investor, the Company shall cause the Nominee Director of such Significant Investor to be appointed as an observer on each of the Audit Committee, the Remuneration Committee, the Nomination Committee and the Finance and Operations Committee, who shall be entitled to all rights and privileges of a member of such committee, except (i) the right to vote in meetings of such committee and (ii) to be considered for purposes of the calculation of a quorum.

2.3 Compensation. Each Nominee Director serving on the Board (other than CPPIB’s, GSW’s and [Platinum Cactus]’s respective Nominee Directors) that is not an employee of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-executive Directors, including any fees and equity awards, unless the Investor that has nominated such Nominee Director has waived such Nominee Director’s entitlement to such compensation.

2.4 Reimbursement of Expenses. The Company shall pay the reasonable and documented out-of-pocket expenses incurred by each Nominee Director serving on the Board in connection with such Nominee Director’s services provided to or on behalf of the Company, including attending meetings or events on behalf of the Company at the Company’s request.

2.5 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Nominee Director serving on the Board or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of their respective Affiliates (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements, the Company hereby agrees that, to the fullest extent available under applicable Law and subject to section 232 of the Act, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Secondary Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), and (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee, without regard to any rights such Indemnitees may have against the Secondary Indemnitors or their insurers; provided that such Indemnitee shall have delivered to the Company an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses. The Company agrees that any Secondary Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 2.5, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.5 or the other terms set forth in this Agreement or the rights of the Secondary Indemnitors or their insurers hereunder.

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2.6 Other Rights of Designees. Except as provided in Sections 2.3, 2.4 and 2.5, each Nominee Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, subject to the Articles and applicable Law, the Company shall indemnify, exculpate, and advance fees and expenses of the Nominee Directors serving on the Board (including by entering into an indemnification agreement in a form reasonably satisfactory to the Company and the Investors and substantially similar to the Company’s form director indemnification agreement) and provide the Nominee Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Articles, applicable Law or otherwise.

ARTICLE III

SHARES

3.1 Share Capital.

(a) The share capital of the Company shall comprise Class A Shares, one (1) Class B Share, Class C Shares and one (1) Class D Share.

(b) Class C Shares shall only be issued to GSW in accordance with, and subject to the terms and conditions of, the BCA.

(c) The one (1) Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

(d) The one (1) Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

(e) Only the Class A Shares shall at any time be admitted and listed for trading on the Nasdaq Stock Market or any other securities exchange in the U.S.

3.2 Issuance. Following the date of this Agreement, the Company shall issue to GSW, CPPIB, [Platinum Cactus] and JERA Class A Shares and/or Class C Shares, as applicable, in accordance with Section 2.02 of the BCA, and the Company has obtained the necessary approvals (if any) referred to in section 2.02 of the BCA.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Governance Principles. Notwithstanding anything to the contrary in this Agreement, the Company and the Investors shall take all Necessary Actions to, implement and effect the governance principles below within the time period referenced therein:

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(a) by the date that is two (2) years following the Closing Date, all committees of the Board will have a majority of Independent Directors;

(b) by the date that is five (5) years following the Closing Date, all committees of the Board will consist only of Independent Directors, except for one (1) representative of the Group where necessary and permitted by applicable Law; and

(c) by the date that is two (2) years following the Closing Date, a lead Independent Director will be appointed.

4.2 Spin-Offs or Split Offs. In the event that the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the applicable Investors will receive equity interests in any such NewCo as part of such separation, the Company shall take all Necessary Actions to procure that any such NewCo enters into a shareholders agreement with the Investors that provides the Investors with rights vis-á -vis such NewCo that are substantially identical to those available to the Investors in the Company in their capacity as shareholders.

4.3 CEO and Chairman. Subject to the Articles and applicable Law, the Founder shall, and the Investors and the Company shall take all Necessary Action to cause the Founder to, be appointed as the Chief Executive Officer of the Group and the Chairman of the Board as of the date hereof.

4.4 Consultation Rights.

(a) For so long as the Founder (together with his Affiliates) holds an Effective Economic Interest, the Company shall not take any of the following actions without first consulting with the Founder in good faith:

(i) appointing or removing the Chief Executive Officer of the Group; or

(ii) appointing or removing the Chairman of the Board.

(b) The Investors and the Company shall take all Necessary Actions to give full effect to the provisions set forth in this Section 4.4.

4.5 Founder Investor Exchange Rights.

(a) The Parties agree that the Founder Shareholders have the right, exercisable in accordance with and subject to the provisions of the Registration Rights Agreement, to require the Company to issue and register up to such number of Class A Shares as may be necessary or required to effect or facilitate the Transactions or the exercise of the Founder’s rights pursuant to Section [•] of the Registration Rights Agreement.

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(b) At any time prior to the date that is five (5) years following the date of the relevant shareholder resolution prior to the Closing approving the relevant issuance of Class A Shares to the Founder Investors (the “Relevant Date”), each Founder Investor shall have the right to deliver a notice to the Company requiring the Company, at any time subject to applicable Law, as such Founder Investor may determine, to issue Class A Shares to such Founder Investor and/or its Affiliates or nominees in exchange for the transfer to the Company of all right, title and interest in Renew India Common Shares held by such Founder Investor or its Affiliates, free and clear of all liens, at the exchange ratio of [•]3 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing). For the avoidance of doubt, the parties agree that any such notice delivered by a Founder Investor prior to the Relevant Date shall serve as effective notice to the Company requiring the subsequent issuance of Class A Shares as set forth above following such Relevant Date.

(c) The Company and the Investors shall undertake all Necessary Actions for the purposes of clauses (a) and (b) above to increase the Company’s share capital to effect and facilitate such issuance and shall register such Class A Shares pursuant to and in accordance with the Registration Rights Agreement.

4.6 Tax Matters.

(a) The Company shall at all times use commercially reasonable endeavours to ensure (i) that the central management and control and place of effective management of the Company are located solely in the United Kingdom for the purposes of tax residency (and subject at all times to Clause 2.1(a)), such that it shall be and remain at all times tax resident solely in the United Kingdom (including for the purposes of the India-UK double tax treaty) and (ii) that the Company shall be eligible to claim the full benefits of the India-UK double tax treaty.

(b) Unless (and then only to the extent) required as a result of a change in Law after the date of this Agreement, the Company agrees that it shall not withhold any amount of or on account of Indian tax from or in connection with any payment to be made to [Platinum Cactus] if and to the extent that the Abu Dhabi Investment Authority is the sole beneficiary under the Trust at the relevant time (on the basis that it is acknowledged that the Abu Dhabi Investment Authority shall be entitled to the benefits under the India-UAE Treaty on a pass through basis). [Platinum Cactus] shall upon reasonable written request provide to the Company such documents as may (including following a change in law) be prescribed under Indian law in order to evidence such entitlement to treaty benefits under the India-UAE Treaty.

(c) The Parties agree to use commercially reasonable endeavours to ensure that no United Kingdom stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, including in relation to the admission of any Shares for clearing through the Depository Trust Company (DTC).

[3]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

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4.7 Partnership Election. The Company represents and warrants that it has not taken any action inconsistent with its or ReNew India’s treatment as a corporation for U.S. federal income tax purposes, including the filing of an election to be classified other than as a corporation. Neither the Company nor ReNew India shall take any action inconsistent with the treatment of the Company and ReNew India as a corporation for U.S. federal income tax purposes and neither shall elect to be treated as an entity other than a corporation for U.S. federal income tax purposes unless the Investors unanimously agree that such an election should be made.

4.8 PFIC Information and Compliance. The Company shall procure that:

(a) the Company will use commercially reasonable endeavours to avoid classification as PFIC for any year;

(b) The Company, in consultation with a Big Four Firm, will determine whether or not it is likely to become a PFIC, and shall notify each US Investor of this determination within 60 days after the end of each tax year;

(c) the Company will make available to the Investors, upon reasonable request, the books and records of the Group Companies and provide information that is reasonably pertinent to any Group Company’s status or potential status as a PFIC;

(d) upon a determination by the Company, the Investors or any tax authority that the Company has been or is likely to become a PFIC, the Company will provide the Investors, at the Company’s expense, with all information reasonably available to the Company to permit the Investors to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election within the meaning of Section 1295 of the Code) with respect to any Group Company that is treated as a PFIC, and comply with any reporting or other requirements incidental to such election;

(e) if a determination is made that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company and any other Group Company that is a PFIC, at the relevant Investor’s expense, will also provide the Investors with a completed “PFIC Annual Information Statement” substantially in the form as set out in Schedule 6 as required by Treasury Regulation Section 1.1295-1(g); and

(f) the Company will promptly notify the US Investors of any assertion by the U.S. Internal Revenue Service that it is or is likely to become a PFIC.

4.9 CFC Information and Compliance:

(a) As soon as reasonably practicable after the date of this Agreement, each Investor shall disclose to the Company (i) whether it is a United States person, (ii) whether it is owned, wholly or in part, directly or indirectly, by any U.S. Shareholder of the Company or ReNew India, (iii) whether it, directly or indirectly, owns any interest in a United States partnership, or is a beneficiary of a United States trust or estate, and (iv) whether it, directly or indirectly, owns an interest of 50% or more of the stock (by vote or value) of any United States corporation. Each Investor shall provide prompt written notice to the Company, and the Company shall in turn provide the information thus received to the US Investors, of the extent of any subsequent change.

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Upon the written request of a US Investor, the Company shall promptly provide in writing such information, to the extent such information is not confidential, in its possession concerning its and ReNew India’s shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder, that is reasonably pertinent and sufficient for such US Investor to determine whether any of the Group Companies is a CFC. For the avoidance of doubt, the Company shall not have any obligation to disclose the identity of any shareholder or any direct and indirect interest holders in a shareholder.

(b) The Company shall furnish to any Investor upon its reasonable request, on a timely basis, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of the Investor (and each of the Company’s or ReNew India’s U.S. Shareholders that owns a direct or indirect interest in the Investor) arising from its investment in the Company, ReNew India and relating to any Group Company’s classification as a CFC.

(c) The Company shall: (i) furnish to each US Investor within 45 days of the end of each taxable year, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of such US Investor arising from its investment in the Company and relating to the classification of any Group Company as a non-U.S. corporation that has a beneficial owner that is a United States Person that owns at least 10% of the vote or value of the Company (“10/50 Company”); and (ii) upon the written request of a US Investor, promptly provide in writing such information in its possession concerning its shareholders to the extent such information is not confidential and reasonably pertinent for such US Investor to determine whether any Group Company is a 10/50 Company.

4.10 ReNew India Shares. For so long as CPPIB, GSW or a Founder Investor holds ReNew India Common Shares, the Company agrees that it shall exercise all rights and powers of control available to it in relation to ReNew India to not permit ReNew India to, without CPPIB’s, GSW’s, such Founder Investor’s and, in the case of the following clauses (i), (ii) and (iii), ADIA’s prior written consent, as applicable, (i) issue shares, other than issuances to the Company or to a wholly-owned Subsidiary of the Company, (ii) alter or change the rights, preferences or privileges of the ReNew India Common Shares, (iii) repurchase, buy-back or otherwise extinguish any ReNew India Common Shares (including through a capital reduction or other process having a similar effect), other than in connection with the Founder Investors’ rights pursuant to Section [•] of the Registration Rights Agreement or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPPIB, GSW or such Founder Investor, as applicable, in relation to its ReNew India Common Shares as compared to any other shareholder of the Company in relation to such shareholder’s ReNew India Common Shares. The articles of association of ReNew India adopted with effect from Closing shall provide that CPPIB, GSW and the Founder Investors cannot transfer any ReNew India Common Shares other than to an Affiliate or to the Company; provided that, with respect to the Founder Investors, (A) the Founder Investors and their respective Affiliates may undertake any transfer pursuant to an enforcement of a pledge by any of the lenders under indebtedness incurred by the Founder Investors or their Affiliates, (B) the Founder Investors and their respective Affiliates may sell and/or transfer ReNew India Common Shares to any third party solely for the purpose of utilizing the proceeds from such sale and/or transfer to repay, prepay or otherwise discharge the loan secured by the ReNew India Common Shares held by the Founder Investors or their Affiliates that remains outstanding, to the extent such repayment of such loan is demanded or required by the relevant creditor, and (C) the Founder Investors and their respective Affiliates may transfer their Renew India Common Shares to their respective Affiliates.

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4.11 Confidentiality; Announcements.

(a) Each Party agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the transactions contemplated by this Agreement, performing its obligations hereunder or enforcing its rights hereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the Party to which the Confidential Information relates, provided however that each Party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing Party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) in the event that it or any of its respective Representatives becomes legally compelled to disclose any Confidential Information, (A) provide to the extent legally permitted the Party to which the Confidential Information relates with prompt written notice of such requirement so that such Party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 4.11(a) and (B) in the event that such protective order or other remedy is not obtained, or the Party to which the Confidential Information relates waives compliance with this Section 4.11(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives is required or requested to disclose any Confidential Information to governmental authorities, furnish only that portion of such Confidential Information which it deems appropriate in response to such requested based on the advice of its counsel. Notwithstanding anything in this Agreement to the contrary, any Party and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding any of the Parties or any of their respective Affiliates or this Agreement or any matter related to the foregoing, without the prior written consent of the other Parties (such consents not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to securities Laws or the rules of any national securities exchange), in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 4.11(b).

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4.12 Publicity The Company agrees that, except as required by applicable Law, it will not and will cause ReNew India not to, without the prior written consent of GSW (a) use in advertising, publicity or otherwise the name of Goldman, Sachs & Co. LLC, or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC or any of its Affiliates. The Company shall grant GSW and its Affiliates permission to use its respective name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions. The Company agrees that it will not and will cause ReNew India not to, without the prior written consent of CPPIB, in each instance, (i) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or ReNew India has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Each of the Company and ReNew India further agrees that it shall obtain the written consent from CPPIB prior to any issuance by it of any public statement detailing CPPIB’s investment in the Company or ReNew India.

4.13 Information relating to [Platinum Cactus] and its Affiliates.

(a) RMG and the Company agree that, except as required by applicable Law, that they will not and will cause ReNew India not to, without the prior written consent of [Platinum Cactus], in each instance, (i) use in advertising, publicity or otherwise the name of [Platinum Cactus], ADIA, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by [Platinum Cactus], ADIA, or any of their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by RMG, the Company or ReNew India has been approved or endorsed by [Platinum Cactus], ADIA, or any of their Affiliates. Each of RMG, the Company and ReNew India further agrees that it shall obtain the written consent from [Platinum Cactus] prior to any issuance by it of any public statement detailing [Platinum Cactus]’s investment in the Company or ReNew India.

(b) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder, no information in respect of [Platinum Cactus] and its Affiliates shall be provided by any Party to any Governmental Authority in respect of this Agreement without the prior written approval of [Platinum Cactus].

(c) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market, neither [Platinum Cactus] nor any of its Affiliates shall be required to disclose any information about themselves, their Affiliates or their shareholders to any Governmental Authority or any other person for any purpose under this Agreement if such information is not already publicly available as at the date such information is requested by the relevant Governmental Authority or person or to the extent such disclosure would violate its or its Affiliates’ bona fide and generally applicable internal

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policies. [Platinum Cactus] agrees that it shall use reasonable endeavors to furnish information about it or its Affiliates that (i) is publicly available with respect to it or its Affiliates or (ii) has been previously approved for disclosure to a Governmental Authority. In the event [Platinum Cactus] is still not able to satisfy any such request for disclosure of information which is required in connection with this Agreement, [Platinum Cactus] shall: (A) provide written notice to the other Parties promptly (and no later than five days) after becoming aware of such fact; and (B) enter into direct discussions with the relevant Governmental Authority with a view of exploring alternative options to satisfy the relevant information requirement.

4.14 No Fiduciary Duty. The Parties acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any Party to any other Party.

4.15 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to any Party or any of their respective Affiliates or otherwise on behalf of any such Party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

4.16 Corporate Opportunities. Nothing in this Agreement shall restrict or prevent any Investor or its Affiliates from pursuing any business opportunity or imply or be deemed to imply an obligation of any Investor to present, or procure that any Affiliate of such Investor presents, such business opportunity to the Company. No Nominee Director of any Investor shall have any duty to provide or offer to the Company any information or opportunity which arises in any other capacity. Notwithstanding the foregoing, the parties agree that the obligations of the Founder in respect of business opportunities shall be set forth in his employment agreement with the Company.

4.17 Anti-Bribery. The Company and the Founder shall not and shall procure that none of the Company nor any of its Subsidiaries nor any director, officer, agent, employee, Affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), shall take any action, directly or indirectly, that would result in a violation of or has violated the Indian Prevention of Corruption Act, 1988, as amended, the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor permit any Company Affiliate to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a) influencing any act or decision of such Government Official in his official capacity;

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(b) inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(c) securing any improper advantage; or

(d) inducing such Government Official to influence or affect any act or decision of any Government Entity,

in order to assist the Company or any of its subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its subsidiaries or in connection with receiving any approval of the transactions contemplated herein, nor shall any Company Affiliate accept anything of value for any of the purposes listed in clauses (a) through (d) of this Section. “Government Entity” as used in this Section means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

4.18 Compliance Program. The Company agrees to implement and maintain an adequate anti-corruption compliance program. The anti-corruption program should include written anti-corruption and anti-bribery policies and procedures that are reasonably designed to ensure compliance with applicable laws, routine and periodic compliance trainings for the Company’s directors, executives, agents, employees, affiliates or representatives, the maintenance of internal controls sufficient to prevent, detect, and deter violations of applicable anti-corruption laws, and periodic internal audits to assess the compliance program’s effectiveness. The anti-corruption program should be applied as appropriate to all current and future operations of the Company and its subsidiaries. The Company agrees to provide [quarterly] updates to the Company’s Board regarding the operation and general status of its anti-corruption compliance program, as well as to promptly notify the Company’s Board upon the Company receiving knowledge or allegations of potential compliance violations by any of the Company or its subsidiaries, directors, executives, agents, employees, affiliates or representatives.

4.19 Sanctions. The Company covenants not to, and to procure that its Subsidiaries do not, engage, directly or indirectly, in any activities: (a) in any jurisdiction or with any Person (including any Person participating in the transactions contemplated by this BCA or under this Agreement) that is subject to or targeted by economic or financial sanctions from time to time administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State or any other agency of the U.S. government; or by Her Majesty’s Treasury; or by the European Union (including under Council Regulation (EC) No. 194/2008), or by the United Nations Security Council or any other relevant governmental entity (“Sanctions”); (b) that would result in a violation of Sanctions; or (c) that are sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

4.20 Anti-Money Laundering. The Company and the Founder shall procure that the operations of the Company and its subsidiaries shall be conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions and in a manner which does not fail to prevent the facilitation of tax evasion, including, without limitation, all Indian, United Kingdom and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

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ARTICLE V

GENERAL PROVISIONS

5.1 Termination.

(a) Except for Section 2.5 hereof and this Article V, this Agreement shall terminate (i) as to a particular Investor, at such time as such Investor and its Affiliates cease to hold any Effective Economic Interest and (ii) as to all Parties (A) at such time as all Investors and their respective Affiliates cease to hold any Effective Economic Interest or (B) upon the mutual written consent of all Parties.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing in English and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any Investor at the address with respect to such Investor set forth on Schedule 1, or at such other address of which such Party shall have given notice for this purpose to the other Parties pursuant to this Section 5.2. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail during normal business hours (and otherwise as of the immediately following Business Day) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

Attention: [•]

Email: [•]

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. Neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

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5.4 Further Assurances. The Parties will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

5.5 Assignment. This Agreement may not be directly or indirectly assigned or Transferred (by operation of Law or otherwise) without the express prior written consent of the other Parties, and any attempted assignment, without such consents, will be null and void; provided, however, that any Investor may, without such prior written consent, assign its rights and novate its obligations hereunder to any of its Affiliates to which such Investor Transfers its Shares [(and in the case of [Green Rock,] including pursuant to the Green Rock Internal Restructuring)] upon prior written notice to the Company and subject to such Affiliate adhering to the terms of this Agreement and, following such assignment or novation, such assignee shall be deemed to be such Investor for all purposes of this Agreement. This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

5.6 Third Parties. Except as otherwise set forth in Section 2.5, a Person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

5.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed exclusively by and construed exclusively in accordance with English law.

(b) The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 5.7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

5.8 Specific Performance. Each Party acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Parties would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement.

5.9 Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Nothing in this Section 5.9 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

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5.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.11 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.12 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, any Investor hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 5.2 hereof by such Investor as of the latest date any such notice is so provided to the Company.

5.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, and may be delivered by means of electronic transmission in portable document format, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties (for the avoidance of doubt, including any Affiliates of such Party that have adhered to the provisions of this Agreement) and no past, present or future Affiliate (for the avoidance of doubt, other than any Affiliate that has adhered to the provisions of this Agreement), director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or its Affiliate (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.15 Aggregation of Shares. All Shares or ReNew India Shares held or acquired by an Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement and, for the avoidance of doubt, all references in this Agreement to the Shares or ReNew India Shares held by, the Effective Interest of, the Equivalent Voting Interest of, the Equivalent Economic Beneficial Shares of, and the Equivalent Voting Beneficial Shares of, as applicable, an Investor, shall be deemed to include any Shares or Renew India Shares held by, Effective Interest of, Equivalent Voting Interest of, Equivalent Economic Beneficial Shares of, and Equivalent Voting Beneficial Shares of, as applicable, Affiliates of such Investor.

27

5.16 Articles. The Company shall adopt restated Articles with effect as of the Closing Date that incorporate the provisions of Sections 2.1, 2.2, 3.1, 4.1 and 4.16, and Schedules 2 to 5 (inclusive), of this Agreement, give effect to the commercial agreement evidenced by Schedules 2 to 5 (inclusive) and are otherwise on terms that are satisfactory to the Investors and the Company, each acting reasonably, and consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Section 2.1, 2.2, 3.1, 4.1, 4.16 or any of the Schedules 2 through 5 without the prior written consent of the Investors that hold an Effective Economic Interest. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the Articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that the Articles shall be amended accordingly. The Company shall procure that ReNew India adopts restated articles of association with effect as of the Closing that incorporate Section 4.10 of this Agreement and that are otherwise on terms that are consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Section 4.10 of this Agreement without the prior written consent of each Investor referenced therein for so long as such Investor holds ReNew India Common Shares. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and such articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that such articles shall be amended accordingly. Each Party will take all Necessary Actions in order to give full effect to this Section.

5.17 Agent for Service of Process. Each of Investor irrevocably appoints the Person set forth opposite its name on Schedule 1 to receive on its behalf service of any action, suit or other proceedings in connection with this Agreement. If any Person appointed by an Investor as process agent ceases to act for any reason, such Investor shall notify the other Parties, shall promptly appoint another entity incorporated within England and Wales to act as its process agent and shall notify the other Parties as soon as reasonably practicable of the name and address of such replacement process agent. This will not affect the Company’s or any Investor’s rights to serve process in any other manner.

5.18 Other Capacities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prejudice or affect any rights that the Founder may have, in his capacity as a Director or the Chairman or Chief Executive Officer of the Group, under the Registration Rights Agreement, his employment agreement with the Company and any other agreement entered into by the Founder with the Company pursuant to the BCA.

[Remainder of page intentionally left blank]

28

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RENEW ENERGY GLOBAL PLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COGNISA INVESTMENT

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUMANT SINHA

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WISEMORE ADVISORY PRIVATE LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GS WYVERN HOLDINGS LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CANADA PENSION PLAN INVESTMENT BOARD

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PLATINUM HAWK C 2019 RSC LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JERA POWER RN B.V.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RMG SPONSOR II, LLC

By:
Name:
Title:

SCHEDULE 1

Investor Shareholding (as of the Closing Date)

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Voting Beneficial Shares	Equivalent Voting Interest	Total Voting Power	Agent for Service of Process
Founder Investors Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])
GS Wyvern Holdings Limited Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

Canada Pension Plan Investment Board

Notice:

18/F York House, The Landmark,
15 Queen’s Road Central, Central, Hong Kong

Attention: Anuj Girotra, Senior
Portfolio Manager, Fundamental
Equities Asia

E-mail: agirotra@cppib.com;

legalnotice@cppib.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty; Leo Borchardt

Email: simon.witty@davispolk.com;

leo.borchardt@davispolk.com

[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

[Platinum Hawk C 2019 RSC Limited]

Notice:

Freshfields Bruckhaus Deringer LLP

10 Collyer Quay 42-01

Ocean Financial Centre,

Singapore 049315

Attention: Arun Balasubramanian, Esq.

E-mail: Arun.balasubramanian@freshfields.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Sebastian Fain, Esq.

Email: Sebastian.fain@freshfields.com

[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

JERA Power RN B.V. Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])
RMG Sponsor II, LLC Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

SCHEDULE 2

Terms of the Class A Shares

The Class A Shares are fully paid up equity shares of the Company, nominal value $[•] per Class A Share having the terms and conditions set out in this Schedule.

1.	Voting Rights

Each Class A Share shall be entitled to one vote.

2.	Rights to Dividends and Other Distributions

Each Class A Share shall be entitled to dividends and other distributions pro rata with all other shares in the capital of the Company which are entitled to dividends and other distributions.

SCHEDULE 3

Terms of the Class B Share

The Class B Share is a fully paid up equity share of the Company, nominal value $[•] per Class B Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The one (1) authorized Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

The Class B Share shall represent a number of votes from time to time equal to the Equivalent Voting Beneficial Shares of the Founder Investors (and their Affiliates) as of the relevant time.

2.	Redemption and Cancellation

Subject to applicable Law, the Company may in its sole discretion redeem and cancel the Class B Share for par value at any time after the Founder Investors and their respective Affiliates cease to hold any ReNew India Common Shares.

3.	Transferability

The Class B Share shall not be Transferable, except for Transfers by the holder thereof to any of its Affiliates.

4.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any distributions, whether in the form of dividends, return of capital or any other means (collectively, “Distributions”) by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares (“ReNew India Distributions”), the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

SCHEDULE 4

Terms of the Class C Shares

The Class C Shares are fully paid up equity shares of the Company, nominal value $[•] per Class C Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The Class C Shares shall not be entitled to any voting rights.

2.	Conversion and/or Re-designation as Class A Shares

Each Class C Share will be automatically converted to and/or redesignated as one Class A Share in the hands of a transferee (other than where the holder thereof transfers such Class C Share to an Affiliate of such holder) upon a Transfer of such Class Share:

(i)	pursuant to a widespread public distribution;

(ii)	to the Company;

(iii)

such that no transferee (or group of associated transferees) receives equal to or more than 2% of the issued and outstanding Class A Shares or a class of Voting Shares representing 2% of the voting power attached to such class of Voting Shares; or

(iv)

to a transferee that Controls more than 50% of the issued and outstanding Class A Shares and more than 50% of the issued and outstanding shares of each other class of Voting Shares of the Company, without counting any Class C Shares Transferred to it.

3.	Rights to Dividends and Other Distributions

The Class C Shares shall be entitled to dividends and other distributions pro rata with all other shares in the capital of the Company which are entitled to dividends and other distributions.

SCHEDULE 5

Terms of the Class D Share

The Class D Share is a fully paid up equity share of the Company, nominal value $[•] per Class D Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The one (1) authorized Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

The Class D Share shall represent a number of votes from time to time equal to CPPIB’s Equivalent Voting Beneficial Shares as of the relevant time.

2.	Redemption and Cancellation

The Class D Share shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to the Company of all of the ReNew India Common Shares held by CPPIB in exchange for Class A Shares pursuant to the terms of the BCA. The Company shall redeem and cancel the Class D Share for nominal value as soon as reasonably practicable after such transfer and contribution.

3.	Transferability

The Class D Share shall not be Transferable, except for Transfers by the holder thereof to any of its Affiliates.

4.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any Distributions by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a ReNew India Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares, the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

SCHEDULE 6

PFIC Annual Information Statement

PFIC Annual Information Statement pursuant to U.S. Treasury Regulations § 1.1295-1(g)

[ ] (THE “COMPANY”) HEREBY REPRESENTS THAT:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ______________________ and ending on ________________________.

2.

The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $________________

Net Capital Gain:    $________________

3.

The amount of cash and the Fair Market Value of other property distributed or deemed distributed by the Company to the U.S. shareholder during the taxable year specified in paragraph (1) are as follow:

Cash: $_______________

Fair Market Value of Property: $____________________

4.

The Company will permit the U.S. shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the U.S. shareholders direct or indirect pro rata shares thereof; provided, that (i) a company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate Laws, regulations or policies of the United Kingdom.

Company Name ______________________________

Date: _______________________
By: _________________________
Title: ________________________

The following additional information is supplied to enable you to complete a Shareholder Section 1295 Election Statement:

Name of Passive Investment Company: ______________________________________
Address: ___________________________________
___________________________________

Taxpayer Identification Number: ___________________________________

Country of Incorporation: ___________________________________

Year of Incorporation: ___________________________________

EXHIBIT D

VOTING AGREEMENT TERM SHEET

Parties

The Voting Agreement will be effective between the following entities and shall be incorporated in the articles of association of ReNew Power Private Limited (“Company”) with effect from Closing:

1.  Company

2.  GS Wyvern Holdings Limited (“GSW”)

3.  Canada Pension Plan Investment Board (“CPPIB”)

4.  Sumant Sinha (“SS”)

5.  Cognisa Investment (“Cognisa”)

6.  Wisemore Advisory Private Limited (“Wisemore”, and along with SS and Cognisa, the “SS Group”)

7.  ReNew Energy Global Limited (“PubCO”)

GSW and CPPIB shall be collectively referred to as “Investors”. Investors and the SS Group are collectively referred to as “Obligors”.

Effectiveness and Term	The Voting Agreement shall come into effect from the date of Closing and shall continue to be in effect for an Obligor until such Obligor ceases to hold Equity Shares of the Company.

Voting Agreement

a.   For so long as (i) an Obligor holds Equity Shares of the Company (“Obligor Shares”), and (ii) to the extent that such Obligor was issued any Class B or Class D shares in PubCo at Closing and remains entitled to vote on any such Class B or Class D shares, such Obligor shall (A) provide proxies on the Obligor Shares held by such Obligor (and in case of GSW, CPPIB and Wisemore, corporate letters of authorisations which shall not be amended or revoked in any manner whatsoever unless otherwise requested by PubCo), to the authorised representative of PubCo, and do all other acts that may be required by PubCo to ensure that PubCo or its nominee exercises all voting rights on the Obligor Shares at all general meetings of the shareholders of the Company, subject to paragraph (c) below; and (B) in the event that the provisions of (A) above cannot be or have not been given effect to for any reason, if requested by PubCo, vote on all Obligor Shares in the general meetings of the shareholders of the Company solely on the basis of the instructions of PubCo. Any action taken in a general meeting of shareholders of the Company in contravention of these provisions shall be ineffective and deemed invalid.

b.  On and with effect from Closing, each Obligor shall fully and absolutely replace and remove all existing attorneys, nominees, representatives and agents authorised and nominated by such Obligor, if any, exercise the voting right on the Obligor Shares at any general meetings of the shareholders of the Company.

c.   PubCo hereby agrees

i.   to exercise its right to vote on the Obligor Shares as set out above in the same manner as it has voted on its own Equity Shares in the Company;

i.   for so long as GSW holds Equity Shares of the Company, not to, without the prior written consent of GSW, vote its own Equity Shares in the Company or to exercise its right to vote on the Obligor Shares in favour of any matter that would result in (A) the amendment, variation or deletion of any provision in the Company’s articles of association relating to tax which would materially adversely affect the rights of GSW’s Obligor Shares; or (B) any increase in GSW’s proportionate holding of Equity Shares of the Company that would materially adversely affect GSW; and

ii.  for so long as an Investor or the SS Group holds Equity Shares of the Company, not to, without the prior written consent of such Obligor, vote its own Equity Shares in the Company or to exercise its right to vote on the Obligor Shares in favour of any matter that would result in (a) an action being undertaken by the Company, or (b) an amendment to the rights attaching to the Obligor Shares that would, in each case, materially adversely and disproportionately affect the rights of the Obligor Shares held by such Obligor in the Company as compared to the shares of the other shareholders in the Company or materially adversely and disproportionately affect the effective economic interest of such Obligor in PubCo, as compared to the economic interest of the other shareholders in PubCo.

Other terms	In the event of any conflict between the terms of the Voting Agreement and anything contained in any other agreement or the articles of association of the Company, the terms of the Voting Agreement shall prevail. The parties shall take all necessary actions including exercising their voting rights in the Company to amend the articles of association of the Company to incorporate the terms of this Voting Agreement with effect from the Closing.

Definitions

“BCA” shall mean the business combination agreement dated [•] executed between inter alia the Company, PubCo, GSW, SS, CPPIB, Green Rock B 2014 Limited (in its capacity as trustee of the Green Stone A 2014 Trust), GEF SACEF India and JERA Power B.V. and RMG Acquisitions Corporation II.

“Closing” shall have the meaning ascribed to it under the BCA.

“Equity Shares” means equity shares in the issued, subscribed and paid-up share capital of the Company having a face value of INR 10 (Indian Rupees Ten) each.

2

Exhibit E

Terms of Series A CCPS

PART A

The Series A CCPS shall carry the following terms:

1.	Face Value

Each Series A CCPS shall be of a face value of INR 425 (Rupees Four Hundred and Twenty Five Only).

2.	Conversion

2.1	Timeline

The Series A CCPS shall be converted into Equity Shares:

•	In the case of a Conversion Event described in paragraph 2.2.1, paragraph 2.2.2 or paragraph 2.2.3 below, on the 3rd (third) Business Day from the occurrence of such Conversion Event; or

•

In the case of a Conversion Event described in paragraph 2.2.4: (a) the date which is 45 (forty five) days following the Third Anniversary, in the event that the fair market value of the Equity Shares is determined in accordance with paragraph 2 of Part B below; or (b) the date which is 90 (ninety) days following the Third Anniversary, in the event that the fair market value of the Equity Shares is determined in accordance with paragraph 3 of Part B below; or

•

In the case of a Conversion Event described in paragraph 2.2.5, on the date which is the Business Day immediately preceding the date on which the order of the National Company Law Tribunal approving the scheme of merger is filed by the Company with the relevant Registrar of Companies; or

•

In the case of a Conversion Event described in paragraph 2.2.6, subject to the satisfaction or waiver of all the conditions precedent to completion set forth in the agreement entered into in respect of the Qualifying Consolidation (“Qualifying Consolidation Agreement”), other than any conditions precedent to completion under the Qualifying Consolidation Agreement that by their terms are to be satisfied at completion, on a date which is not earlier than 2 (two) Business Days prior to the date on which such Qualifying Consolidation is completed and given effect to, in accordance with the terms of the Qualifying Consolidation Agreement.

2.2	Conversion Event

Each Series A CCPS shall be mandatorily convertible upon the occurrence of the earliest of the following events (each a “Conversion Event”), unless an Insolvency Event has occurred prior to the date on which such Conversion Event occurs:

2.2.1.	the first date on which the Company issues Securities pursuant to a Qualifying Fund Raise;

2.2.2.	the date on which the IPO Price Range in connection with an initial public offering by the Company is determined;

2.2.3.	the date on which the transfer of Securities representing more than 10% (ten per cent) of the equity share capital of the Company, on a Fully Diluted Basis pursuant to a Secondary Trade is completed;

2.2.4.	in the event that no other Conversion Event has occurred prior to the third anniversary of the issuance of the Series A CCPS (“Third Anniversary”) the Third Anniversary;

2.2.5.	in the event of a Qualifying Merger of the Company into another company (which other company shall then be the surviving entity) or vice-versa;

2.2.6.	In the event of a Qualifying Consolidation of the Company with another company (whether through a share-swap arrangement or otherwise).

In the event that an Insolvency Event occurs prior to the occurrence of a Conversion Event as set out in paragraph 2.2.1 to paragraph 2.2.6 above, the Series A CCPS shall be convertible into Equity Shares upon the earlier of: (a) the last date on which such Series A CCPS are mandatorily required to convert into Equity Shares in accordance with Applicable Law; or (b) the date on which any holder of such Series A CCPS elects to convert such Series A CCPS into Equity Shares, in accordance with Applicable Law. For the purposes of determining the Conversion Price for any conversion of the Series A CCPS following the occurrence of an Insolvency Event, the Trigger Price shall mean the fair market value of the Equity Shares as on the date immediately preceding the date on which the Insolvency Event is deemed to have occurred, as determined in accordance with PART B; provided however that in no event shall the Conversion Price be less than the Floor Price.

2.3	Conversion Ratio

2.3.1.

The Series A CCPS are compulsorily convertible into Equity Shares on the terms and conditions, and in the manner provided herein. The number of Equity Shares to be issued upon conversion of the Series A CCPS shall be arrived at in accordance with the conversion formula set out in paragraph 2.3.2 below, subject to adjustments on account of the occurrence of any corporate actions (in the form of stock or share splits, consolidations, stock dividends / distributions, issuance of any bonus shares, recapitalizations or other similar occurrences).

2.3.2.	Subject to paragraph 2.3.1 above, the number of Equity Shares to be issued upon conversion of each Series A CCPS shall be calculated in accordance with the following formula:

Number of Equity Shares = Amount paid towards subscription to Series A CCPS / Conversion Price

Where,

a.	Conversion Price = The lower of (i) Issue Price / Conversion Ratio; and (ii) the Ceiling Price (if applicable).

Provided however that in no event shall the conversion price be less than the Floor Price.

Provided however that, no Ceiling Price shall be applicable if (a) a Conversion Event results in a change of more than 50% (fifty per cent) of the equity share capital of the Company, on a Fully Diluted Basis; and (b) the valuation at which such Conversion Event has been undertaken has been determined in accordance with applicable law and the provisions set out under these terms.

b.	Conversion Ratio = (Issue Price) / (Trigger Price x (1 – Base Discount))

c.	Ceiling Price =

•	If the Conversion Ratio Trigger Event takes place in Quarter 1, 2, 3 or 4: INR 440;

•	If the Conversion Ratio Trigger Event takes place in Quarter 5, 6, 7 or 8: INR 493;

•	If the Conversion Ratio Trigger Event takes place in Quarter 9, 10, 11 or 12: INR 552;

For the avoidance of doubt, for purposes of calculating the Conversion Price and the Trigger Price, all fully diluted share price calculations (wherever required) shall be undertaken prior to conversion of the CCPS.

2.3.3.	For the purposes of this paragraph 2.3,

•	An “Insolvency Event” shall be deemed to have occurred with respect to the Company if:

a.	if a resolution is passed by the shareholders of the Company approving a voluntary winding up of the Company; or

b.	if any relevant adjudicating authority has passed an order admitting an insolvency petition or application against the Company.

•

“Floor Price” shall mean the valuation per Equity Share of the Company as of March 31, 2019, calculated as per the formula prescribed under Rule 11UA (2)(b) of the Income Tax Rules, 1962, being INR 201 (Rupees Two Hundred and One) per share.

•	“Issue Price” means INR 425 (Rupees Four Hundred and Twenty Five) i.e. the price at which each Series A CCPS is issued by the Company.

•	“Trigger Price” means:

a.

in relation to paragraph 2.2.1, the lowest per Security price at which the Company issues Securities to any person(s) aggregating to at least USD 100,000,000 (US Dollar One Hundred Million) (“Qualifying Fund Raise”); or

b.

in relation to paragraph 2.2.2, the average of the upper and lower limit of the final prospectus price band that is advised by the lead banker(s) (appointed by the Company for the purposes of undertaking the IPO) post filing of the draft red herring prospectus with SEBI but prior to filing of the red herring prospectus with SEBI (“IPO Price Range”); or

c.	in relation to paragraph 2.2.3, the lowest per Security price at which Securities are transferred by a shareholder pursuant to a Secondary Trade;

d.	in relation to paragraph 2.2.4, the fair market value of the Equity Shares determined in accordance with PART B, below;

e.	in relation to paragraph 2.2.5, the price per Equity Share arrived at by the valuer(s) appointed in accordance with applicable law, to determine the swap ratio for the Qualifying Merger;

f.

in relation to paragraph 2.2.6, the price at which Equity Shares of the Company held by the holders of Series A CCPS are proposed to be transferred to a third party pursuant to the agreement to be entered into in respect of the Qualifying Consolidation.

•

“Qualifying Consolidation” means a share swap or stock for stock deal involving the acquisition of (i) another company by the Company, provided that such transaction results in the shareholders of the Company immediately prior to such transaction being completed holding, on a Fully Diluted Basis, less than 90% (ninety per cent) of the equity share capital of the Company following the completion of such transaction; or (ii) the Company by another company, provided that such transaction results in the shareholders of the other company immediately after the transaction being completed holding, on a Fully Diluted Basis, 10% (ten per cent) or more of the equity share capital of the Company, either directly or indirectly.

•

“Qualifying Merger” means a merger of the Company into another company (where such other company is the resultant / surviving company following the merger) or vice versa, provided that such merger results in the shareholders of the Company immediately prior to such merger holding, on a Fully Diluted Basis, less than 90% (ninety per cent) of the equity share capital of the combined, surviving entity following such merger coming into effect.

•

“Secondary Trade” means any secondary transfer of Securities of the Company by a shareholder of the Company to any person (other than to its Affiliates and other than pursuant to a Qualifying Merger or a Qualifying Consolidation) including any existing shareholder of the Company (“Acquirer”), where the Acquirer acquires, through such transaction, Securities representing more than 10% (ten per cent) of the equity share capital of the Company, on a Fully Diluted Basis.

•	A “Quarter” means a period of 90 (ninety) calendar days. The first Quarter shall commence from the date of issuance of the Series A CCPS.

•	A “Conversion Ratio Trigger Event” means:

a.	in relation to paragraphs 2.2.1 to 2.2.5, the occurrence of the respective Conversion Event itself; and

b.	in relation to paragraph 2.2.6, the execution of the agreement to be entered into in respect of the Qualifying Consolidation.

•	“Base Discount” means:

a.

in relation to each Conversion Event other than the Conversion Event set out in paragraph 2.2.4, a discount which is calculated at the rates mentioned in TABLE A below (depending on: (i) in case of the Conversion Events set out in paragraph 2.2.1, 2.2.2, 2.2.3 and 2.2.5, the Quarter in which the Conversion Ratio Trigger Event takes place; and (ii) in case of the Conversion Event set out in paragraph 2.2.6, the Quarter following the one in which the Conversion Ratio Trigger Event occurs. The rates shall be applicable as of the first day of each relevant Quarter.

TABLE A

Quarter 1	Quarter 2	Quarter 3	Quarter 4
3.4%	6.7%	9.9%	13.0%
Quarter 5	Quarter 6	Quarter 7	Quarter 8
16.0%	18.9%	21.7%	24.4%
Quarter 9	Quarter 10	Quarter 11	Quarter 12
27.0%	29.5%	31.9%	34.3%

ILLUSTRATION 1: If the Conversion Ratio Trigger Event set out in any of paragraphs 2.2.1, 2.2.2, 2.2.3 and 2.2.5 takes place in the 8th Quarter, the applicable Base Discount shall be 24.4%.

ILLUSTRATION 2: If the Conversion Ratio Trigger Event set out in paragraph 2.2.6 takes place in the 8th Quarter, the applicable Base Discount shall be 27.0% (i.e. the Base Discount for the 9th Quarter).

b.	in relation to the Conversion Event set out in paragraph 2.2.4, a discount of 34.3%.

2.4.

The Company shall deliver, to each holder of a Series A CCPS, a prior written notice of an intended Conversion Event no later than 5 (five) Business Days prior to the date on which such Conversion Event is intended to occur. Provided however in the event holder of Series A CCPS is a party to the documents executed for the Conversion Event then the requirement for prior notice set out herein shall not apply. Upon the occurrence of a Conversion Event, if the Series A CCPS are held by its holder in physical form, the holder shall surrender the share certificates representing the Series A CCPS to the Company, at the registered office of the Company, on the date of such Conversion Event. Thereupon, as soon as reasonably practicable, but in no event later than the date on which the Series A CCPS are required to be converted in accordance with paragraph 2.1 and paragraph 2.2 above, the Company shall issue the Equity Shares in respect of the Series A CCPS so converted and shall take all actions as may be required to ensure the credit of the dematerialized Equity Shares to the depository accounts of the holders of such converted Series A CCPS. All certificates evidencing converted Series A CCPS shall thereupon be deemed to have been retired and cancelled. It is clarified that in the event the Series A CCPS are held by its holder in dematerialized form, the Company shall, upon the occurrence of a Conversion Event, follow the requirements under Applicable Law to issue the requisite number of Equity Shares to such holder.

2.5.

The Company shall take all actions required or permitted under the Applicable Law to implement such conversion of the Series A CCPS and issuance of the resultant Equity Shares, including without limitation making all applications necessary and obtaining all required consents to effect the aforesaid conversion.

3.	Voting Rights

Subject to applicable law, the shareholders of the Company agree that: (a) the holders of the Series A CCPS shall be entitled to exercise voting rights in relation to each Series A CCPS on an ‘as if converted basis’ such that each Series A CCPS is entitled to 1 vote; (b) the votes of all shareholders of the Company, on poll, shall be calculated in a manner that takes into consideration the entire shareholding of each shareholder of the Company on an ‘as if converted basis’; and (c) the terms of such voting agreement shall be binding on the Company and the shareholders of the Company and subsequently recorded in the Articles of Association of the Company.

4.	Shareholding Thresholds

All shareholder voting / consent thresholds under the shareholders’ agreement of the Company dated April 17, 2020 or under the Articles of Association of the Company shall be calculated on a Fully Diluted Basis (but excluding any entitlement on account of any stock options held), and for such purpose of calculating the equity share capital of the Company on a Fully Diluted Basis prior to the occurrence of a Conversion Event, the “Conversion Price” of each Series A CCPS shall be deemed to be the Issue Price.

5.	Dividend

Each Series A CCPS shall be non-cumulative and shall be entitled to a preferred rate of dividend over the Equity Shares of the Company. The preferred rate shall be 0.0001% over and above any dividend payable on the Equity Shares.

6.	Rank

Series A CCPS shall rank senior to the Equity Shares, including in the case of an Insolvency Event.

7.	Replacement of Share Certificates

If any share certificate pertaining to the series A CCPS is mutilated or defaced then, upon production thereof to the Company, or if any share certificate is destroyed or misplaced, then upon providing the Company with an undertaking to that effect by such holder of the Series A CCPS, the Company shall cancel the same and/or issue a new certificate in lieu thereof.

8.	Certificate Split

A holder of the Series A CCPS shall have the right to require the Company to split the share certificate and the Company shall execute all documents as may be required pursuant to the Companies (Share Capital and Debentures) Rules, 2014, as amended from time to time, the Articles of Association of the Company and other relevant provisions of the Companies Act, 2013 to effectuate the same.

9.	Other Terms

The Series A CCPS shall not be listed or traded on any stock exchange.

10.	Incorporation in Articles of Association

The Company shall, within 30 (Thirty) days of the approval of the amendment to the terms, ensure that these terms of the Series A CCPS are incorporated in the Articles of Association of the Company.

11.	Other Defined Terms

Capitalized terms used but not defined herein above, shall have the meaning set out as follows:

“Affiliates” has the meaning ascribed to the term in the Articles of Association of the Company.

“Business Day” means a day, not being a Saturday or a Sunday or a public holiday or a day, on which banks are open for business in Delhi (India), Gurugram (India), New York and Cayman Islands.

“Company” means Renew Power Limited a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi-110066 and includes its successors and assignees;

“Default Event” shall mean (a) the occurrence of a default or event of default pursuant to any financing facilities availed by the Company and/or its subsidiaries and/or any associate companies, which would entitle the lenders of the Company to initiate insolvency proceedings against the Company, or (b) if the Company is, in the opinion of the Board or its management, likely to become unable to service any of its financial indebtedness or pay any amounts, when due.

“Equity Shares” means equity shares in the issued, subscribed and paid up share capital of the Company having a face value of INR 10 (Rupees Ten) each.

“Fully Diluted Basis” means, in relation to any calculation of equity shares or equity share capital, that the calculation of the relevant number of equity shares or the relevant equity share capital and voting rights is to be made assuming that all outstanding convertible securities (whether or not by their terms then currently convertible, exercisable or exchangeable) and stock options, have been so converted, exercised or exchanged (or issued, as the case may be), in accordance with their terms, into or for equity shares.

“IPO” means the initial public offering of the Company, in accordance with the terms of the shareholders’ agreement of the Company dated April 17, 2020.

“SEBI” means the Securities and Exchange Board of India

“Security” means Equity Share, preference share, debenture, any other equity security in the share capital of the Company or any note or debt security having or containing equity or profit participation features, or any option, warrant or other security or right which is directly or indirectly convertible into or exercisable or exchangeable for Equity Shares or any other equity securities of the Company.

Part B

Following shall be the process for determining the fair market valuation:

1.

The Company shall appoint 1 (one) of the valuers enlisted below no later than 15 (fifteen) days prior to (a) the Third Anniversary, or (b) 5 (five) days from the date of occurrence of a Default Event, as the case may be (“Valuer 1”) and the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) shall collectively appoint 1 (one) of the valuers enlisted below no later than (a) 15 (fifteen) days prior to the Third Anniversary, or (b) 5 (five) days from the date of occurrence of a Default Event, as the case may be (“Valuer 2”) to determine the fair market valuation of the Equity Shares of the Company on a consolidated basis on the basis of the business plan of the Company (which is applicable at such relevant time and which has been approved in accordance with the provisions of Articles of Association of the Company). Each of Valuer 1 and Valuer 2 shall be required to deliver, to the Company, valuation reports setting out their determination of the fair market value of the Equity Shares no later than (a) 30 (thirty) days following the Third Anniversary, or (b) 50 (fifty) days from the date of occurrence of Default Event. It is hereby clarified that the Valuer 1 and Valuer 2 shall be different and shall not be part of the same group either in India or elsewhere.

2.

In the event the fair market value of the Equity Shares as determined by the Valuer 1 and Valuer 2 differs from each other by up to 5% (five per cent), the fair market value of the Equity Shares of the Company shall be the average of the fair market value as determined by Valuer 1 and the fair market value as determined by Valuer 2. The Company shall, within 5 (five) days from the date of receipt of valuation reports from both Valuer 1 and Valuer 2, deliver, to each holder of Series A CCPS, copies of the valuation reports received from Valuer 1 and Valuer 2. In the event that the difference between the fair market value calculated by Valuer 1 and the fair market value calculated by Valuer 2 is 5% (five per cent) or lower, the Company shall deliver to the Series A CCPS holders, along with copies of the valuation reports, a certificate confirming the average of the two values so calculated, and the “Trigger Price” for the purpose of the conversion of the CCPS.

3.	In the event the fair market value of the Equity Shares as determined by Valuer 1 and Valuer 2 differs from each other by more than 5% (five per cent):

a.

The Company shall, within 5 (five) days from the date of receipt of valuation reports from both Valuer 1 and Valuer 2, instruct Valuer 1 and Valuer 2 to jointly identify a third valuer from the list of valuers set out below (“Valuer 3”). Valuer 3 shall be jointly identified by Valuer 1 and Valuer 2 no later than 5 (five) days from the date on which the later of the two valuation reports have been issued by Valuer 1 and Valuer 2.

b.

The Company shall, within 5 (five) days from the date on which Valuer 3 has been identified by Valuer 1 and Valuer 2, appoint Valuer 3 to determine the fair market valuation of the Equity Shares of the Company on a consolidated basis on the basis of the business plan of the Company (which is applicable at such relevant time and which has been approved in accordance with the provisions of Articles of Association of the Company). It is hereby clarified that the Valuer 1, Valuer 2 and Valuer 3 shall be different and shall not be part of the same group either in India or elsewhere.

c.

Valuer 3 shall determine the fair market valuation of the Company, based on the valuation report prepared by the Valuer 1 and Valuer 2, within 45 (forty five) days from the date of its appointment by the Company.

d.

The final fair market valuation of the Company on a consolidated basis shall be the average of the valuations of the Company recommended by (i) Valuer 3, and (ii) whichever of the valuations recommended by Valuer 1 and Valuer 2 is numerically closest to the valuation recommended by the Valuer 3. The consequent conversion of Series A CCPS into the Equity Shares shall be determined on the basis of such average, which shall be final and binding upon the Parties.

e.

The Company shall, within 2 (two) Business Days from the occurrence of a Default Event, provide written notice of the occurrence of such Default Event to each of the holders of the Series A CCPS. In the event that a Default Event has occurred but is cured and/or remedied by the Company and no longer subsists prior to the determination of the fair market valuation in accordance with these terms, then the Company shall be entitled to terminate such valuation process.

f.

In the event that an Insolvency Event does not occur within 3 (three) months from the date on which the fair market valuation is determined in accordance with the process set out above following the occurrence of a Default Event, the process set for determination of the fair market valuation shall be repeated, at the request of the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) at any time thereafter and at such frequency as may be determined by the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) to obtain an updated fair market valuation of the Company.

Names of Valuers

1.	Morgan Stanley
2.	Standard Chartered
3.	JP Morgan
4.	Citigroup
5.	Credit Suisse
6.	Goldman Sachs
7.	BoA-Merrill Lynch
8.	Rothschild
9.	UBS
10.	Nomura
11.	HSBC
12.	Barclays Capital
13.	Ernst and Young
14.	KPMG
15.	Deloitte Touche Tohmatsu Limited
16.	PricewaterhouseCoopers
17.	Kotak Mahindra Bank

Exhibit F

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	The name of the Company is RMG Acquisition Corporation II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share of a par value of US$0.0001 in the share capital of the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

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3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

5

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person

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nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

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19.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

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21.11	The demand for a poll may be withdrawn.

21.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

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22.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

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30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or

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any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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34.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the

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holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

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39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

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42.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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44	Winding Up

44.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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EXHIBIT G

RENEW ENERGY GLOBAL LIMITED

2021 INCENTIVE AWARD PLAN

The following is a summary of the terms of the ReNew Energy Global Limited ( the “Company”)’s 2021 Incentive Award Plan (the “Plan”).

Capitalized terms used but not defined in this term sheet shall have the meanings ascribed to such terms in that certain Shareholders Agreement (the “SHA”), by and among the Company, Cognisa Investment, Mr. Sumant Sinha, Wisemore Advisory Private Limited, GS Wyvern Holdings Limited, Canada Pension Plan Investment Board, Green Rock B 2014 Limited, JERA Power RN B.V. and RMG Sponsor II, LLC, to be entered into in connection with the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of [•], 2021, by and among RMG Acquisition Corp. II, the Company, Renew Power Global Merger Sub, Renew Power Private Limited (“Renew India”) and certain shareholders of Renew India.

Effective Date	The Plan will become effective upon approval at a general meeting of the Company’s stockholders.

Eligibility	Employees and non-employee directors of the Company and its subsidiaries as well as those expected to become employees and non-employee directors of the Company and its subsidiaries shall be eligible for awards under the Plan. It is clarified that none of the directors appointed by GS, ADIA and CPPIB will be eligible for awards under the Plan.

Initial Grants

Chief Executive Officer

Initial Option Grant

•  Option to purchase Class A Shares representing 5% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing (the “Initial Option”).

•  Exercise price will equal $10.00 per Class A Share (as adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares after the Closing) (the “Initial Exercise Price”).

•  6.25% of the Initial Option will vest in the first quarter immediately after Closing and then 6.25% of the Initial Option shall vest at the end of each quarter thereafter until the entire Initial Option has been so vested. The vested portion of the Initial Option will become exercisable to the extent vested and will remain exercisable for a maximum term of ten years from the date of grant. The Initial Option shall be subject to accelerated vesting upon termination / cessation of employment for any reason other than termination by the Company with Cause (as defined in the Chief Executive Officer’s employment agreement) or resignation without Good Reason (as defined in the Chief Executive Officer’s employment agreement).

•  In case of (i) Change of Control to which the Chief Executive Offer objects in writing, and (ii) cessation of employment for death or incapacitation, the entire Initial Option shall be vested on an accelerated basis.

•  The Board shall also have discretion to accelerate vesting of the Initial Options should the Board conclude that the Chief Executive Officer’s performance was sufficiently strong despite adverse market conditions.

Subsequent Option Grant

•  Each subsequent option grants will comprise of a maximum of 1% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing, (each 1% option grant being a “Subsequent Option Grant”) subject to the Chief Executive Officer’s continued employment with the Company on the date of grant (except as provided below). The Subsequent Option Grants shall be granted in the following manner:

•  80% of each Subsequent Option Grant (being 0.80% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing) (each a “Time Based Component”), shall be granted at the end of the first anniversary following Closing. Thereafter, 80% of each Subsequent Option Grant (being 0.80% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing), shall be granted at each of the 2nd, 3rd and 4th anniversary of Closing.

•  In addition, to the extent 100% of the EBITDA targets of the Company, as set out in the Company’s business plan for any applicable financial year as presented to the PIPE Investors prior to Closing are realized, 20% of a Subsequent Option Grant (being, 0.20% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing) (each a “Performance Based Component”) shall be granted within sixty (60) days following the end of such financial year

•  12.5% of each Time Based Component and each Performance Based Component will vest at the end of the first financial quarter immediately after the date of grant of the relevant Subsequent Option Grant and then 12.5% of such Subsequent Option Grant shall vest at the end of each financial quarter thereafter until the entire Subsequent Option Grant has been so vested. The vested portion of the Subsequent Option Grant will not expire on cessation of employment but will have a maximum term of ten years from the date of grant. Each granted Subsequent Option Grant shall be subject to accelerated vesting upon termination of employment for any reason other than termination by the Company with Cause or resignation without Good Reason.

•  It is clarified that the Time Based Component of a Subsequent Option Grant is separate and independent of the grant of the Performance Based Component of a Subsequent Option Grant. The Time Based Component shall be granted at each of the first, 2nd, 3rd and 4th anniversary of Closing, notwithstanding that the Chief Executive Officer may not be entitled to receive a grant of the Performance Based Component for that year.

•  Any ungranted Performance Based Component shall not expire or lapse. If the EBITDA target for any financial year is not met, then such grants shall accumulate and the CEO shall be entitled to receive a full catch up of all such previous ungranted Performance Based Components of the Subsequent

Option Grant in the first year when the EBITDA targets are met. Illustratively, if EBITDA targets for FY 2022 and FY 20203 are missed, but the EBITDA target of FY 2024 is achieved, then all previous EBITDA targets shall be presumed to have been met and all previously ungranted cumulative Performance Based Components shall be granted immediately at the end of FY 2024 and shall be subject to quarterly vesting over two years as provided above.

•  If none of the targets are met for the 5 financial years after Closing, then future grants of the Performance Based Component will be subject to meeting the EBITDA targets set by the Board.

•  In case of (i) Change of Control to which the Chief Executive Offer objects in writing, (ii) cessation of employment for death or incapacitation or (iii) termination by the Company without Cause, other than due to poor performance (which poor performance is documented with reasons and approved by the Board of Directors, acting reasonably), in each case, the entire Subsequent Options (Time Based Component and Performance Based Component) shall become granted and vested on an accelerated basis.

In case of termination for any other reason not specified above the Subsequent Options that have not yet been granted shall lapse, but the Chief Executive Officer shall be entitled to accelerated vesting of all granted options.

•  Exercise price will equal the Initial Exercise Price + 5% compounded interest per annum through the date of grant of the applicable option.

•  Without prejudice to the above, the Board shall have discretion to grant a Performance Based Component of any Subsequent Options should the Board conclude that the Chief Executive Officer’s performance was sufficiently strong despite adverse market conditions.

Other Management Team Members

•  Option to purchase Class A Shares representing 2.5% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing (the “Management Options”), granted immediately following the Transactions.

•  Exercise price will equal the Initial Exercise Price.

•  12.5% of the Management Options will vest in the first quarter immediately after Closing and then 12.5% of the Management Options shall vest at the end of each quarter thereafter until the entire Management Options has been so vested. The vested Management Options will not expire on cessation of employment but will have a maximum term of ten years from the date of grant. The Management Options shall be subject to accelerated vesting upon death or prolonged incapacitation, and termination of employment for any reason other than termination by the Company with Cause (as defined in the Chief Executive Officer’s employment agreement) or resignation without Good Reason (as defined in the Chief Executive Officer’s employment agreement).

•  In case of termination for any reason the Management Options that have not yet vested shall lapse, except to the extent the vesting is accelerated as provided herein. Any lapsed Management Options shall be available for grant under the Plan.

Fully Diluted Outstanding Beneficial Shares	For purposes of this term sheet, “Fully Diluted Outstanding Beneficial Shares” means, at a particular time of determination, (i) the total number of Equivalent Outstanding Economic Beneficial Shares as of Closing, plus (ii) the total number of Class A Shares issuable, as of Closing, upon exercise of (x) warrants issued as of the Closing date and exchangeable into Class A Shares and (y) options granted under incentive award plans adopted by the Company as of the Closing date (other than the Plan), whether vested or unvested that are in-the-money as of the relevant time.

Duration of Plan	The Plan will be effective for 10 years following the effective date unless terminated earlier by the Board of Directors of the Company (the “Board”).

Shares Available	Class A Shares representing 11.5% (i.e., 5% in respect of the Initial Option, 4% in respect of the Subsequent Options and 2.5% in respect of the option for other management members) of the Fully Diluted Outstanding Beneficial Shares as of immediately following the Closing shall initially be available for grant under the Plan.

Types of Awards	The following types of awards will be available for grant under the Plan: Stock Options (which may be Incentive Stock Options or Nonqualified Stock Options); Stock Appreciation Rights (“SARs”); Restricted Stock Awards; Restricted Stock Unit Awards; Other Stock Awards; and Performance Awards; provided that the Administrator will take into account the tax consequences to the Company and the relevant participant of the type of award to be granted to that participant in consultation with the Chief Executive Officer.

Administration of the Plan

The Board or the Remuneration Committee of the Board (the “Administrator”) is expected to administer the Plan.

The Administrator may delegate some or all of its powers to a member of the Board, the Chief Executive Officer or other executive officer of the Company.

Share Recycling	The following Class A Shares will again be available for grant under the Plan: (i) Class A Shares subject to the expiration, termination, cancellation or forfeiture of an award; or (ii) Class A Shares not issued as a result of the settlement of an award in cash.

Repricing	The Administrator shall reduce the exercise price or base price of an option or SAR only with the approval from the Company’s Board and stockholders.

Termination of Employment	Terms relating to the exercise, vesting or cancellation of an award upon termination of employment or service will be determined at the time of grant and included in the award agreement and/or the applicable employment agreement, if any.

Plan Amendment	The Board or, subject to applicable law, the Committee may amend the Plan provided that for material amendments, prior shareholder approval is required and if the amendment is detrimental to the option holder, such amendment shall not be undertaken without the prior written approval of the relevant option holder.

Effect of a Change in Control	Except as otherwise provided above in the case of the CEO and unless otherwise provided in an applicable employment agreement, as a result of a Change in Control, the Board may provide that:

(1)   some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment;

(2)   the restriction period applicable to some or all outstanding Restricted Stock or Restricted Stock Unit Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment;

(3)   the performance period applicable to some or all outstanding awards will lapse in full or in part or be deemed satisfied at the target, maximum or any other level;

(4)   outstanding awards will be vested to the extent determined appropriate by the Board and/or may be cashed out; and/or

(5)   outstanding awards will be assumed or substituted by the acquiring or successor entity.

The Plan will define “Change in Control” generally as:

(1)   Certain acquisitions by any person, entity or group of 50% or more of the total voting power of the Company;

(2)   A change in the composition of a majority of the Board during any 12-month period by directors whose appointment was not endorsed by the members of the incumbent Board; or

(3)   Certain sales of 50% or more of the Company’s assets.

If, upon a Change of Control, any options held by officers of the Company are not assumed by the relevant successor entity as part of the transaction, such options shall accelerate and vest immediately.

Governing Law	English law.

Schedule 2.02

Investor	# of Renew India Shares Transferred		Class A Shares	Class B Shares	Class C Shares	Class D Shares	Cash Considerati on (US$)	Implied Exchange Ratio (x)
GSW	184,709,600		21,766,529	—	105,441,472	—	242,000,000	0.8197x
CPPIB	61,608,099		41,867,691	—	—	1	92,000,000	0.8289x
ADIA	75,244,318	*	53,370,916	—	—	—	90,000,000	0.8289x
JERA	34,411,682		28,524,255	—	—	—	—	0.8289x
Founder Investors	7,479,685		—	1	—	—	62,000,000	0.8289x
RMG	not applicable		8,625,000	—	—	—	—	0.8289x
GEF	12,375,767		8,858,421	0	0	0	14,000,000	0.8289x

Total			163,012,812	1	105,441,472	1	500,000,000

*	Includes 14,756,514 Renew India equity shares from the conversion of 16,318,729 CCPS.

Schedule 7.03

List of Major Shareholders of Renew Power Private Limited (including Sumant

Sinha and his entities) (Ordinary Shares on Non-diluted basis)

Part A

Name of the shareholder	Company Ordinary Stock as of the date of this Agreement
GS Wyvern Holdings Limited	184,709,600
Canada Pension Plan Investment Board	61,608,099
JERA Power RN B.V.	34,411,682
Abu Dhabi Investment Authority	60,487,804
Wisemore Advisory Private Limited	17,407,651
GEF SACEF India	12,375,767
Cognisa Investments	8,882,053
Sumant Sinha	100

Total	379,882,756

Schedule 7.03

Part B

In accordance with the terms of a pledge agreement dated January 15, 2021, Wisemore and Cognisa Investment have created a Lien (by way of pledge) over 26,289,704 of the Company Ordinary Stock in order to secure the issue of 4,900 redeemable, listed, rated, zero coupon, non-convertible debentures of a nominal value of INR 1,000,000 each, aggregating to not more than INR 4,900,000,000, by Wisemore Advisory Private Limited pursuant to a debenture trust deed dated January 6, 2021 entered into between Wisemore Advisory Private Limited and Axis Trustee Services Limited as the debenture trustee. The said debenture trust deed and pledge agreement also relate to the voting and transfer of the Company Ordinary Stock held by Wisemore Advisory Private Limited and M/s. Cognisa Investment.

There are two pending proceedings under the Indian Income-tax Act, 1961 against Sumant Sinha for demand of INR 62,27,340 and INR 2,97,360..

Schedule 9.12

RENEW POWER GLOBAL LIMITED

2021 Stock Entitlement Program (“Plan”)

Effective Date	The Plan will become effective upon approval at a general meeting of the Company’s stockholders.

Vesting Period and Strike Price

•  Vesting periods and the applicable strike price for the PubCo Stock Entitlement shall be determined in accordance with the table set out in Annexure A:

•  The Board shall also have discretion to accelerate vesting of the PubCo Stock Entitlement in case of termination of employment on account death or permanent disability.

Duration of Plan	The Plan will be effective for a period of upto 10 years following the effective date unless terminated earlier by the Board of Directors of the Company (the “Board”).

Shares Available	12,024,437 Class A Shares.

Types of Awards	The following types of awards will be available for grant under the Plan: Stock Options (which may be Incentive Stock Options or Nonqualified Stock Options); Stock Appreciation Rights (“SARs”); Restricted Stock Awards; Restricted Stock Unit Awards; Other Stock Awards; and Performance Awards.

Administration of the Plan

The Board or the Remuneration Committee of the Board (the “Administrator”) is expected to administer the Plan.

The Administrator may delegate some or all of its powers to a member of the Board, the Chief Executive Officer or other executive officer of the Company.

Repricing	The Administrator shall reduce the exercise price or base price of PubCo Stock Entitlement only with the approval from the Company’s Board and stockholders.

Termination of Employment	Terms relating to the exercise, vesting or cancellation of an award upon termination of employment or service will be determined at the time of grant and included in the award agreement and/or the applicable employment agreement, if any.

Plan Amendment	The Board or, subject to applicable law, the Committee may amend the Plan provided that for material amendments, prior shareholder approval is required and if the amendment is detrimental to the option holder, such amendment shall not be undertaken without the prior written approval of the relevant option holder.

Effect of a Change in Control

As a result of a Change in Control, the Board may provide that:

(1)   some or all outstanding PubCo Stock Entitlement will become exercisable in full or in part, either immediately or upon a subsequent termination of employment;

(2)   the restriction period applicable to some or all outstanding PubCo Stock Entitlement will lapse in full or in part, either immediately or upon a subsequent termination of employment;

(3)   the performance period applicable to some or all outstanding awards will lapse in full or in part or be deemed satisfied at the target, maximum or any other level;

(4)   outstanding awards will be cashed out; and/or

(5)   outstanding awards will be assumed or substituted by the acquiring or successor entity.

The Plan will define “Change in Control” generally as:

(1)   Certain acquisitions by any person, entity or group of 50% or more of the total voting power of the Company;

(2)   A change in the composition of a majority of the Board during any 12-month period by directors whose appointment was not endorsed by the members of the incumbent Board; or

(3)   Certain sales of 50% or more of the Company’s assets.

If, upon a Change of Control, any PubCo Stock Entitlement held by officers of the Company are not assumed by the relevant successor entity as part of the transaction, such PubCo Stock Entitlement shall accelerate and vest immediately.

Governing Law	English law.

Annexure A1

Strike Price($)	No. of Company Stock Options	No. of Company Options with immediate Vesting	No of Unvested Company Stock Options	PubCo Entitlement (assuming a swap ratio of 0.8289)	Vesting Conditions
1.33	9,60,546	9,60,546	—	7,96,197	Immediate vesting
1.75	7,88,809	7,88,809	—	6,53,844	Immediate vesting
2.73	9,93,440	9,89,840	3,600	8,23,463	Quarterly vesting over time period that shall be set out
4.53	93,08,000	34,70,075	58,37,925	77,15,402	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.33	14,00,000	3,75,000	10,25,000	11,60,460	Quarterly vesting over time period
5.33	3,00,000	—	3,00,000	2,48,670	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.53	6,10,700	1,72,123	4,38,578	5,06,210	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.60	1,10,000	—	1,10,000	91,179	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
10.00[2]	35,000	35,000	—	29,012	Immediate vesting

Total	1,45,06,495	67,91,393	77,15,103	1,20,24,437

[1]

Note: The PubCo Stock Entitlement vested and unvested options have been set forth as if the transaction is consumated on the date of execution of the Agreement and shall be updated to reflect the PubCo Stock Entitlement that would immediately vest at Closing and the balance towards unvested

[2]	Note: The PubCo Stock Entitlement at strike price of $10 shall be issued as per the terms of Section 8.09(d) of the Agreement as adjusted for any additional shares held by such holders at Closing

Schedule 10.12(a)

List of Renew stockholders that shall have entered into the Registration Rights, Coordination and Put Option Agreement at Closing

•	GS Wyvern Holdings Limited

•	Canada Pension Plan Investment Board

•	Green Rock B 2014 Limited

•	JERA Power RN B.V.

•	GEF SACEF India

•	Sumant Sinha

•	Wisemore Advisory Private Limited

•	Cognisa Investment

Schedule 10.12(b)

List of Company Stockholders that shall have entered into the PubCo Shareholders Agreement

•	GS Wyvern Holdings Limited

•	Canada Pension Plan Investment Board

•	GEF SACEF India

•	Green Rock B 2014 Limited

•	JERA Power RN B.V.

•	Sumant Sinha

•	Wisemore Advisory Private Limited

•	Cognisa Investment